Preliminary Offering Circular, Dated July 15, 2022

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. TO THE EXTENT NOT ALREADY QUALIFIED UNDER REGULATION A, THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Public Sneaker Collection LLC
6 Harrison Street, 5th Floor
New York, NY 10013
(201) 479-4408; www.public.com

Best Efforts Offering of up to 747,533 Non-Voting Membership Interests

Public Sneaker Collection LLC, a Delaware limited liability company (which we refer to as “we,” “us,” “our,” “our company” or the “company”), is offering (this “offering”), on a best efforts basis, up to $747,533 of our non-voting membership interests (the “interests”), at an offering price of $1.00 per interest.

The purpose of this offering is to issue interests in exchange for assets held by affiliates of our company, such assets serving as in-kind consideration. As described in the plan of distribution set forth herein, this offering will be made solely to affiliated individual series of Otis Gallery LLC (“Gallery”) and Otis Collection LLC (“Collection”; and together with Gallery, our “affiliates”), each a Delaware series limited liability company and affiliates of our company managed by our manager, Otis Wealth, Inc. (the “manager,” “our manager” or “Otis”). Consideration for subscriptions by our affiliates will be in-kind, not cash. Our manager is the managing member of our company and our affiliates. Pursuant to Section 5.01(c) of the limited liability company agreements of Gallery and Collection, our manager is permitted to effectuate the “exchange of any or all of the assets of ... any [s]eries” of Gallery and Collection. In this offering, the affiliates will be exchanging their underlying assets for our interests by subscribing to this offering. It is then intended for these affiliates to wind up under the terms of the limited liability company agreements of such affiliates, and distribute the interests of our company to the holders of record of interests of such affiliates. No person will earn any fees in connection with the offering, and no broker-dealer is involved in the offering. Neither our company nor the affiliates will incur any cost in connection with this offering. Following the closing of the offering, the affiliates will dissolve and distribute the interests to their interest holders in the form of liquidating distributions.

We reserve the right to terminate this offering for any reason at any time prior to the closing. We will close the entire offering at one time. This offering will commence within 48 hours of qualification by the Securities and Exchange Commission (the “Commission”). There is no minimum number of interests or dollar amount that needs to be sold as a condition of the closing of this offering. Because there will be no cash proceeds, we have not engaged an escrow agent for this offering. See “Plan of Distribution and Selling Securityholders” and “Securities Being Offered” for additional information.

Number of Interests	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Us Before Expenses(2)
i

Per Interest:	1	$1.00	$0.00	$1.00
Total	747,533	$747,533	$0.00	$747,533

(1)
Neither the company nor any other affiliated entity involved in the offer and sale of the interests being offered hereby is a member firm of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and no person associated with us will be deemed to be a broker solely by reason of their participation in the sale of interests.

(2)
These amounts equal the value of interests offered to asset sellers in exchange for in-kind consideration. Our company will receive no cash consideration from the sale of interests. These amounts do not include estimated offering expenses in an aggregate amount of approximately $5,500, all of which will be paid by Otis rather than from the net proceeds of this offering.

The interests being offered do not include the right to vote except in certain limited circumstances as required by the company’s operating agreement. See “Securities Being Offered” for additional information.

Our manager may refuse a transfer by an interest holder if such transfer would (i) result in there being 2,000 or more beneficial owners or 500 or more beneficial owners that are not accredited investors (provided that our manager may waive such limitations); (ii) adversely affect our company or subject our company, our manager or any of their affiliates to any additional regulatory or governmental requirements or cause our company to be disqualified as a limited liability company; (iii) subject our company, our manager or any of their affiliates to any tax to which they would not otherwise be subject; (iv) require registration of the interests or our company, our manager or any of their affiliates under any securities laws of the United States, any state thereof or any other jurisdiction; (v) cause the underlying asset to be deemed “plan assets” for purposes of the Employee Retirement Income Security Act of 1974 and regulations thereunder, as amended (“ERISA”); (vi) result in a change of U.S. federal income tax treatment of our company or result in a termination of our company for U.S. federal income tax purposes; or (vii) violate or be inconsistent with any representation or warranty made by the transferor. Furthermore, as our interests are not registered under the Securities Act of 1933, as amended (the “Securities Act”), transfers of our interests may only be effected pursuant to exemptions under the Securities Act and permitted by applicable state securities laws.

Provided that any electronic alternative trading system registered with the Commission and FINRA on Form ATS (an “ATS”) on which interests are listed for trading requires from interest holders such representations and agreements as described in the operating agreement, interests may be transferred via such ATS. Public Holdings, Inc., a Delaware corporation (“Public”), intends to launch an interface on the web- and mobile app-based platform called Public.com (the “Public Platform”) that enables investors to buy and sell their holders via the Public Private Execution Network Alternative Trading System (the “PPEX ATS”) operated by North Capital Private Securities Corporation (“North Capital”). As of the date of this offering circular, the PPEX ATS will be the sole trading platform approved by our manager for secondary transfers of our interests (for the avoidance of doubt, transfers may occur outside of a trading platform). We will notify interest holders of approval of any additional trading platform(s) by sending an email message or a message through the Public Platform, or by posting a message on the Public website.

To obtain approval for any transfer not facilitated by the PPEX ATS, interest holders should contact us by sending us an email message to alts@public.com prior to any voluntary transfer or within 30 days of any involuntary transfer and provide sufficient information to allow our company’s legal counsel to make a determination that the transfer would not result in any of the scenarios described above. For a transfer in the event of death of the interest holder, notice should be given by a duly authorized representative of the estate of such interest holder and include proof of legal authority and valid assignment. See “Securities Being Offered—Transfer Restrictions” for more information.

The following table summarizes the underlying assets to be acquired by the company:

Asset Name	Description	Acquisition Price
Asset 1	2016 Nike MAG Back to the Future sneakers	$63,000
Asset 2	Collection of Nike SB Dunks sneakers	57,725

Asset 3	Collection of 1985 Jordan 1 OG sneakers	97,170
Asset 4	Collection of Nike and Adidas Yeezy sneakers	33,975
Asset 5	Collection of artist collaboration Nike sneakers	33,360
Asset 6	Collection of Nike Air Jordan 1 sneakers	43,255
Asset 7	Nike SB Dunk Low “Freddy Krueger” sneakers	30,000
Asset 8	Collection of Travis Scott collaboration Nike sneakers	52,993
Asset 9	Collection of 1985 Nike Air Jordan I sneakers	85,000
Asset 10	Collection of streetwear collaboration Nike sneakers	57,678
Asset 11	Collection of Nike Air Jordan sneakers	23,832
Asset 12	Collection of Nike Air Max sneakers	36,003
Asset 13	Dior collaboration Nike Air Jordan 1 Low sneakers	6,825
Asset 14	Collection of Nike Air Jordan sneakers known as “Kobe 3/ 8 PE Pack”	15,791
Asset 15	Futura collaboration Nike SB Dunk High “FLOM” sneakers	56,139
Asset 16	Collection of all three original Nike Air Yeezy 1’s	13,186
Asset 17	Nike x Off White: “The Ten” collection	16,601
Asset 18	1985 Nike Air Jordan 1 “Red Metallic” sneakers	15,000
Asset 19	Jay-Z collaboration Nike Air Force 1 “All Black Everything” for HOV Charity “France” sneakers	$10,000

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this offering circular and future filings after this offering.

An investment in our interests involves a high degree of risk. See “Risk Factors” for a description of some of the risks that should be considered before investing in our interests.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF ANY OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

We are offering to sell, and seeking offers to buy, our interests only in THE STATE OF NEW YORK. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our interests. Neither the delivery of this offering circular nor any sale or delivery of our interests shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

This offering circular is following the offering circular format described in Part II (a)(1)(i) of Form 1-A.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this offering circular includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, our manager, Public and the Public Platform; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our manager’s expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this offering circular are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither we nor our manager can guarantee future performance, or that future developments affecting our company, our manager, Public or the Public Platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and/or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
v

SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this offering circular. You should read the entire offering circular and carefully consider, among other things, the matters set forth in the section captioned “Risk Factors.” You are encouraged to seek the advice of your attorney, tax consultant and business advisor with respect to the legal, tax and business aspects of an investment in our interests. All references in this offering circular to “$” or “dollars” are to United States dollars.

The Company

Overview

Our company is a limited liability company formed on May 20, 2022 pursuant to the Delaware Limited Liability Company Act, or the LLC Act. Our manager has received feedback from numerous persons who have been investors in affiliated entities of the company, who desired their interests to be diversified with other like assets, rather than being a single asset or small collection of assets held by a series of a series limited liability company. As such, pursuant to the powers granted to our manager, our company will acquire the assets of affiliated companies to provide a diversified pool of assets to investors.

Our manager believes that alternative assets have been a cornerstone of wealth accumulation. However, barriers are high, and quality access has been limited to a tiny fraction of the global economy. We believe that those who do have access to top-quality alternative investments are faced with a lack of transparency, operational overhead and high minimums and fees from established gatekeepers. The costs for investing in this asset class are high and transaction volumes are low, with few options for liquidity, resulting in longer holding periods. As a result, the opportunity to build wealth remains inaccessible.

This offering is part of the proposed solution to this problem. Public is creating a platform to invest in NFTs, art, collectibles and more, through one or more affiliated issuers, alongside traditional equities and crypto. The goal is to unlock every type of alternative asset and give investors true uncorrelated diversification in a modern portfolio. For the avoidance of doubt, investors in this offering are not purchasing securities offered by Public and will have no interest in the activities or business of any entity other than our company by virtue of participating in this offering.

Our strategy is to acquire the underlying assets, hold such assets for an indefinite period of time and then sell such assets at a premium over our acquisition price so that investors in our company can make a return on their investment. Additionally, interest holders may be able to realize a return on their investment by selling their interests on the secondary market, if an active market for our interests develops.

The Underlying Assets

In exchange for our non-voting membership interests, our company will purchase a collection of sneakers from our affiliates, which we refer to collectively as the underlying assets. The following table summarizes the underlying assets. “The Underlying Assets—The Underlying Assets” for additional information.

Asset Name	Description	Acquisition Price
Asset 1	2016 Nike MAG Back to the Future sneakers	$63,000
Asset 2	Collection of Nike SB Dunks sneakers	57,725
Asset 3	Collection of 1985 Jordan 1 OG sneakers	97,170
Asset 4	Collection of Nike and Adidas Yeezy sneakers	33,975
Asset 5	Collection of artist collaboration Nike sneakers	33,360
Asset 6	Collection of Nike Air Jordan 1 sneakers	43,255
Asset 7	Nike SB Dunk Low “Freddy Krueger” sneakers	30,000
Asset 8	Collection of Travis Scott collaboration Nike sneakers	52,993
Asset 9	Collection of 1985 Nike Air Jordan I sneakers	85,000
Asset 10	Collection of streetwear collaboration Nike sneakers	57,678

Asset 11	Collection of Nike Air Jordan sneakers	23,832
Asset 12	Collection of Nike Air Max sneakers	36,003
Asset 13	Dior collaboration Nike Air Jordan 1 Low sneakers	6,825
Asset 14	Collection of Nike Air Jordan sneakers known as “Kobe 3/ 8 PE Pack”	15,791
Asset 15	Futura collaboration Nike SB Dunk High “FLOM” sneakers	56,139
Asset 16	Collection of all three original Nike Air Yeezy 1’s	13,186
Asset 17	Nike x Off White: “The Ten” collection	16,601
Asset 18	1985 Nike Air Jordan 1 “Red Metallic” sneakers	15,000
Asset 19	Jay-Z collaboration Nike Air Force 1 “All Black Everything” for HOV Charity “France” sneakers	$10,000

Manager

Otis Wealth, Inc. is the manager of our company. Our manager is a wholly owned subsidiary of Public. Public owns and operates the Public Platform.

Investment Committee

Our manager assembled an investment committee (which we refer to as the Investment Committee), comprised of employees of Public People LLC (which we refer to as Public People), a wholly owned subsidiary of Public, acting on behalf of Public, to assist our manager in evaluating the underlying assets prior to the purchase (including reviewing due diligence materials) and managing the underlying assets and to advise our manager on certain other matters associated with our business. The members of the Investment Committee are not and will not be managers or officers of our company and will not have any fiduciary or other duties to the interest holders of the company.

The Offering

Interests Offered	Up to 747,533 interests, on a “best efforts” basis for up to $747,533 of gross in-kind proceeds. Purchasers of the interests will become members of the company.

Offering Price per Interest	$1.00 per interest.

Number of Interests Outstanding Before the Offering	As of the date hereof, one hundred percent (100%) of the interests outstanding, one (1) interest, are held by our manager.

Operating Agreement	Our limited liability company agreement, dated May 20, 2022, as amended from time to time (which we refer to as the operating agreement), created one class of membership interests of the company in the form of the interests. By participating in this offering, investors will become party to the operating agreement.

Number of Interests Outstanding After the Offering	747,534 interests.

Investment Amounts	Our affiliates will invest amounts that correspond to the value of the underlying assets of such affiliates. See “Plan of Distribution and Selling Securityholders” for additional information.

Subscription Procedures	After the qualification by the Commission of the offering statement of which this offering circular is a part, this offering will be conducted via email, and investors will receive, review, execute and deliver subscription agreements electronically. For additional information, see “Plan of Distribution – Subscription Procedures.”

Investment Amount Restrictions	Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, you are encouraged to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, you are encouraged to refer to www.investor.gov.

No Voting Rights	The interests have no voting rights other than to vote, as a single class, to remove and replace the manager for “cause” following a final judgment of fraud by our manager. Any member that beneficially owns 10% or more of the interests (excluding shares beneficially owned by Otis) may irrevocably limit or eliminate its voting rights pursuant to our Operating Agreement.

Risk Factors	Investing in the interests involves risks. See the section entitled “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in the interests.

Use of Proceeds	We expect to receive gross in-kind proceeds from this offering of up to $747,533. Otis will pay all expenses of this offering, including fees and expenses associated with qualification of this offering under Regulation A. Therefore, the gross proceeds from this offering will equal the net proceeds from this offering. The proceeds from the closing of this offering will be the underlying assets.

Closing	The company will close the entire offering at one time. Investors will be notified by email message. As the offering proceeds, the underlying assets will be owned by the company following the closing of this offering.

Termination of the Offering	We reserve the right to terminate this offering for any reason at any time prior to the initial closing.

Transfer Restrictions and Secondary Trading	Our manager may refuse a transfer by an interest holder if such transfer would (i) result in there being 2,000 or more beneficial owners or 500 or more beneficial owners that are not accredited investors (provided that our manager may waive such limitations); (ii) adversely affect our company or subject our company, our manager or any of their affiliates to any additional regulatory or governmental requirements or cause our company to be disqualified as a limited liability company; (iii) subject our company, our manager or any of their affiliates to any tax to which they would not otherwise be subject; (iv) require registration of the interests or our company, our manager or any of their affiliates under any securities laws of the United States, any state thereof or any other jurisdiction; (v) cause the underlying asset to be deemed “plan assets” for purposes of ERISA; (vi) result in a change of U.S. federal income tax treatment of our company or result in a termination of our company for U.S. federal income tax purposes; or (vii) violate or be inconsistent with any representation or warranty made by the transferor. Furthermore, as our interests are not registered under the Securities Act, transfers of our interests may only be effected pursuant to exemptions under the Securities Act and permitted by applicable state securities laws.

Provided that any ATS on which interests are listed for trading requires from interest holders such representations and agreements as described in the operating agreement, interests may be transferred via such ATS. Public intends to launch an interface on the Public Platform that enables investors to buy and sell their holders via the PPEX ATS operated by North Capital. As of the date of this offering circular, the PPEX ATS will be the sole trading platform approved by our manager for secondary transfers of our interests (for the avoidance of doubt, transfers may occur outside of a trading platform). We will notify interest holders of approval of any additional trading platform(s) by sending an email message or a message through the Public Platform, or by posting a message on the Public website.

To obtain approval for any transfer not facilitated by the PPEX ATS, interest holders should contact us by sending us an email message to alts@public.com prior to any voluntary transfer or within 30 days of any involuntary transfer and provide sufficient information to allow our company’s legal counsel to make a determination that the transfer would not result in any of the scenarios described above. For a transfer in the event of death of the interest holder, notice should be given by a duly authorized representative of the estate of such interest holder and include proof of legal authority and valid assignment.

See “Securities Being Offered—Transfer Restrictions” for more information.

Distributions	There will be no distributions, unless and until there is a sale of the underlying assets, at which point we plan to pay a liquidating distribution. There can be no assurance as to the timing of a liquidating distribution or that we will pay a liquidating distribution at all.

DETERMINATION OF OFFERING PRICE

The offering size equals the aggregate purchase price that Otis anticipates paying for the underlying assets, $747,533. The initial price per interest was determined by Otis and is calculated by dividing (a) this offering size by (b) 747,533, which is the maximum number of interests that will be sold in this offering.

The asset sellers, affiliates of our company, establish the prices that our company anticipates paying for the underlying assets, and the prices were not determined on an arms-length basis. Where the price exceeds that paid by our affiliates to initially acquire the assets, there is an inherent conflict of interest as the affiliates attempt to maximize the amounts paid for the assets. Thus, the offering size is the result of a conflict of interest.

RISK FACTORS

The interests offered hereby are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. There can be no assurance that our investment objectives will be achieved or that a secondary market would ever develop for our interests, whether via the Public Platform, via third-party registered broker-dealers or otherwise. The risks described in this section should not be considered an exhaustive list of the risks that prospective investors should consider before investing in our interests. Prospective investors should obtain their own legal and tax advice prior to making an investment in our interests and should be aware that an investment in our interests may be exposed to other risks of an exceptional nature from time to time. The following considerations are among those that should be carefully evaluated before making an investment in our interests.

Risks Related to the Structure, Operation and Performance of our Company

Our company was recently formed, has no track record and no operating history from which you can evaluate our company or this investment.

Our company was recently formed, has not generated any revenues and has no operating history upon which prospective investors may evaluate their performance. No guarantee can be given that our company will achieve its investment objectives, the value of the underlying assets will increase or the underlying assets will be successfully monetized.

We do not expect to generate any material amount of revenues and rely on our manager to fund our operations.

We do not expect to generate any material amount of revenues or cash flow. No profits can be realized by our investors unless the underlying assets are sold for more than we acquire them and there are sufficient funds to effectuate a distribution, or the investors sell their interests. Accordingly, we will be completely reliant on Otis to fund our operations.

The underlying assets may be sold at a loss or at a price that results in a distribution that is below the purchase price of the interests, or no distribution at all.

Any sale of the underlying assets could be effected at an inopportune time, at a loss and or at a price that would result in a distribution of cash that is less than the price paid by investors to purchase our interests. We intend to hold the underlying assets for an extended period of time and may choose to sell the underlying assets opportunistically if market conditions are favorable, which we believe is necessary to achieve optimal returns. Although the value of the underlying assets may decline in the future, we have no current intention nor economic incentive to sell the underlying assets at a loss. In the future, we may elect to do so if we determine that such a transaction would be necessary to satisfy our fiduciary obligations to our members. Lastly, circumstances may arise that may compel us to sell the underlying assets at an inopportune time and potentially at a loss, such as if we face litigation, regulatory challenges or if Otis ceases to exist. Investors should be prepared to hold their interests for an indefinite period of time, as there can be no assurance that the interests can ever be resold or that the underlying assets can ever be sold or that any sale would occur at a price that would result in a distribution of more than the initial purchase price per interest.

The timing and potential price of a sale or sales of the underlying assets are impossible to predict, so investors need to be prepared to own the interests for an uncertain or even indefinite period of time.

We intend to hold the underlying assets for an indefinite period, although the underlying assets will be perpetually available for sale following this offering and we will evaluate any reasonable third party offers to acquire the underlying assets. In addition, the occurrence of certain events may compel us to sell the underlying assets. Accordingly, a risk of investing in the interests is the unpredictability of the timing of a sale or sales of the underlying assets and the unpredictability of funds being available for cash distributions, and investors should be prepared for both the possibility they will not receive a cash distribution for many years, if ever, and the contrary possibility that they may receive a cash distribution at any time following the completion of this offering. An investment in the interests is unsuitable for investors that are not prepared to hold their interests for an indefinite period of time, as there can be no assurance that the interests can ever be resold or that the underlying assets can be sold within any specific timeframe, or at all.

Our success depends in large part upon our manager and its ability to execute our business plan.

The successful operation of our company is in part dependent on the ability of our manager and asset manager to manage the underlying assets. As our manager has only been in existence since October 2018, it has limited operating history that would evidence its ability to manage and utilize the underlying assets.

The success of our company will be highly dependent on the expertise and performance of our manager and its team, its expert network and other investment professionals (which include third-party experts) to manage the underlying assets. There can be no assurance that these individuals will continue to be associated with our manager or asset manager. The loss of the services of one or more of these individuals could have a material adverse effect on the underlying assets, in particular, its ongoing management and use to support the investment of holders of interests.

Potential breach of the security measures of the Public Platform could have a material adverse effect on our company and the value of your investment.

The highly automated nature of the Public Platform through which potential investors acquire or transfer interests may make it an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. The Public Platform processes certain confidential information about investors. While we intend to take commercially reasonable measures to protect our confidential information and maintain appropriate cybersecurity, the security measures of the Public Platform, our company, our manager, Public or our service providers could be breached. Any accidental or willful security breaches or other unauthorized access to the Public Platform could cause confidential information to be stolen and used for criminal purposes or have other harmful effects. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity, or loss of the proprietary nature of our manager’s and our company’s trade secrets. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in the Public Platform software are exposed and exploited, the relationships between our company, investors and users could be severely damaged, and our company, our manager or Public could incur significant liability or have their attention significantly diverted from utilization of the underlying assets, which could have a material negative impact on the value of the interests or the potential for distributions to be made on the interests.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we, the third-party hosting used by the Public Platform and other third-party service providers may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause investors or service providers within the industry, including insurance companies, to lose confidence in the effectiveness of the secure nature of the Public Platform. Any security breach, whether actual or perceived, would harm our reputation and the Public Platform, and we could lose investors and service providers. This would impair our ability to achieve our objectives.

The Public Platform is highly technical and may be at risk of malfunctioning.

The Public Platform is a complex system with components and highly complex software, and our business is dependent upon Public’s ability to prevent system interruptions to operation of the Public Platform. The Public Platform software may now, or in the future, contain undetected errors, bugs or vulnerabilities, which may only be discovered after the code has been released or may never be discovered. Problems with or limitations of the software, misconfigurations of the systems or unintended interactions between systems may cause downtime that would impact the availability of the Public Platform. The Public Platform relies on third-party datacenters for operation. If such datacenters fail, users of the Public Platform may experience downtime. Any errors, bugs, vulnerabilities or sustained or repeated outages could reduce the attractiveness of the Public Platform to investors, cause a negative experience for investors or result in negative publicity and unfavorable media coverage, damage to our reputation, loss of Public Platform users, loss of revenue, liability for damages, regulatory inquiries or other proceedings, any of which could adversely affect our business and financial results.

Non-compliance with regulations may result in the abrupt cessation of business operations, rescission of any contracts entered into, an early termination of any interests sold or, if we were deemed to be subject to the Investment Advisers Act of 1940, as amended, or the Investment Advisers Act, the liquidation and winding up of any interests sold.

If a regulatory authority determines that our manager, which is not a registered broker-dealer under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any state securities laws, has itself engaged in brokerage activities, our manager may need to stop operating, and therefore, we will not have an entity managing the underlying assets. In addition, if our manager is required to register as a broker-dealer, there is a risk that any interests offered and sold while our manager was not registered may be subject to a right of rescission, which may result in the early termination of the company.

Furthermore, we are not registered and will not be registered as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act, and neither our manager nor our asset manager is or will be registered as an investment adviser under the Investment Advisers Act, and thus the interests do not have the benefit of the protections of the Investment Company Act or the Investment Advisers Act. We and our manager have taken the position that the underlying assets are not “securities” within the meaning of the of the Investment Company Act or the Investment Advisers Act, and thus our assets will be comprised of less than 40% investment securities under the Investment Company Act, and our manager and our asset manager will not be advising with respect to securities under the Investment Advisers Act. This position, however, is based upon applicable case law that is inherently subject to judgments and interpretation. If we were to be required to register under the Investment Company Act or our manager were to be required to register under the Investment Advisers Act, it could have a material adverse impact on the results of operations and expenses of the company, and our manager may be forced to liquidate and wind up the company or rescind this offering.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer under Regulation A, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

Unpredictable and/or uncontrollable events, such as the COVID-19 outbreak, could adversely affect our business.

Our business could be subject to unpredictable and uncontrollable events, such as earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics or pandemics, such as the COVID-19 outbreak, and other natural or manmade disasters or business interruptions. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. The risk, or public perception of the risk, of a pandemic, or media coverage of infectious diseases, could adversely affect the value of the underlying assets and the financial condition of our investors or prospective investors, resulting in reduced demand for this offering and alternative asset classes generally. Moreover, an epidemic, pandemic, outbreak or other public health crisis, such as COVID-19, could adversely affect employees of Public, on which our manager relies to manage the logistics of our business. “Shelter-in-place” or other such orders by governmental entities could also disrupt our operations if employees of Public who cannot perform their responsibilities from home are not able to report to work or carry out necessary actions related to the logistics of our business. Risks related to an epidemic, pandemic or other health crisis, such as COVID-19, could also lead to the complete or partial closure of one or more of our facilities or the storage facility in which we lease space, which could prevent us from accessing the underlying assets.

We could be exposed to losses and/or reputational harm as a result of various claims and lawsuits incidental to the ordinary course of our business.

We may become involved in various legal proceedings, lawsuits and other claims incidental to the ordinary course of our business. We are required to assess the likelihood of any adverse judgments or outcomes in these matters, as well as potential ranges of probable or reasonably possible losses. A determination of the amount of losses, if any, to be recorded or disclosed as a result of these contingencies will be based on a careful analysis of each individual exposure with, in some cases, the assistance of outside legal counsel. The amount of losses recorded or disclosed for such contingencies may change in the future due to new developments in each matter or a change in settlement strategy.

Risks Related to the Collectibles Industry

If there is a downturn in the collectibles industry or the economy in general, then the value of the underlying assets is likely to decrease.

Given the concentrated nature of the underlying assets, any industry downturn is likely to impact the value of the underlying assets, and consequently the value of the interests. Furthermore, as the underlying assets are collectible items, the value may be impacted if an economic downturn occurs and there is less disposable income for individuals to invest in similar assets. In the event of a downturn in the industry, the value of the underlying assets is likely to decrease.

The global economy and financial markets and political conditions of various countries can adversely affect the supply of and demand for collectibles, and unpredictable and/or uncontrollable events, such as the COVID-19 outbreak, may cause a disruption in the collectibles industry.

The collectibles industry may be influenced by the overall strength and stability of the global economy and financial markets of various countries, although any correlation may not be immediately evident. In addition, global political conditions and world events may affect our business through their effect on the economies of various countries, as well as on the willingness of potential buyers to purchase collectibles in the wake of economic uncertainty. Accordingly, weakness in the global economy and financial markets of various countries may cause a downturn in the collectibles industry, which is likely to impact the value of the underlying assets, and consequently the value of the interests.

The COVID-19 outbreak has caused unprecedented levels of global uncertainty and may impact the value of art and other collectables. We expect the COVID-19 outbreak will result in low transaction volume until confidence in the global economy is restored. The extent and duration of this disruption cannot be accurately estimated, and the collectibles industry may take a significant amount of time to recover.

The volatility in prices for art and other collectibles may result in downward price pressure and adversely affect our objectives.

Volatility of demand for luxury goods as evidenced by the S&P Global Luxury index, in particular high value collectibles, may adversely affect the company’s ability to achieve its investment purpose. The collectibles market has been subject to volatility in demand in recent periods. Demand for high value collectibles depends to a large extent on general, economic, political and social conditions in a given market as well as the tastes of the collector or art enthusiast community resulting in changes in the types of collectibles that are most sought after. Volatility in demand may lead to volatility in the value of collectibles, which may result in further downward price pressure and adversely affect our ability to achieve our objective of monetizing the underlying assets.

Collectibles are hard to value, and any valuations obtained are not guarantees of realizable price.

As explained in the “Description of Business,” collectibles are difficult to value. Valuation of the underlying assets will be based upon the subjective approach taken by the members of our manager’s expert network, valuation experts appointed by the asset sellers or other data provided by third parties (e.g., auction results and previous sales history). Our manager sources data from reputable valuation providers in the industry; however, it may rely on the accuracy of the underlying data without any means of detailed verification. Consequently, valuations may be uncertain.

The value of the underlying assets can go down as well as up. Valuations are not guarantees of realizable price and do not necessarily represent the price at which our interests may be sold, and the value of the underlying assets may be materially affected by a number of factors outside of our control, including any volatility in the economic markets and the condition of the underlying assets.

Our manager relies on third-party assessments of the market for the types of assets to be acquired, or the value of the specific assets. None of these assessments have been prepared in connection with this offering circular.

Included in this offering circular are references to reports and assessments created by third parties which our manager has relied upon for determining the potential market and current value of particular assets. We have not independently verified the information contained in those reports and assessments, and none were prepared in connection with this offering circular. The references should not be taken as an endorsement of our offering by those third parties.

Risks Related to the Underlying Assets

Potential loss of or damage to the underlying assets could adversely impact the value of the underlying assets.

The underlying assets may be lost or damaged by causes beyond our reasonable control when in storage or on display. Any damage to the underlying assets could adversely impact the value of the underlying assets or adversely increase the liabilities of the company. Although we intend for the underlying assets to be insured at replacement cost (subject to policy terms and conditions), in the event of any claims against such insurance policies, there can be no guarantee that any losses or costs will be reimbursed, that the underlying assets can be replaced on a like-for-like basis or that any insurance proceeds would be sufficient to pay the full market value (after paying for any outstanding liabilities). In the event that damage is caused to the underlying assets, this will impact the value of the underlying assets, and the company, as well as the likelihood of any distributions being made by us to the investors.

Restoration or repair of the underlying assets may result in a decrease in the value of the underlying assets.

Although we do not intend to undertake restoration or repair of the underlying assets, there may be situations in the future that we are required to do so (e.g., due to natural wear and tear and through use or display of the underlying assets). Where we do so, we will be dependent on the performance of third-party contractors and subcontractors and may be exposed to the risks that a project will not be completed within budget, within the agreed timeframe or to the agreed specifications. While we will seek to mitigate our exposure by negotiating appropriate contracts, including appropriate warranty protection, any failure on the part of a contractor to perform its obligations could adversely impact the value of the underlying assets and, therefore, the value of the company.

In addition, the successful restoration or repair of the underlying assets may be dependent on sourcing replacement original and authentic paint or parts. Original paint or parts are rare and in high demand and, therefore, at risk of being imitated. There is no guarantee that any paint or parts sourced for the underlying assets will be authentic (e.g., not a counterfeit). If such paint or parts cannot be sourced or those paints or parts that are sourced are not authentic, the value of the underlying assets and the company may be materially adversely affected. Furthermore, if the underlying assets are damaged, we may be unable to source original and authentic paint or parts for the underlying assets, and the use of non-original and authentic paint or parts may decrease the value of the underlying assets.

Insurance may not cover all losses, which may result in an operating loss and likelihood that distributions will not be made by us.

Insurance of the underlying assets may not cover all losses. There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, environmental considerations and other factors, including terrorism or acts of war, also might make insurance proceeds insufficient to repair or replace an asset if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to any affected underlying asset. Furthermore, Otis would bear the expense of the payment of any deductible. Any uninsured loss could result in both loss of cash flow from and the value of the affected underlying asset and, consequently, the company.

We may be associated with third-party liability and exposed to reputational harm as a result of wrongful actions by certain third parties.

The company will assume all of the ownership risks attached to the underlying assets, including third-party liability risks. Therefore, the company may be liable to a third party for any loss or damages incurred by it in connection with the underlying assets. This would be a loss to our company and, therefore, deductible from any income or capital proceeds payable from the underlying assets, in turn adversely affecting the value of the company and the likelihood of any distributions being made by us.

Any harm to the brand of the manufacturer may adversely impact the value of the underlying assets.

The demand for the underlying assets and, therefore, the company may be influenced by the general perception of the manufacturer of the underlying assets. In addition, the manufacturer’s business practices may result in the image and value of collectibles produced by such manufacturer being damaged. This in turn may have a negative impact on the value of the underlying assets made by such manufacturer and, consequently, the value of the interests of the company.

The value of the underlying assets may depend on a prior owner or association and, therefore, may be out of our control.

The value of the underlying assets may be connected with its prior ownership by, or association with, a certain person or group or in connection with certain pop culture events or films. In the event that such person or group loses public affection, then this may adversely impact the value of the underlying assets and, therefore, the company.

Title or authenticity claims on the underlying assets may diminish value of the underlying assets.

There is no guarantee that the underlying assets will be free of any claims regarding title and authenticity (e.g., counterfeit or previously stolen), or that such claims may arise after acquisition of the underlying assets. We may not have complete ownership history or restoration and repair records for the underlying assets. In the event of a title or authenticity claim against us, we may not have recourse against the asset sellers or the benefit of insurance, and the value of the underlying assets and the company may be diminished.

Forced sale of the underlying assets at a lower value than when the underlying assets were first acquired may diminish the value of the company.

We may be forced to sell the underlying assets (e.g., upon the bankruptcy of our manager), and such a sale may occur at an inopportune time or at a lower value than when the underlying assets were first acquired or at a lower price than the aggregate of costs to purchase the underlying assets. In such circumstances, the capital proceeds obtained for the underlying assets and, therefore, the return available to investors may be lower than could have been obtained if the underlying assets continued to be held by us and sold at a later date.

If we are unable to liquidate the underlying assets at a time when we desire to do so or at all, investors may not receive any return on their investment and may lose their entire investment.

Our strategy is to acquire the underlying assets, hold such assets for an indefinite period of time and then sell such assets at a premium over our acquisition price so that investors in our company can make a return on their investment. If we are unable to liquidate an asset at a time when we desire to do so or at all, investors may not receive any return on their investment and may lose their entire investment.

Risks Related to Potential Conflicts of Interest

Our operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our manager.

Our operating agreement provides that our manager, in exercising its rights in its capacity as manager, will be entitled to consider only such interests and factors as it desires, including its own interests; will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our investors; and will not be subject to any different standards imposed by our operating agreement, the LLC Act or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law.

We do not have a conflicts of interest policy.

Our company, our manager, Public and their affiliates will try to balance our interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than our company, these actions could have a negative impact on our financial performance and, consequently, on distributions to investors and the value of the interests of the company. We have not adopted, and do not intend to adopt in the future, either a conflicts of interest policy or a conflicts resolution policy.

Conflicts may exist among our manager, our asset manager, Public and their respective employees or affiliates.

Our manager, our asset manager and Public will engage with, on behalf of our company, a number of brokers, dealers, asset sellers, insurance companies, storage and maintenance providers and other service providers and thus may receive in-kind discounts, for example, free shipping or servicing. In such circumstances, it is likely that these in-kind discounts may be retained for the benefit of our manager, our asset manager or Public and not our company. Our manager, our asset manager or Public may be incentivized to choose a broker, dealer or asset sellers based on the benefits they are to receive rather than the investor’s opinion of which is best for the company.

There may be conflicts related to potential future brokerage activity.

Our affiliate, Open to the Public, Inc., which we refer to as OTTP, is a broker-dealer registered with the Commission and FINRA as a broker-dealer and may facilitate liquidity in our interests via the Public Platform. OTTP may be entitled to receive fees based on volume of trading and volatility of the interests. Although an increased volume of trading and volatility will benefit investors as it will assist in creating a market for those wishing to transfer their interests, there is the potential that there is a divergence of interests between OTTP and investors; for instance, if the underlying assets do not appreciate in value, this will impact the price of the interests but may not adversely affect the profitability related to the brokerage activities of OTTP (i.e., OTTP would collect brokerage fees whether the price of the underlying assets increases or decreases).

There may be conflicting interests among our manager, our asset manager, Public and investors.

Our manager will determine whether or not to liquidate underlying assets, should an offer or offers to acquire the underlying assets be received. As OTTP may receive fees on the trading volume in the interests connected with the underlying assets, they may encourage our manager to not realize such underlying assets even though investors may prefer to receive the gains from any appreciation in value of such underlying assets. Furthermore, when determining to liquidate the underlying assets, our manager will do so considering all of the circumstances at the time, which may include obtaining a price for the underlying assets that is in the best interests of a substantial majority but not all of the investors.

The use of the underlying assets at revenue-generating events or in leasing opportunities could increase the risk of the underlying assets getting damaged and could impact the value of the underlying assets. Our manager may therefore be conflicted when determining whether to use the underlying assets at revenue-generating events or in leasing opportunities to generate revenue or limit the potential of damage being caused to it. Our manager is the asset manager for multiple assets and may be incentivized to utilize one or more assets over the underlying assets to help popularize the Public Platform, which means of utilization may not generate as much immediate returns as other potential utilization methods.

Our manager has the ability to unilaterally amend the operating agreement. As our manager is party, or subject, to these documents, it may be incentivized to amend them in a manner that is beneficial to it as manager of our company or may amend it in a way that is not beneficial for all investors. In addition, the operating agreement seeks to limit the fiduciary duties that our manager owes to its investors. Therefore, our manager is permitted to act in its own best interests rather than the best interests of the investors. See “Securities Being Offered” for more information.

Conflicts may exist between legal counsel, our company, our manager, Public and its affiliates.

Legal counsel may, in the future, render services to us or other related parties with respect to activities relating to our company as well as other unrelated activities. Legal counsel is not representing any prospective investors in connection with this offering and will not be representing interest holders of our company, although the prospective investors may rely on the opinion of legal counsel with respect to the validity of the securities, which is filed as Exhibit 12.1 to the offering statement of which this offering circular forms a part. Prospective investors are advised to consult their own independent counsel with respect to the other legal and tax implications of an investment in our interests.
The asset sellers (who are affiliates of our company and our manager) set the prices at which the underlying assets are sold to the company, and those prices were not based upon arms-length negotiations and may not fully reflect the value of the underlying assets, which often are difficult to determine.
The asset sellers, affiliates of our company, establish the prices that our company pays for the underlying assets. Although our company and our manager intend to endeavor to determine the appropriate market price for each asset being acquired (and therefore the basis for the value of the company), these prices are often difficult to determine. The asset sellers are affiliates of our company, and the prices were not determined on an arms-length basis. Where the price exceeds that paid by our affiliates to initially acquire the assets, there is an inherent conflict of interest as the affiliates attempt to maximize the amounts paid for the assets.

Risks Related to the Offering and Ownership of our Interests

The offering size, and thus the current value of the company, is the result of a conflict of interest.

Where the prices that our company anticipates paying for the underlying assets exceed those paid by our affiliates to initially acquire the assets, there is an inherent conflict of interest as the affiliates attempt to maximize the amounts paid for the assets. The aggregate amount of such prices equal the offering size. Thus, the offering size, and thus the current value of the company, is the result of a conflict of interest.

There can be no assurance that an active trading market will develop.

An active trading market for our interests may not develop or be sustained. If an active public trading market for our interests does not develop or is not sustained, it may be difficult or impossible for you to resell your interests at any price. Even if an active market does develop, the market price could decline below the amount you paid for your interests.

If an active market ever develops for our interests, the market price and trading volume may be volatile.

If the market develops for our interests, the market price of our interests could fluctuate significantly for many reasons, including reasons unrelated to our performance, such as reports by industry analysts, investor perceptions or announcements by our competitors regarding their own performance, as well as general economic and industry conditions.

There may be state law restrictions on an investor’s ability to sell interests, making it difficult to transfer, sell or otherwise dispose of our interests.

Each state has its own securities laws, often called “blue sky” laws, which limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and govern the reporting requirements for broker-dealers and stockbrokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether the interests being offered under this offering circular will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our interests. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our interests. Investors should consider the resale market for our interests to be limited. Investors may be unable to resell their interests, or they may be unable to resell them without the significant expense of state registration or qualification.

Investors lack voting rights, and our manager may take actions that are not in the best interests of investors.

Our manager has a unilateral ability to amend the operating agreement in certain circumstances without the consent of the investors, and investors only have limited voting rights. Investors will therefore be subject to any amendments our manager makes (if any) to the operating agreement and also any decision it makes in respect of our company which the investors do not get a right to vote upon. Investors may not necessarily agree with such amendments or decisions, and such amendments or decisions may not be in the best interests of all of the investors as a whole but only a limited number.

Furthermore, our manager can only be removed as manager of our company in a very limited circumstance, following a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with our company. Investors would therefore not be able to remove our manager merely because they did not agree, for example, with how our manager was managing the underlying assets.

Upon qualification by the Commission of the offering statement of which this offering circular is a part, we will be subject to ongoing public reporting requirements that are less rigorous than rules for more mature public companies, and our investors receive less information.

Upon qualification by the Commission of the offering statement of which this offering circular is a part, we will be required to report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for public companies reporting under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of our fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of our fiscal year.

We also may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our interests that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and investors could receive less information than they might expect to receive from more mature public companies.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under our operating agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the operating agreement.

Investors in this offering will be bound by our operating agreement, which establishes the rights of members and rules for governance of our company. Under Section 15.08 of our operating agreement, investors waive the right to a jury trial of any claim they may have against our company arising out of or relating to the operating agreement, or the action of becoming an interest holder in the company. This includes legal actions that include claims based on federal securities law. By subscribing to this offering, the investor agrees to adhere to the operating agreement, and knowingly and voluntarily waives the investor’s jury trial rights.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which govern the operating agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the operating agreement. You should consult legal counsel regarding the jury waiver provision before investing in this offering.

If you bring a claim against our company in connection with matters arising under the operating agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against our company. If a lawsuit is brought against our company under the operating agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the operating agreement with a jury trial. No condition, stipulation or provision of the operating agreement serves as a waiver by any member or by our company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the subscription agreement.

To participate in this offering, investors must execute the subscription agreement. Under Section 7 of the subscription agreement, investors waive the right to a jury trial of any claim they may have against our company arising out of or relating to the subscription agreement or any action taken in connection with the negotiation, administration, performance or enforcement of the subscription agreement. This includes legal actions that include claims based on federal securities law. By subscribing to this offering and executing the subscription agreement, the investor knowingly and voluntarily waives the investor’s jury trial rights.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which govern the subscription agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before investing in this offering.

If you bring a claim against our company in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against our company. If a lawsuit is brought against our company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any member or by our company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

Our operating agreement has a forum selection provision that requires that certain disputes be resolved in the Court of Chancery of the State of Delaware, regardless of convenience or cost to interest holders.

Under Section 15.08 of our operating agreement, interest holders are required to resolve disputes related to the governance of our company in the Court of Chancery located in the State of Delaware. The forum selection provision applies to any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with our operating agreement, or the transactions authorized by the agreement, including that of the admission of interest holders.

Our operating agreement further provides that, should the Court of Chancery in the State of Delaware not have jurisdiction over the matter, the suit, action or proceeding may be brought in the appropriate federal or state court located in the State of Delaware. We intend for his forum selection provision to also apply to claims brought under federal securities law. Our company acknowledges that, for claims arising under the Exchange Act, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, requiring such matters to be heard in federal court. In contrast, Section 22 of the Securities Act provides for concurrent jurisdiction between federal and state courts for matters arising under the Securities Act.

The forum selection provision in our operating agreement may limit interest holders’ ability to obtain a favorable judicial forum for disputes with us or our manager, employees or agents, which may discourage lawsuits against us and such persons. The requirement that any action be heard in a competent court in the State of Delaware may also create additional expense for any person contemplating an action against our company, or limit the access to information to undertake such an action, further discouraging lawsuits.

It is also possible that, notwithstanding the forum selection clause included in our operating agreement, a court could rule that such a provision is inapplicable or unenforceable. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in, an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Possible changes in federal or local tax laws, or the application of existing federal or local tax laws, may result in significant variability in our results of operations and tax liability for the investor.

The Internal Revenue Code of 1986, as amended, or the Code, is subject to change by Congress, and interpretations may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service, or the IRS, through its audit policy, announcements and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting an investment would be limited to prospective effect. Accordingly, the ultimate effect on an investor’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

Furthermore, investors may reside in various tax jurisdictions throughout the world. To the extent that there are changes to tax laws or tax reporting obligations in any of these jurisdictions, such changes could adversely impact the ability and/or willingness of our clients to purchase interests. Failure to assess or pay the correct amount of tax on a transaction may expose us to claims from tax authorities.

DILUTION

Dilution means a reduction in value, control or earnings of the interests the investor owns. No dilution is anticipated following the closing of this offering.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution & Investment Amounts

We are offering, on a best efforts basis, the interests at a price of $1.00 per interest via email, and investors will receive, review, execute and deliver subscription agreements electronically.

Our affiliates will invest amounts that correspond to the value of the underlying assets of such affiliates. Interests will be offered only to the following affiliates of our company, each the seller of a given underlying asset, in exchange for in-kind consideration, as follows:

●	Series Drop 002, a series of Gallery: $63,000;

●	Series Drop 010, a series of Gallery: $57,725;

●	Series Gallery Drop 014, a series of Gallery: $97,170;

●	Series Gallery Drop 016, a series of Gallery: $33,975;

●	Series Gallery Drop 021, a series of Gallery: $33,360;

●	Series Gallery Drop 022, a series of Gallery: $43,255;

●	Series Gallery Drop 028, a series of Gallery: $30,000;

●	Series Gallery Drop 029, a series of Gallery: $52,993;

●	Series Gallery Drop 033, a series of Gallery: $85,000;

●	Series Gallery Drop 036, a series of Gallery: $57,678;

●	Series Gallery Drop 037, a series of Gallery: $23,832;

●	Series Gallery Drop 040, a series of Gallery: $36,003;

●	Series Gallery Drop 041, a series of Gallery: $6,825;

●	Series Gallery Drop 042, a series of Gallery: $15,791;

●	Series Gallery Drop 043, a series of Gallery: $56,139;

●	Series Gallery Drop 114, a series of Gallery: $13,186;

●	Series Collection Drop 002, a series of Collection: $16,601;

●	Series Collection Drop 006, a series of Collection: $15,000; and

●	Series Collection Drop 009, a series of Collection: $10,000.

Our company will receive no cash consideration from the sale of interests. After the affiliates contribute their in-kind consideration to the company, these affiliates intend to wind up under the terms of the limited liability company agreements of such affiliates, and distribute the interests of our company to the holders of record of interests of such affiliates.

Our manager is not a member firm of FINRA, and no person associated with us will be deemed to be a broker solely by reason of their participation in the sale of our interests. For the avoidance of doubt, OTTP will not be involved in the offer and sale of our interests.

The offering is being conducted under Regulation A under the Securities Act and, therefore, only offered and sold to “qualified purchasers.” For further details on the suitability requirements an investor must meet in order to participate in this offering, see “—Investor Suitability Standards.” As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state law “blue sky” review, subject to meeting certain state filing requirements and complying with certain antifraud provisions, to the extent that our interests are offered and sold only to “qualified purchasers” or at a time when our interests are listed on a national securities exchange. It is anticipated that sales of securities will only be made in the State of New York.

There is no minimum amount of subscriptions required, and the company will close the entire offering at one time. As the offering proceeds, the underlying assets will be owned by the company following the closing of this offering.

The interests will be issued in book-entry form without certificates.

Our manager, and not our company, will pay all of the expenses incurred in this offering.

Investor Suitability Standards

Our interests are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our company (in connection with this offering under Regulation A) does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

For a potential investor to be an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, see Rule 501 of Regulation D for details.

Our interests will not be offered or sold to prospective investors subject to ERISA.

Our manager will be permitted to make a determination that the subscribers of our interests in this offering are qualified purchasers in reliance on the information and representations provided by the subscriber regarding the subscriber’s financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to http://www.investor.gov.

An investment in our interests may involve significant risks. Only investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in our interests. See “Risk Factors.”

No Escrow Agent

There is no minimum associated with this offering.

Fees and Expenses

Our manager will be responsible for and pay all expenses associated with this offering, including fees and expenses associated with qualification of this offering under Regulation A and professional expenses. Therefore, the gross proceeds from this offering will equal the net proceeds from this offering.

Additional Information Regarding this Offering Circular

We have not authorized anyone to provide you with information other than as set forth in this offering circular. Except as otherwise indicated, all information contained in this offering circular is given as of the date of this offering circular. Neither the delivery of this offering circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

Following qualification by the Commission of the offering statement of which this offering circular is a part and prior to termination of the offering, we will file with the Commission an updated offering circular or offering circular supplement that may add, update or change information contained in this offering circular, depending on the facts and circumstances at the time, to provide any material new or changed information to investors. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. Additionally, we will be subject to the informational reporting requirements of the Securities Act that are applicable to companies whose securities are qualified pursuant to Tier 2 of Regulation A, and accordingly, we will file annual reports, semiannual reports and other information with the Commission. The offering statement we filed with the Commission includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the Commission and any offering circular supplement together with additional information contained in our annual reports, semiannual reports and other reports and information statements that we will file periodically with the Commission.

The offering statement and all supplements and reports that we have filed or will file in the future can be read on the Commission website at www.sec.gov or in the legal section on the Public Platform. The contents of the Public Platform (other than the offering statement, this offering circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this offering circular.

How to Subscribe

The identified investors will be required to complete a subscription agreement in order to receive the interests in our company. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of their annual income or net worth (excluding the investor’s principal residence). Subscriptions will be delivered and completed via email, where the offering circular will also be made available.

Any identified investor wishing to acquire our interests must electronically sign the completed subscription agreement, sent via email. By electronically signing the completed subscription agreement, investors are agreeing to contribute their assets to the company as in-kind consideration for interests.

Thereafter, we will review the completed subscription documentation for completeness. Once the subscription is approved, the number of interests subscribed for will be issued upon closing.

By executing the subscription agreement, the investor will be bound by the terms of the subscription agreement and operating agreement. Our company, our manager and Public will rely on the information provided in the subscription agreement, including any supplemental information provided in order for our manager to verify the investor’s status as a “qualified purchaser.” If any information about the “qualified purchaser” status changes prior to the investor being issued the interests, please notify our manager immediately using the contact details set out in the subscription agreement.

For further information on the subscription process, please contact our manager using the contact details set out in the “Where You Can Find Additional Information” section.

Any costs and expenses associated with terminating the offering will be borne by our manager.

Waiver of Right to Trial by Jury

The subscription agreement provides that the investor waives the right to a jury trial for any claim it may have against us arising out of, or relating to, the subscription agreement or any action taken in connection with the negotiation, administration, performance or enforcement of the subscription agreement, which could include claims under federal securities law. By subscribing to this offering and executing the subscription agreement, the investor warrants that it has reviewed this waiver, and knowingly and voluntarily waives its jury trial rights. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. For the avoidance of doubt, by subscribing to this offering and executing the subscription agreement, the investor is not waiving our company’s compliance with federal securities laws and the rules and regulations promulgated under those laws.

USE OF PROCEEDS TO ISSUER

We expect to receive gross in-kind proceeds from this offering of up to $747,533. Otis will pay all expenses of this offering, including fees and expenses associated with qualification of this offering under Regulation A. Therefore, the gross proceeds from this offering will equal the net proceeds from this offering. Accordingly, at the time of the closing, 747,534 interests will be issued and outstanding, the company will own the underlying assets and the company will have no indebtedness.

THE UNDERLYING ASSETS

The discussions contained in this offering circular relating to the underlying assets, their related manufacturers and designers and their related industry are taken from third-party sources that we believe to be reliable, and we believe that the information from such sources contained herein is reasonable, and that the factual information is fair and accurate.

Insurance
We work with insurance broker, DeWitt Stern, and our carrier, Aspen American Insurance Company, to insure the underlying assets during both transport and storage.
Storage
Our manager currently leases space in purpose-built, secure, temperature-controlled storage facilities in New York and Oregon for the purposes of storing the underlying physical assets in a highly controlled environment, other than when any such asset is being utilized for marketing or similar purposes.
Depreciation
We treat the underlying assets as a collectible, and therefore, we will not depreciate or amortize the underlying assets going forward. We may depreciate or amortize any hardware or other equipment used in connection with the display or maintenance of the underlying assets, if applicable.

The Brands
Nike
Nike, Inc., or Nike, is an American multinational corporation founded in 1964 by Bill Bowerman and Phil Knight that is engaged in the design, development, manufacturing and worldwide marketing and sales of footwear, apparel, equipment, accessories and services. The company is headquartered in Beaverton, Oregon and is considered the world’s largest supplier of athletic shoes and apparel as well as a major manufacturer of sports equipment.
Beginning in the 1980s, various items of Nike clothing became staples of mainstream American youth fashion and culture, especially tracksuits, shell suits, baseball caps, Air Jordans, Air Force 1’s and Air Max running shoes. Today, the brand has become a staple in the streetwear and hypebeast communities featuring collaborations with Off-White, Supreme, Kaws and Travis Scott, among others. The company competes with adidas, ASICS, Li Ning, lululemon athletica, Puma, V.F. Corporation and Under Armour.
Adidas
Adidas AG, or Adidas, is a multinational corporation, founded and headquartered in Herzogenaurach, Germany, that designs and manufactures shoes, clothing and accessories. It is the largest sportswear manufacturer in Europe, and the second largest in the world, after Nike.
As with Nike, various pieces of Adidas clothing became staples of American youth culture during the 1980’s, particularly track suits and sneakers. Run DMC was an early adopter of the Adidas shell toe sneaker, helping to pioneer the cultural connotations of modern sneaker culture. Today, the brand has become a staple of the streetwear community, featuring collaborations with Kanye West, Pharrell, Raf Simons and Bape, among others.
Market Assessment
Sneaker resale is now estimated to be a $2 billion market, according to Cowen & Co estimates. It is estimated to triple over the next several years, reaching more than $6 billion by 2025. Market demand for collectible sneakers is typically contingent on retailers’ decisions to restock sneakers or release similar editions.

The Underlying Assets
Asset 1
Summary Overview
We will purchase a pair of 2016 Nike MAG Back to the Future sneakers (which we refer to as Asset 1) for $63,000 from our affiliate, Series Drop 002, a series of Gallery.
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Limited Edition Made Public: The famous “Back to the Future II” Nike Air Mag is considered a grail of sneaker collectibles. Two commercial releases of the shoe, spurred by fan petitions, garnered a total of approximately $11.5 million benefiting “Back to the Future” actor Michael J Fox’s foundation for Parkinson’s disease, according to the foundation’s website.
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Scarce Supply: There are three types of Air Mags: the original movie pair and the two commercial releases from 2011 (1,510 pairs, 10 with deluxe packaging) and 2016 (89 pairs). The original movie pair sold on eBay for over $92,100 in 2018, making it the most expensive pair of sneakers sold at the time.
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Provenance, Rarity, Size and Condition: Our affiliate purchased the pair from Heritage Auctions, ensuring authentication and quality. The pair is deadstock (never worn) and comes with the original box, a signed numbered plate by designer Tinker Hatfield, and display and charging accessories.
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Macro Trends: The Nike Air Mag is bolstered by the rise of the collectible sneakers market. The collectible sneaker resale industry is currently an estimated $2 billion market, and it is projected to triple by 2025. Within this market, the 2016 Nike Air Mag is one of the rarest sneaker grails and we believe it will be further buoyed by the growth of the sneaker market.

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Pop Culture Reference: Michael J. Fox’s “Back to the Future” character, Marty McFly, is one of the most beloved characters from the 80s. To this day, rappers and other cultural icons name check Michael J. Fox’s iconic character. They were featured in Kanye West’s “Good Morning” and are a favorite among celebrity collectors including Kanye West and Kid Cudi.
Specifications
Brand	Nike
Asset	Air Mag ‘Auto-Lacing’ (“Back to the Future”)
Size	Men’s Size 11
Number in Series	#39 of 89 pairs released
Main Color	Grey
Colorway	Jetstream / White-Pl Blue
Silhouette	Air Max 2016
Condition	Mint
Designer	Tinker Hatfield
Release Date	October 4, 2016
Affiliate Purchased From	Heritage Auctions
Affiliate Purchased For	$30,000
Affiliate Year Purchased	2019

The Sneaker

The Nike Air Mag is a limited edition shoe created by Nike that is a replica of a shoe from the “Back to the Future 2” movie featuring Michael J. Fox as Marty McFly. The shoe was introduced when McFly visits the year 2015, which, at the time, was around 30 years into the future. Featuring an electroluminescent out-sole, space age materials, and a rechargeable internal battery good for 3,000 hours, the Nike Air Mag was the first shoe that Nike ever designed for a movie. In 2018, the original Nike Air Mag prop sold for $92,100 on eBay.
Designer Tinker Hatfield created the concept of the shoe in 1989 featuring a “futuristic” design equipped with self-charging glowing lights in the midsole, heel and strap as well as an auto-lacing functionality. In 2011, a limited quantity of 1,500 pairs were auctioned on eBay with proceeds benefiting The Michael J. Fox Foundation for Parkinson’s disease research. In 2016, a limited quantity of 89 pairs were released with three featured in live auctions again to benefit the Michael J. Fox Foundation for Parkinson’s disease research. Asset 1 is #39 of the 89 Nike Air Mag sneakers released in 2016.
The Designer
Tinker Hatfield is an American designer of Nike’s most popular athletic shoes. Born in Hillsboro, Oregon, he attended the University of Oregon, where he ran track for coach and Nike co-founder, Bill Bowerman. He earned his B.Arch. degree from the University of Oregon School of Architecture and joined Nike in 1981 as an architect before transitioning to shoe design in 1985. Some of his shoe designs include the Air Jordan 3 to the Air Jordan 15, the Air Jordan XX, XXIII and XXV, as well as the Nike Air Trainer, Air Max 1 and Infrared Air Max 90.
Market Assessment

We believe that Asset 1 occupies a unique space between the sneakers and collectibles market that will benefit from the growing $6 billion global sneaker resale market. Given its cultural significance as the famous self-lacing shoes in the 1989 Back to the Future 2 movie as well as its charitable history as an auction item for Michael J Fox’s Foundation for Parkinson’s Disease benefit, we believe that the shoes will remain a “grail” in the collectible sneakers universe. Specifically, we believe that the rarity, cultural relevance and condition of Asset 1 will continue to propel its desirability in the collectible sneaker market.
Condition Report
The Asset 1 sneakers are deadstock, meaning that they have never been worn and are in excellent condition. The sneakers were authenticated by online reseller, StockX.
Ownership and Pricing History
Our affiliate purchased the Asset 1 sneakers through online auction via Heritage Auctions, an American multinational auction house based in Dallas, Texas. The auction house was founded in 1976 and is an auctioneer of numismatic collections, comics, fine art, books, luxury accessories, and memorabilia from film, music, history and sports. The asset was a part of a special collaborative project and live pop-up store at the Museum of Contemporary Art in Chicago. The prior ownership and pricing history of the sneakers constituting Asset 1 is unknown, however, there are data points for sales of these sneakers that are close to our purchase price.
Asset 2
Summary Overview
We will purchase a collection of five Nike SB Dunks sneakers curated by Jeff Staple (which we collectively refer to as Asset 2) for $57,725 from our affiliate, Series Drop 010, a series of Gallery.

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Curated by Jeff Staple: The sneakers constituting Asset 2 were curated for our affiliate by Jeff Staple, who has been referred to as one of the founding fathers of streetwear and is an influential figure in the sneaker community. He is best known for designing the Nike SB Low Staple “NYC Pigeon” sneaker, the release of which represented the “tipping point of sneaker culture” with an unprecedented level of demand that led to a riot.
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Cultural Relevance: SB dunks kickstarted sneaker culture. Highsnobiety notes that “SB hype saw the arrival of endless lines and campouts outside stores, sneaker magazines, sneaker-related apparel brands, sneaker consignment stores, online sneaker stores, sneaker swap-meets, sneaker conventions, sneaker lace companies, specific sneaker cleaning products, and in the case of Jeff Staple’s SB Dunk Pigeon release in New York in 2005, full-on sneaker riots.”
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Scarcity: The Asset 2 sneakers are relatively scarce; only 150 pairs of the NYC Pigeons and 300 pairs of the What The Dunk sneakers were believed to be made. Additionally, unlike a lot of other Nike models, the Asset 2 sneakers are designs that have not been restocked after their initial release in the early 2000s, which reinforces their scarcity.
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Condition: All the Asset 2 sneakers are deadstock (never worn) and come with their original boxes. Given the limited quantities of some of the Asset 2 sneakers, finding pairs in deadstock condition for sale is a rarity.
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Resurgence of SB Dunks: In the last few years, SB Dunks have seen a resurgence in popularity. This renewed hype comes as the result of admiration by today’s biggest celebrities, especially Travis Scott, who consistently flaunts his rare SB Dunks on social media. Nike has also helped fuel this momentum by pushing out new collaborations, such as the Supreme and Off White collaborations.
Specifications
Brand	Nike	Nike	Nike	Nike	Nike
Asset	Dunk SB Low Staple “NYC Pigeon”	Dunk SB Low Heineken	SB What The Dunk	Dunk SB Low Pro Raygun	Dunk SB Low Bison
Size	Men’s Size 8.5	Men’s Size 8.5	Men’s Size 7.5	Men’s Size 9.5	Men’s Size 10.5
Colorway	Medium Grey / White - Dark Grey	Classic Green / Black - White - Red	White / College Blue - Chrome - Deep Red	Orange Flash / Black - Black	Dark Cinder / Bison / Sport Red
Condition	Deadstock with Box	Deadstock with Box	Deadstock with Box	Deadstock with Box	Deadstock with Box
Designer	Jeff Staple		James Arizumi
Release Date	February 22, 2005	March 05, 2003	October 01, 2007	February 01, 2005	March 01, 2003
Affiliate Purchased From	Project Blitz	Project Blitz	Project Blitz	Project Blitz	Project Blitz
Affiliate Purchased For	$16,000	$1,700	$5,000	$700	$600
Affiliate Year Purchased	2019	2019	2019	2019	2019

The Sneakers
Nike Dunk SB Low Staple “NYC Pigeon”

The story of the Staple Pigeon begins in 2005 with Nike SB celebrating the twentieth anniversary of the Dunk, the classic shoe originally designed for college basketball programs across the US. They reached out to Jeff Staple, who had already worked with the iconic brand on a number of sneakers, to represent NYC on a piece of footwear. He knew that nothing represented the persona of a New Yorker more accurately than a pigeon - the city’s unflinching survivalists who don’t move out of the way for anyone. A few days before the February 22, 2005 release date, Staple posted a drop date on their website, with the actual date obscured by pigeon droppings. Early sneakerheads formed a line outside Staple’s Reed Space store, not knowing if they had to wait a day, a week, or anything more than that. By the time of the release, the crowd had grown dangerously large, despite the fact that only 30 of a total 150 pairs were being offered at the store. Riots began to break out, with kids being escorted straight into cabs after they bought the shoes. The scene drew in news cameras and the Pigeon’s release has been referred to as the “tipping point of sneaker culture.”
Nike Dunk SB Low Heineken
Released in 2003, this sneaker was nicknamed after the famous Dutch beer company despite the fact that it was not an official licensed product from Heineken. The shoes were a hit amongst Nike SB fans, but not with Heineken, which issued a cease-and-desist order. This legal trouble forced Nike to halt production and pull the product from shelves, causing a supply shock that helped make the sneakers more valuable. The design features a base created from a combination of green and white and a black swoosh. Red appears on the laces and the branding on the tongue and heel, which is similar to the Heineken label.
Nike SB What The Dunk
Created from 31 different Nike SB Dunks, the sneakers contain pieces of the Cali’s, the Luckies and Unluckies, the Pigeons, the Shanghai 1 and 2’s, the Jedi’s, the Supreme Hi’s and Lows, the Medicoms, the Bucks, the Huf’s, the Denims, the Hemps and the Avengers. The neon green lining on the left shoe is an ode to the “eBay Dunk,” which is viewed by many as the rarest Nike SB sneaker ever made. Designed by James Arizumi, approximately 300 pairs were released October 1, 2007 in anticipation of “Nothing But The Truth,” Nike’s first ever feature length skate film. The shoe popularized the idea of loud, bright sneakers that are made to stand out and helped bridge the gap between high fashion and functional footwear.
Nike Dunk SB Low Pro Raygun
The February 2005 release of the Dunk SB Low Pro “Raygun” was inspired by one of Nike’s most legendary basketball campaigns, the Roswell Rayguns. The Rayguns were a fictional basketball team from the pre-NBA days that included Vince Carter, Paul Pierce and other NBA superstars. Not following traditional team colorways, the “Home” edition boasts black paneling as opposed to the white hue seen on the “Away” pair. Since the release of these sneakers thirteen years ago, the Raygun logo has been used sparingly.
Nike Dunk SB Low Bison
Released in March 2003, the Nike Dunk SB Low Bison is the only colorway from Nike’s Silver Box era to feature an all-suede build. The sneakers, which have also been nicknamed “Red Toes,” showcase a relatively simple palette, with different shades of brown appearing on the heel, quarter panel, swoosh and toe box. These dark colors provide a contrast to the bright red that wraps around the toe, giving these sneakers a recognizable look.
The Curator
Born in New Jersey in 1975, Jeff Ng, a.k.a. “Jeff Staple,” is widely considered to be one of the founding fathers of modern sneaker culture. Eight years after the creation of his label STAPLE in 1997, Jeff caught his big break when Nike called on him to create a commemorative sneaker that would represent New York. The iconic release of the Staple Pigeon Dunk SD was met with unprecedented demand and exposed not only his label, but sneakerhead culture as a whole to the masses.

Two decades later, he continues to shape sneaker culture through a variety of mediums. He continues to lead Staple Design Studio and has collaborated with brands across a variety of industries such as Adidas, Burton, ESPN, HBO, Kia Motors and many more. He also founded a now globally respected streetwear brand called STAPLE that uses the infamous “Pigeon” logo as its mascot. He’s expanded his retail presence beyond 2002 creation REED SPACE by partnering with the TGS Group on Crusoe and Sons, Extra Butter, Renarts, & Rooted and overseeing US Creative Operations for Hypebeast’s retail banner HBX NY.
He also influences sneaker culture as the host of Hypebeast’s popular podcast “The Business of HYPE” where he interviews streetwear entrepreneurs about the business decisions, trials and tribulations that led to their success.
Market Assessment
The SB dunks are notable for kickstarting sneaker culture, with an ecosystem of buyers, sellers, and resources forming as around their release in the early 2000s. In the last few years, SB Dunks have seen a resurgence in popularity. This renewed hype comes as the result of admiration by today’s biggest celebrities, especially Travis Scott, who consistently flaunt rare SB Dunks on social media. Nike has also helped fuel this momentum by pushing out new collaborations, such as the Supreme and Off White collaborations.
Condition Report
The Asset 2 sneakers are deadstock, meaning that they have never been worn and are in excellent condition with their original boxes. Our affiliate purchased the sneakers from Project Blitz, a well-known sneaker retailer, that believes the sneakers to be authentic. In addition, our affiliate had the sneakers inspected by Sean Conway, Sneaker & Streetwear Valuation Manager at The RealReal, to serve as an additional third-party opinion on their authenticity. He certified that to the best of his knowledge, the Asset 2 sneakers are all authentic.
Ownership and Pricing History
Our affiliate purchased the Asset 2 sneakers from Project Blitz, a well-known sneaker retailer. The prior ownership and pricing history of the sneakers constituting Asset 2 is unknown, however, there are data points for sales of these sneakers that are close to our purchase price.
Asset 3
Summary Overview
We will purchase a collection of 1985 Jordan 1 sneakers (which we collectively refer to as Asset 3) for $97,170 from our affiliate, Series Gallery Drop 014, a series of Gallery.
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The Jordan brand: The Jordan Brand is the result of a collaboration between legendary basketball player Michael Jordan and Nike. The label was created at the inception of Jordan’s rookie year in 1984, with the goal of creating sneakers and apparel for Jordan, which could then be marketed to the public. The brand experienced immediate success and soon became a staple in popular fashion and culture. Today, sixteen years after Michael Jordan retired from the NBA, more Jordan-branded shoes and apparel are being sold than the signature lines of every other current NBA player, combined.
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The Air Jordan I: The history of the Air Jordan line, the most popular series of sneakers in history, begins during Michael Jordan’s rookie year with the Air Jordan I. Designed by Peter C. Moore in 1985, the shoe sold out upon first release.

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Reception: The Air Jordan I sold quickly upon initial release, leading Nike to restock them in 1985. This restock resulted in surplus supply, and Air Jordan I’s sat on shelves for years, eventually being marked down to as little as $20. These low-priced sneakers were of particular interest to skateboarders, who were looking for sneakers more durable than the canvas they typically wore. The sneakers’ initial popularity was tied to their functionality, but by 2001, Nike began producing retro versions of the 1985 original. This return to the original silhouette changed the shoes perception from a practical basketball shoe to a design icon.
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Creation process: The Air Jordan I was designed by then creative director at Nike, Peter C. Moore. However, the process of creating the shoe was guided by Michael Jordan according to his personal preferences. He communicated his desire for a sneaker that was low to the ground, such that he could feel the court under his feet, so that the risk of ankle injury was minimized. Moore also designed the Air Jordan I with color in mind, likely in response to requests from Jordan that the sneaker be “different” and “exciting.”
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Scarcity: Although the exact number released is unknown, the Asset sneakers are scarce. Considering their release 34 years ago, finding the shoes in deadstock, unworn condition is increasingly rare.
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Condition: All the Asset 3 sneakers are deadstock (never worn), with some also including their original boxes.
Specifications

Brand	Nike
Asset	Air Jordan I (1985)
Colorway	Black/Red “Bred”	White/Black - Red “Chicago”	White/Black	Black/Royal Blue “Royal”	White/Natural Grey
Size	Men’s Size 9	Men’s Size 10.5	Men’s Size 11	Men’s Size 9	Men’s Size 10.5
Condition	Deadstock with box and tag	Deadstock with box no tag	Deadstock with box and tag	Deadstock with tag, no box	Deadstock with box and tag
Designer	Peter C. Moore
Release Date	September 16, 1985
Affiliate Purchased From	Stadium Goods	Private Collector	Private Collector	Private Collector	Private Collector
Affiliate Purchased For	$6,500	$5,000	$8,500	$4,500	$5,500
Affiliate Year Purchased	2019

The Designer
The Air Jordan I was designed by then creative director at Nike, Peter C. Moore. However, the process of creating the shoe was guided by Michael Jordan according to his personal preferences. He communicated his desire for a sneaker that was low to the ground, such that he could feel the court under his feet, so that the risk of ankle injury was minimized. Moore also designed the Air Jordan I with color in mind, likely in response to requests from Jordan that the sneaker be “different” and “exciting.”
“The idea was to break the color barrier in footwear,” Moore remembers. “Prior to that, 99 percent of shoes were white or black, so I decided to design a shoe that would really take color well.”

Moore’s contribution to the Air Jordan Brand goes beyond his part in the sneakers design. While the “Air Jordan” name was conceived by Michael Jordan’s agent David Falk, the original Air Jordan ball-and-wings logo was also created by designer Peter Moore. The designer has a knack for creating iconic designs as, later, after moving to adidas, he created Adidas’ quintessential “Three Bars” logo.
The Sneakers
Black/Red “Bred” or “Banned”
The “Banned” or “Bred” Air Jordan I’s are the face of the Air Jordan Sneaker franchise. The sneakers made waves in their 1985 debut, largely because of the story that Michael Jordan was being fined each time he wore them on court.
White/Black/Red “Chicago”
The Chicago Bulls’ red, white and black was the colorway most commonly worn by Michael Jordan, especially during the 1985 season. The colorway has recently seen a massive influx of popularity because of its place in Virgil Abloh’s “The Ten.”
White/Black
The white and black Jordan I colorway features a white leather upper with black leather paneling and swoosh.
Moore’s contribution to the Air Jordan Brand goes beyond his part in the sneakers’ design. While the “Air Jordan” name was conceived by Michael Jordan’s agent David Falk, the original Air Jordan ball-and-wings logo was also created by designer Peter Moore. The designer has a knack for creating iconic designs as, later, after moving to adidas, he created Adidas’ quintessential “Three Bars” logo.
Named after its unmistakable royal blue and black colorway, this shoe became notorious as Jordan’s favorite because the color scheme was similar to his alma mater, The University of North Carolina. The colorway become a fan favorite early on when Jordan made the decision to sport this colorway rather than his black-and-red pair while being photographed for a Nike promotional poster.
White/Natural Grey
The Natural Grey colorway features a white leather upper contrasted by grey swoosh logos on either side, Air Jordan branding and a contrasting ankle collar. The design continues underfoot with a white midsole and grey rubber outsole.
Condition Report
The Asset 3 sneakers are deadstock, meaning that they have never been worn and are in excellent condition. Our affiliate purchased these sneakers from Stadium goods, a well-known sneaker retailer, and from prominent collectors. Authenticity is verified by looking at the model number.
Ownership and Pricing History
Our affiliate purchased the Asset 3 sneakers from Stadium Goods, a well-known sneaker retailer, and private collectors. The prior ownership and pricing history of the sneakers constituting Asset 3 is unknown, however, there are data points for sales of these sneakers that are close to our purchase price.
Asset 4
Summary Overview
We will purchase a collection of Nike and Adidas Yeezy sneakers (which we collectively refer to as Asset 4) for $33,975 from our affiliate, Series Gallery Drop 016, a series of Gallery.

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The Nike Air Yeezy Brand: The Nike Yeezy brand was the result of a collaboration between rapper and designer Kanye West and Nike. Kanye West began collaborating on the Air Yeezy shoes with close friend and Nike Creative Director, Mark Smith, back in 2007. The release of the first shoe in 2009 brought immediate success, setting a new standard for what non-athlete shoe collaborations could be.
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The Nike Air Yeezy II: Three years after releasing three colorways of the Air Yeezy I, Kanye West and Nike announced they would be releasing the Air Yeezy II. The highly anticipated shoes sold out within 10 minutes of their release.
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The Adidas Yeezy Brand: After leaving Nike in 2013, Kanye West announced he would be joining Adidas under the promise that he would have more creative control over his brand and designs. Two years later, Kanye West and Adidas launched YEEZY Season 1, which debuted the Yeezy Boost 350s and Yeezy Boost 750s.
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Reception: According to Sole Collector, Kanye West is perhaps the best known name in sneaker culture next to Michael Jordan. The Air Yeezy 2 silhouette was a pivotal moment in Kanye West’s and Nike’s extensive histories. For Kanye West, it represented a moment of legitimacy within the fashion world, something for which he had fought for years. For Nike, it represented a seamless blend of sneakers for sport and lifestyle. Among sneakerheads, the Air Yeezy II is often revered as his best ever shoe. The 2014 surprise release of the “Red October” colorway is still considered to be one of the most memorable releases in sneaker history.
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Controversy: Despite popularity amongst the fans, Nike and Kanye West had internal issues regarding Nike’s refusal to pay Kanye West royalties for shoes as a non-athlete. The tension resulted in the termination of the partnership between Nike and Kanye West.
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The Adidas Yeezy Boost: The Adidas Yeezy Boost was initially released in 2015 during New York Fashion Week. The Yeezy Boost 750 was released shortly after being debuted during an on-stage performance at Powerhouse 2015. A few months later, Adidas released the Yeezy Boost 350 “Turtledoves” to the public, cementing the partnership (and Adidas) as a legitimate force in the sneaker game.
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Scarcity: Each colorway of the Nike Air Yeezy II (“Pure Platinum” and “Solar Red”) saw 3,000-5,000 pairs. Pure Platinum was a west coast exclusive and Solar Red was an east coast exclusive. There are rumored to be only 400 Red October pairs (as told by Nike exec). Production numbers are not confirmed on the Adidas Yeezy Boosts Between the amount of original components (dustbag and lace tips) and the five to seven years since the shoes have been released, finding a full size run in deadstock (never worn) condition with all original components is very rare.
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Condition: All the sneakers constituting Asset 4 are deadstock, and original boxes and Yeezy accessories (dust bag and lace tips) are included.
Specifications
Brand	Nike	Nike	Nike	Adidas	Adidas
Asset	Air Yeezy II	Air Yeezy II	Air Yeezy II	Yeezy Boost 750	Yeezy Boost 350
Colorway	Red October	Pure Platinum	Solar Red	750 OG	Turtledove
Size	11	10.5	12	11	10
Condition	Deadstock with box and accessories	Deadstock with box and accessories	Deadstock with box and accessories	Deadstock with box and accessories	Deadstock with box and accessories
Release Date	February 9, 2014	June 9, 2012	June 9, 2012	February 14, 2015	June 27, 2015

Designers	Kanye West and Nathan VanHook	Kanye West and Nathan VanHook	Kanye West and Nathan VanHook	Kanye West	Kanye West
Affiliate Purchased From	GOAT	Private Collector	RIF Los Angeles	RIF Los Angeles	Stadium Goods
Affiliate Purchased For	$7,015	$4,425	$5,000	$1,600	$1,499
Affiliate Year Purchased	2019	2020	2020	2020	2019

The Designers
Nathan VanHook
The Nike Air Yeezy II was designed by Nike’s current Design Director, Nathan VanHook. Prior to joining Nike in 2008, VanHook had worked as an artist and designer, leading the design for a series of wetsuits. His first assignment at Nike was designing footwear for the sportswear department, and he eventually moved to the ACG line. Obsessed with designing for performance in an everyday setting, VanHook eventually found himself working for the Global Football department.
VanHook began working on the Air Yeezy II in 2010, working closely with Kayne West to create an iconic silhouette that had not been seen by the sneaker world before. VanHook is also known for creating well-known Nike sneakers such as the Air Footscape Magista, Mayfly Woven and Footscape Woven Chukka.
Kanye West
Both the Nike and Adidas Yeezy shoes were designed in part by Kanye West. First and foremost a producer and rapper, Kanye West’s rise to popularity began after his release of The College Dropout in 2004. Three years later, he began to pursue his interest in fashion by interning at legendary Italian fashion house, Fendi.
Kanye West’s involvement with sneakers began in the mid 2000’s, working with brands like Reebok, Bape and Louis Vuitton before eventually partnering with Nike in 2007 on his signature Air Yeezy I sneaker.
The Sneakers
“Pure Platinum”
The “Pure Platinum” Nike Air Yeezy II was a West Coast retail release and is credited as a shoe that helped start “sneaker raffles” as a system for selling limited-quantity shoes.
“Solar Red”
The “Solar Red” Nike Air Yeezy II was the East Coast retail release and the predominant face of the Air Yeezy II silhouette prior to the announcement of the “Red October” colorway. Kanye West wore the shoes for months leading up to the 2012 release date.
“Red October”
These are the most sought-after colorway of the Air Yeezy II. Pictures and rumors began circulating in 2013 about the all-red colorway, a little over a year after the release of the initial two colorways. A year later in 2014, after many had assumed the shoe would no longer release, the Red Octobers gained even more notoriety after Nike dropped them as a surprise release via a link on Twitter.

“Yeezy Boost 750 OG”
The Adidas Yeezy Boost 750 OG (Original) was the first shoe released under Kanye West’s new partnership with Adidas. The pair was released during New York Fashion Week in 2015, instantly selling out.
“Turtledove”
After months of anticipation of a low top sneaker, the Adidas Yeezy Boost 350 “Turtledove” became the second shoe released under the Adidas partnership in 2015. The Kanye West-designed line contained Adidas’ patented “Boost” material, portraying the new technology as a lifestyle-ready, yet fashion-forward solution.
Market Assessment
Market demand for collectible sneakers is typically contingent on retailers’ decisions to restock sneakers or release similar editions. Since Kanye West and Nike cut ties back in late 2013, the Air Yeezy line has effectively ended, with no ability to re-release the shoes. While the Adidas Yeezy line has expanded to include a wide array of models and colorways throughout their five-year partnership, the initial two colorways have not been re-released.
Supply for the Air Yeezy II is very scarce, and scarcer in deadstock condition with box and accessories. The lack of similar supply is the product of a limited release compounded by pairs inevitably being worn. For some, the sneakers were bought to be worn, not collected, as shown by the many worn-down pairs on the market and the relative lack of pairs in deadstock condition. Depending on condition and provenance, pairs have sold in recent years for anywhere between $4,000 and $15,000, and are listed from anywhere between $6,400 and $20,000.
Supply for the two original Adidas Yeezy Boost colorways is scarce (although less scarce than the Nike Air Yeezy II), and similarly scarcer in deadstock condition with box and accessories. Depending on condition and provenance, pairs have sold in recent years for anywhere between $1,000 and $4,250, and are listed anywhere between $1,500 and $4,788.
Condition Report
The Asset 4 sneakers are deadstock, meaning that they have never been worn and are in excellent condition. With respect to Nike, authenticity is verified by looking at the model number. With respect to Adidas, authenticity is verified by the serial number.
Ownership and Pricing History
Our affiliate purchased the Asset 4 sneakers from GOAT and Stadium Goods, both well-known sneaker retailers, and from a private collector. The prior ownership and pricing history of the sneakers constituting Asset 4 is unknown, however there are data points for sales of these sneakers that are close to our purchase price.
Asset 5
Summary Overview
We will purchase a collection of artist collaboration Nike sneakers (which we refer to collectively as Asset 5) for $33,360 from our affiliate, Series Gallery Drop 021, a series of Gallery.
●    Artist collaborations: The Asset 5 bundle includes collaborations with blue-chip and prominent artists.

●    The Artists: The artists who collaborated with Nike to create the sneakers included in the Asset 5 bundle fall under the contemporary and street art categories. Although having different disciplines (painting, sculpting, fashion, etc.), the artists all share ties to streetwear, and its ability to democratize access to their works. Kaws and Futura began their careers as graffiti artists in New York, challenging the way art is created and disseminated. Instead of waiting for the art world to take notice, Kaws developed a massive online following that then translated to market success. Tom Sachs has championed a utilitarian approach to art, often creating works with common materials like plywood. Parra’s work has leveraged fashion as a vehicle for accessibility and familiarity. Virgil Abloh’s work was largely been centered around an effort to democratize access to design, creating works in a way that is more digestible to the average person. While the late designer is now iconic in the fashion industry, his prominence in contemporary art is nascent but growing, after the Chief Curator of the MCA Chicago, Michael Darling, took notice of Virgil’s work as early as 2016, saying that “the public needed to know more about this artist and why he is important.”
●    Scarcity: All the sneakers constituting Asset 5 are scarce. While exact numbers are difficult to confirm, it is rumored that the highest per-pair production number in the bundle, the Tom Sachs Mars Yard 2.0, is around 8,000 or less. The sneakers’ release dates range from 2004 to 2018, so finding these shoes in deadstock (unworn) condition is increasingly rare.
●    Condition: All the sneakers constituting Asset 5 are deadstock (never worn), and original boxes and accessories are included.
Specifications

Brand	Nike
Asset	Nike Air Force 1	Kaws Air Max 90 Current	Tom Sachs Mars Yard 1.0	Tom Sachs Mars Yard 2.0	Nike SB Dunk High	Nike Air Max 1 x Patta x Parra	Nike Air Force 1 x Off-White
Colorway	KAWS	Black Volt	Mars Yard 1.0	Mars Yard 2.0	Unkle	Cherrywood	MoMA
Size	12	10.5	11.5	11.5	12	10	11
Condition	Deadstock with box and accessories
Release Date	January 1, 2008	October 18, 2008	May 16, 2012	June 8, 2017	September 1, 2004	March 13, 2010	January 27, 2018
Designers	Bruce Kilgore, Kaws	Tinker Hatfield, Jesse Leyva, Kaws	Tom Sachs	Tom Sachs	Peter Moore, Futura	Tinker Hatfield, Parra	Bruce Kilgore, Virgil Abloh
Affiliate Purchased From	StockX	Flight Club	Private Collector	Private Collector	StockX	Private Collector	Farfetch
Affiliate Purchased For	$3,000	$2,000	$5,250	$3,400	$2,403.95	$5,450	$5,056
Affiliate Year Purchased	2020
The Artists
Virgil Abloh

American artist, designer, DJ and entrepreneur Virgil Abloh came to prominence as Kanye West’s creative director but has since made waves in the fashion world with his luxury streetwear label, Off-White, and appointment as artistic director of menswear at Louis Vuitton in March 2018.
An influential designer, Virgil began his career at an architecture firm after earning a bachelor’s degree in civil engineering and a Master’s in Architecture. The designer’s foray into fashion began with an internship at Fendi in 2009, where he would initiate a collaborative relationship with fellow intern Kanye West. Shortly after founding RSVP Gallery, an art gallery and menswear boutique in Chicago, Virgil joined Kanye West’s creative agency, Donda, as creative director, overseeing projects like stage shows and concert merchandise. West also asked the designer to serve as the artistic director for the 2011 Jay-Z/Kanye West album, Watch the Throne. In 2012, Abloh launched his first fashion project, Pyrex Vision, which provided an early look at Virgil’s knack for reinventing. Virgil screen-printed the word Pyrex and the number 23 (an homage to his childhood hero, Michael Jordan) onto deadstock Ralph Lauren flannel shirts, selling customized pieces he had originally purchased for $40 at prices upwards of $550.
In 2013, Abloh closed Pyrex and founded Off-White, a multi-platform creative endeavor based in Milan. At Off-White, he began combining ideas of streetwear, luxury, art, music and travel, defining the brand simply as, “the gray area between black and white as the color Off-White.” From the get-go, hovering quotation marks become Abloh’s signature. The Milan-based brand was picked up by Barneys and Colette, and was worn by the likes of Jay-Z, ASAP Rocky, Rihanna and Beyoncé. In 2015, Off-White was an LVMH Prize finalist. Two years later, Off-White attracted the attention of Nike and Virgil was commissioned to re-create ten of Nike’s iconic silhouettes in a work-in-progress style, each adorned with a safety tag around the laces. The limited release left the sneaker market hungry for more, and Abloh hosted panels and workshops with Nike and additional releases throughout the year.
In 2018, Virgil was named the artistic director of Louis Vuitton’s menswear collections, becoming the first American of African descent to be named artistic director at a French luxury fashion house. He also started performing as a DJ more frequently, making appearances at major festivals such as Lollapalooza.
Virgil passed away on November 28, 2021.
KAWS
Brian Donnelly (born 1974), known professionally as Kaws (stylized as KAWS), is an American artist and designer who primarily works in painting, sculpture and editioned works. Kaws invented a cast of cartoon characters, some of which are his own creations while others are appropriations of popular characters such as Spongebob Square Pants or Snoopy, which he uses across his paintings and sculptural works. While his work regularly sells at auction for millions of dollars, Kaws’ career began as a graffiti artist in the 1990s. His images were seen plastered across bus stops, phone booths and billboards in New York City. In 1996, Kaws obtained his BFA from the School of Visual Arts, New York. The established art world took notice of Kaws’ work when Perrotin Gallery, a blue-chip international gallery, started representing Kaws in 2008. Kaws has a prominent place in pop culture as he has over 2.1 million Instagram followers and 1 million hashtags. He is regularly featured on websites such as Hypebeast and Highsnobiety, and his collectors include Travis Scott, Kylie Jenner, Pharrell Williams and Swiss Beatz. His collaborations include working with Bathing Ape, Supreme, Kanye West and Dior. Prior to working with Nike, Kaws collaborated with Vans on several limited sneaker releases. His solo exhibitions include KAWS: WHERE THE END STARTS at the Modern Art Museum of Fort Worth and at the Yuz Museum, Shanghai. In February 2021, Kaws opened a retrospective at the Brooklyn Museum.
Tom Sachs

Tom Sachs is an American sculptor, best known for his elaborate recreations of various modern and consumer icons (such as Hello Kitty and McDonald’s), each a masterpiece of engineering and design. His works demonstrate the labor intensive-nature of his art, embracing exposed materials to illustrate the building process. Sachs’ background in architecture and engineering heavily influenced his design ethos — everything can always be stripped down, stripped out, redesigned and improved. Over the years, he has formally collaborated with brands like Nike and informally borrowed design motifs from major fashion houses like Hermes, Prada and Chanel.
Futura
Futura, formerly known as Futura 2000, is a well-known street artist. Like Kaws, he began in New York’s graffiti scene, eventually making his way to an affiliation with the Fun Gallery (alongside names like Jean-Michel Basquiat and Keith Haring). During the early 2000’s, Futura’s work began to focus on small collectible figures and sneakers, where he collaborated with brands like Nike, Undercover and Supreme.
Parra
Pieter Janssen, better known as Parra, is a Dutch painter, illustrator and animator. Parra has been known for his work’s range, extending from fine art to affordable t-shirts. He is best known for his post-Pop representations of mutated figures and his unique color palette, both of which have been translated into his collaborations with Nike.
The Sneakers
Nike Air Force 1 “KAWS”
The Nike Air Force 1 “KAWS” was released in 2008 as a part of the 1WORLD campaign. Eighteen innovators from around the world, spanning different disciplines, were given the opportunity to create their own Air Force 1. Other collaborators included CLOT, Questlove and Michael Lau.
Nike Air Max 90 Current x Kaws “Black Volt”
The Nike Air Max 90 Current x Kaws “Black Volt” was released in 2008. Kaws teamed up with Nike Footwear Director Jesse Leyva to give technical updates to the classic Nike silhouette, taking cues from the Nike ACG program. The shoes were released exclusively at Nike Sportswear stores.
Nike x Tom Sachs Mars Yard 1.0
In 2012, Tom Sachs partnered with Nike to release the NikeCraft Mars Yard; a shoe inspired by Sachs’ work with NASA scientists in preparation for his 2012 exhibition, SPACE PROGRAM 2.0: Mars.
Nike x Tom Sachs Mars Yard 2.0
Five years after the initial release, in 2019, Sachs partnered with Nike again to release an improved version of the original Mars Yard shoe, known as the Mars Yard 2.0 and included in this collection. Unsatisfied with how the first version wore-in over time, the updated version features new materials for better performance, longevity and durability.
Nike SB Dunk High “Unkle”
In 2003, Futura was commissioned to paint the album cover for European trip-hop trio, U.N.K.L.E.’s “Never, Never, Land” album. In 2004, Nike partnered with James Lavelle (leader of U.N.K.L.E.) to release a Nike SB Dunk, utilizing Futura’s album artwork for the shoe’s design. This shoe’s collaboration marked an important intersection between the world of skateboarding and fashion.

Nike Air Max 1 Parra x Patta “Cherrywood”
In 2009, Patta partnered with Nike to release 4 iterations of the Air Max 1 in celebration of their 5th anniversary. A year later, Patta teamed up with Dutch artist Parra, to release an extremely limited (258 pairs worldwide) run of a fifth, burgundy colorway. It is thought to be one of the most highly coveted Air Max 1 colorways ever created.
Nike Air Force 1 x Off-White “MoMA”
In 2018, a year after releasing “The Ten” collection, Virgil partnered with New York’s Museum of Modern Art (MoMA) to release an exclusive Nike Air Force 1 colorway. The shoes were released at the MoMA store, celebrating the opening of the Items: Is Fashion Modern? exhibition.
Market Assessment
Market demand for collectible sneakers is typically contingent on retailers’ decisions to restock sneakers or release similar editions. The sneakers constituting Asset 5 have not been re-released thus far. The only shoe to see a similar edition release is the Tom Sachs Mars Yard 2.0, which was re-released in 2019 with material updates to the original 2012 design.
Supply for all sneakers constituting Asset 5 is scarce, and scarcer in deadstock condition with box and accessories.
Condition Report
The Asset 5 sneakers are deadstock, meaning that they have never been worn and are in excellent condition. Authenticity is verified by looking at the model number.
Ownership and Pricing History
Our affiliate purchased the Asset 5 sneakers from StockX, Flight Club and Farfetch, well-known sneaker retailers, and directly from a private collector. The prior ownership and pricing history of the sneakers constituting Asset 5 is unknown, however there are data points for sales of these sneakers that are close to our purchase price.

Asset 6
Summary Overview
We will purchase a collection of Nike Air Jordan 1 sneakers (which we refer to collectively as Asset 6) for $43,255 from our affiliate, Series Gallery Drop 022, a series of Gallery.
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The Jordan Brand: The Jordan Brand is the result of a collaboration between legendary basketball player Michael Jordan and Nike. The label was created at the inception of Jordan’s rookie year in 1984, with the goal of creating sneakers and apparel for Jordan that could be marketed to the public under Jordan’s name. The brand experienced immediate success and soon became a staple in popular fashion and culture. Nike’s sales goal for the Jordan line was $3 million over the first three years, but Jordan went on to generate $126 million in sales his first year with Nike. Today, 16 years after Michael Jordan retired from the NBA, more Jordan-branded shoes and apparel are being sold than the signature lines of every other current NBA player, combined.
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The Air Jordan I: The history of the Air Jordan line, the most popular series of sneakers in history, begins during Michael Jordan’s rookie year with the Air Jordan I. Designed by Peter C. Moore in 1985, the shoe sold out upon first release.

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Scarcity: Although the exact production of each shoe cannot be confirmed, the sneakers constituting Asset 6 are scarce. The Air Jordan 1 “Satin Banned” was limited to 501 pairs. The Air Jordan 1 “Colette” was limited to friends and family, with no public release. The Air Jordan 1 “Art Basel Pack” (“Igloo” and “Rust Pink”) was a Miami-exclusive release at Art Basel Miami in 2017. The Air Jordan 1 x Off-White “EU” was an EU-only release. Due to our strict buying criteria for deadstock shoes, all of the shoes’ scarcity is compounded over time by other pairs being worn.
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Condition: All the sneakers constituting Asset 6 are deadstock (never worn), with their original box and accessories.
Specifications

Brand	Nike
Asset	Air Jordan 1
Colorway	Fragment	Colette	Off-White Chicago	Off-White EU	Satin Banned	Blue Toe	Igloo	Rust Pink
Size	13	10.5	11	12	11	9.5	11.5	11.5
Condition	Deadstock
Release Date	December 27, 2017	March 21, 2018	September 9, 2017	March 3, 2018	October 18, 2016	November 17, 2018	December 7, 2017	November 1, 2017
Designers	Peter Moore
Affiliate Purchased From	GOAT	Index Portland	Private Collector	StockX	GOAT	StockX	Plus CA	GOAT
Affiliate Purchased For	$3,095	$8,000	$4,000	$2,823.95	$2,970	$1,329.95	$3,728.95	$4,000
Affiliate Year Purchased	2020

The Designer
The Air Jordan I was designed by then creative director at Nike, Peter C. Moore. However, the process of creating the shoe was guided by Michael Jordan according to his personal preferences. He communicated his desire for a sneaker that was low to the ground, such that he could feel the court under his feet, so that the risk of ankle injury was minimized. Moore also designed the Air Jordan I with color in mind, likely in response to requests from Jordan that the sneaker be “different” and “exciting.”
“The idea was to break the color barrier in footwear,” Moore remembers. “Prior to that, 99 percent of shoes were white or black, so I decided to design a shoe that would really take color well.”
Moore’s contribution to the Air Jordan Brand goes beyond his part in the sneakers design. While the “Air Jordan” name was conceived by Michael Jordan’s agent David Falk, the original Air Jordan ball-and-wings logo was also created by designer Peter Moore. The designer has a knack for creating iconic designs as, later, after moving to adidas, he created Adidas’ quintessential “Three Bars” logo.

The Sneakers
“Fragment”
The Jordan 1 “Fragment” is a symbol of Japanese streetwear culture and American sneaker culture converging. Hiroshi Fujiwara, artist, producer, streetwear pioneer and founder of Fragment Design, took the existing “Black Toe” colorway and replaced the usual red with royal blue and debossed the classic fragment logo on the side of the heel.
“Colette”
Between 1997 and 2017, Colette served as Paris’ epicenter and incubator of fashion and streetwear culture. Chanel’s Karl Lagerfeld even frequented the shop. The Jordan 1 “Colette” was released exclusively to the friends and family of the Colette store to commemorate the cultural impact of the space throughout its 20-year run.
The Air Jordan I was designed by then creative director at Nike, Peter C. Moore. However, the process of creating the shoe was guided by Michael Jordan according to his personal preferences. He communicated his desire for a sneaker that was low to the ground, such that he could feel the court under his feet, so that the risk of ankle injury was minimized. Moore also designed the Air Jordan I with color in mind, likely in response to requests from Jordan that the sneaker be “different” and “exciting.”
In 2017, Virgil Abloh remixed ten classic Nike silhouettes for an exclusive collection titled “The Ten.” Abloh’s version of the Jordan 1 “Chicago” mimics its OG predecessor while boasting modern materials and Abloh’s signature quotation marks. The Off-White Jordan 1 was also declared 2017’s sneaker of the year.
Moore’s contribution to the Air Jordan Brand goes beyond his part in the sneakers’ design. While the “Air Jordan” name was conceived by Michael Jordan’s agent David Falk, the original Air Jordan ball-and-wings logo was also created by designer Peter Moore. The designer has a knack for creating iconic designs as, later, after moving to adidas, he created Adidas’ quintessential “Three Bars” logo.
After “The Ten,” Nike and Virgil Abloh continued to release more colorways of each sneaker featured in the collection, perpetuating the hype and success of “The Ten.” The all-white “EU” edition was initially released at an Off-White pop-up in Paris and then eventually saw an exclusive European release through Nike’s SNKRS app.
“Satin Banned”
The “Satin Banned” colorway was released to commemorate the anniversary of the original “banned” black and red colorway of the Jordan 1. The shoe was released exclusively at a pop-up in NYC, limited to only 501 pairs (numbered) worldwide.
Union “Blue Toe”
The Jordan 1 Union “Blue Toe” is derived from a collaboration with UNION Los Angeles, a space known for trailblazing within the streetwear culture. UNION was founded in New York in 1989 by James Jebbia, founder of Supreme, and his partner, Mary Ann Fusco, before being relocated to Los Angeles by current owner Chris Gibbs. The sneaker features two OG colorways of the Jordan 1 seemingly stitched together at the ankle.
“Art Basel Pack - Igloo and Rust Pink”
The Jordan 1 “Igloo” and “Rust Pink” colorways were released alongside each other at Art Basel Miami in 2017. The “Black Toe” reiterations feature South Beach appropriate tones of pink and blue, complementing Miami’s art deco style.
Market Assessment

Market demand for collectible sneakers is typically contingent on retailers’ decisions to restock sneakers or release similar editions. The continued demand for the Air Jordan 1 is indicative of why it is often considered the best Jordan silhouette ever made.
Despite having released a multitude of colorway variations, the Air Jordan 1 still remains a dominant shoe on the secondary market. Major resellers like StockX consistently list variations of the Air Jordan 1 as some of their most highly traded sneakers. As particularly exclusive releases, each of the Air Jordan 1s constituting Asset 6 is unique colorways or materials, none of which have been retroed. Four out of the eight shoes never saw a traditional public release (friends and family, city and pop-up exclusive, etc.). This added exclusivity makes these Air Jordan 1s some of the most valuable shoes on the secondary market.
Supply for these Air Jordan 1 colorways is scarce, and similarly scarcer in deadstock condition with box and accessories. Depending on condition and provenance, pairs have sold in recent years for anywhere between $1,410 and $8,000 and are listed anywhere between $2,988 and $21,703.
Condition Report
The Asset 6 sneakers are deadstock, meaning that they have never been worn and are in excellent condition. Authenticity is verified by looking at the model number.
Ownership and Pricing History
Our affiliate purchased the Asset 6 sneakers from GOAT, StockX, Plus CA and Index Portland, all well-known sneaker retailers, and directly from private collectors. The prior ownership and pricing history of the sneakers constituting Asset 6 is unknown, however, there are data points for sales of these sneakers that are close to our purchase price.
Asset 7
Summary Overview
We will purchase a pair of Nike SB Dunk Low “Freddy Krueger” sneakers (which we refer to as Asset 7) for $30,000 from our affiliate, Series Gallery Drop 028, a series of Gallery.
●    Nike SB: Nike SB, the brand’s skate-focused line, began in 2001 under general manager, Sandy Bodecker. After a series of failed products, Bodecker was enlisted to help Nike SB shift direction. Rather than building a brand new shoe from the ground up, Nike turned to a shoe they made that skaters were already wearing, the Nike Dunk. By 2002, Nike released the Nike SB Dunk, a new iteration designed specifically for skaters. After recruiting skaters like Reese Forbes, Gino Ianucci, Richard Mulder and Danny Supa and securing collaborations with major skateboarding companies like Supreme, Nike SB’s reintroduction into the world of skateboarding would eventually leave a lasting impression on sneaker culture as a whole.
●    The Nike SB Dunk: The history of the Nike SB Dunk begins in 1985, after Peter C. Moore designed the original Nike Dunk. Originally designed as a basketball shoe, the Nike Dunk’s performance features were attractive to ballers and skaters alike. By 2002, Nike released the Nike SB Dunk, their first major shoe dedicated to skateboarding as a sport.
●    Scarcity: Although the exact production of the shoe cannot be confirmed, the sneakers constituting Asset 7 are scarce. The Nike SB Dunk Low “Freddy Krueger” was pulled from production following a cease-and-desist letter from New Line Cinema, the company responsible for Nightmare on Elm Street. Only one small skate shop in Mexico mistakenly sold a few pairs early. The other existing shoes were set to be incinerated, but a Nike employee pulled several pairs before they were destroyed. It is rumored that 30 pairs exist, with even fewer pairs remaining in deadstock condition.

●    Condition: The sneakers constituting Asset 7 are deadstock (never worn). As sample shoes, they do not come with an original box.
Specifications
Brand	Nike
Asset	Nike SB Dunk Low
Colorway	Freddy Krueger
Size	9
Condition	Deadstock without box
Release Date	2007 (No formal release)
Designer	Peter C. Moore
Affiliate Purchased From	Project Blitz
Affiliate Purchased For	$18,500
Affiliate Year Purchased	2020

The Designer
The Nike SB Dunk Low was designed by Peter C. Moore. As the original designer of the Nike Dunk in 1985, along with the original Air Jordan 1, Moore had created a shoe that transcended its original sport and intended usage. As it turned out, the lateral support, cushioning and grip featured on dunks was just as useful in the world of skateboarding. By 2002, Moore teamed up with Sandy Bodecker to reintroduce Nike SB and the SB Dunk, featuring tailored tweaks to padding and traction, specifically with skateboarding in mind.
Moore’s contribution to the Nike Brand goes beyond his part in the sneakers design. Moore created the original Air Jordan ball-and-wings logo, and after moving to Adidas, he created Adidas’ quintessential “Three Bars” logo.
Market Assessment
Market demand for collectible sneakers is typically contingent on retailers’ decisions to restock sneakers or release similar editions. The sneakers constituting Asset 7 never saw a full public release due to a cease-and-desist letter that claimed the shoes infringed on the Nightmare on Elm Street franchise.
Supply for the sneakers constituting Asset 7 is scarce, and scarcer in deadstock condition.
Condition Report
The Asset 7 sneakers are deadstock, meaning that they have never been worn and are in excellent condition. Authenticity is verified by looking at the model number.
Ownership and Pricing History
Our affiliate purchased these sneakers from Project Blitz, a well-known sneaker retailer. The prior ownership and pricing history of the sneakers constituting Asset 7 is unknown, however, there are a limited number of data points for sales of these sneakers.
Asset 8
Summary Overview

We will purchase a collection of Travis Scott collaboration Nike sneakers (which we refer to collectively as Asset 8) for $52,993 from our affiliate, Series Gallery Drop 029, a series of Gallery.
●    Nike x Travis Scott Partnership: The partnership between Nike and Travis Scott was announced in 2017 when the world-famous hip hop artist revealed a friends-and-family iteration of the Jordan Trunner LX. The untraditional sneaker was produced in extremely limited quantities to be worn by Scott while touring with Kendrick Lamar. The partnership has produced some of the most sought-after sneakers in the last decade, with a similar reception as previous non-athlete partnerships like Kanye West’s.
●    Travis Scott x Nike Sneakers: At the end of 2017, Travis Scott announced the global launch of his Nike partnership. The Travis Scott x Air Force 1 was released alongside the “AF100” collection that celebrated the 35th anniversary of the iconic Nike silhouette. After selling out immediately, Scott continued to work with Nike, producing several more iterations of the Air Force 1, the Air Jordan 1 and Air Jordan 4. His recent Nike collaborations adopted the newer Air Max 270 silhouette and the classic Nike SB Dunk Low, which were released alongside full capsule collections of Travis Scott x Nike apparel.
●    Scarcity: Although the exact production of each shoe cannot be confirmed, the sneakers constituting Asset 8 are scarce. The Air Force 1 “AF100” was exclusively released at Complexcon 2017. The Air Jordan 4 x Travis Scott “F&F” pairs were samples produced for Travis Scott’s entourage, never seeing a public release. The Nike SB Dunk Low “Special Box” is a more-collectible version of an already limited sneaker. Each sneaker’s scarcity is compounded by its deadstock condition.
●    Condition: The sneakers constituting Asset 8 are deadstock (never worn), with their original boxes and accessories.
Specifications
Brand	Nike	Nike	Air Jordan	Air Jordan	Air Jordan
Asset	Nike SB Dunk Low	Nike Air Force 1	Air Jordan 1	Air Jordan 4	Air Jordan 4
Colorway	Travis Scott “Special Box”	Travis Scott AF100	Travis Scott	Travis Scott “F&F Mocha”	Travis Scott “F&F Purple”
Size	11.5	12	11.5	13	13
Condition	Deadstock with box and accessories
Release Date	February 22, 2020	December 2, 2017	May 11, 2019	Unreleased, 2018	Unreleased, 2018
Designers	Peter Moore, Travis Scott	Bruce Kilgore, Travis Scott	Peter Moore, Travis Scott	Tinker Hatfield, Travis Scott	Tinker Hatfield, Travis Scott
Affiliate Purchased From	StockX	Private Collector	StockX	Sole Supremacy	Project Blitz
Affiliate Purchased For	$1,829.95	$1,393.60	$1,418.95	$21,666.13	$27,000.00
Affiliate Year Purchased	2020

The Designers
Peter C. Moore

The Nike SB Dunk Low and the Air Jordan 1 were designed by Peter C. Moore. As the original designer of Nike’s early roster of shoes, including the original Nike Dunks and Nike Air Jordan 1’s in 1985, Moore created shoes that transcended their original sport and intended usage. As it turned out, the lateral support, cushioning and grip featured on dunks was just as useful in the world of skateboarding. By 2002, Moore teamed up with Sandy Bodecker to introduce Nike SB and the SB Dunk, featuring tailored tweaks to padding and traction, specifically with skateboarding in mind.
Moore’s contribution to the Nike Brand goes beyond his part in the sneakers’ design. Moore created the original Air Jordan ball-and-wings logo, and after moving to Adidas, he created Adidas’ quintessential “Three Bars” logo.
Bruce Kilgore
The Nike Air Force 1 made its debut in 1982. As one of Nike’s original designers, the Air Force 1 was Bruce Kilgore’s first time designing a basketball shoe. Kilgore focused on a functional design, including an outsole designed for players’ pivot point. Given the shoes’ mutability, the Air Force 1 has grown to become a global streetwear standard.
After his success designing the Air Force 1, Kilgore went on to design several other court shoes, including the Avenger, Adversary, Air Ace, Air Pressure, and the Air Jordan II.
Tinker Hatfield
Tinker Hatfield is the most well-known designer for the Nike brand as a whole, having been called the “Michael Jordan of designing Jordans.” Hatfield joined the company in 1981 as a corporate architect, but quickly shifted towards athletic footwear design in 1985. Taking inspiration from the Pompidou Center in Paris, Tinker introduced the Air Max 1 in 1987, the first shoe to feature a visible air bubble. After the Air Max 1’s success, Hatfield continued to design some of Nike’s most iconic silhouettes, most notably the Air Jordan 3-15 and the Air Max 90.
The Sneakers
Nike SB Dunk Low “Travis Scott” (Special Box)
In February 2020, Travis Scott released his iteration of the Nike SB Dunk Low. The sneaker features vulnerable materials that wear down as the shoes are skated, eventually revealing different patterns and materials underneath.
Air Force 1 “Travis Scott” (AF100)
The Air Force 1 was released alongside the “AF100” collection that celebrated the 35th anniversary of the iconic silhouette. The release was exclusive to attendees at Complexcon 2017. The seemingly plain, white sneaker features DIY accessories like interchangeable velcro swooshes, as well as “Cactus Jack” branded lace locks and embroidery.
Air Jordan 1 “Travis Scott”
The Air Jordan 1 “Travis Scott” was released unexpectedly during the 2019 GRAMMYs. The backwards swoosh, “Cactus Jack” branding and hidden stash pocket make the sneaker one of the most distinctive Jordan 1’s ever produced.
Air Jordan 4 “F&F Mocha” & “F&F Purple”
During the summer of 2018, Travis Scott fans finally got to get their hands on the first public release of the Travis Scott x Jordan Brand partnership, the Houston Oilers inspired Jordan 4. Travis Scott, however, has been seen courtside at Houston Rocket’s games rocking unreleased colorways of this shoe. The quantity of these shoes in existence is unknown, making them some of the most sought-after contemporary Jordans.
Market Assessment

Market demand for collectible sneakers is typically contingent on retailers’ decisions to restock sneakers or release similar editions. The market for Nike SB Dunks exploded starting in late 2019 (some speculate this can be partially attributed to Travis Scott), increasing over 2,000% on some shoes. The continued demand for the Air Jordan 1 and Air Jordan 4 are indicative of why they are often considered two of the best Jordan silhouettes ever made.
The sneakers constituting Asset 8 are among most valuable Nike x Travis Scott collaborations, found anywhere from $899 to $27,539.
Supply for all sneakers constituting Asset 8 is scarce, and scarcer in deadstock condition.
Condition Report
The Asset 8 sneakers are deadstock, meaning that they have never been worn and are in excellent condition. Authenticity is verified by looking at the model number.
Ownership and Pricing History
Our affiliate purchased these sneakers from StockX, Project Blitz and Sole Supremacy, well-known sneaker retailers, and directly from a private collector. The prior ownership and pricing history of the sneakers constituting Asset 8 is unknown, however, there are data points for sales of some of these sneakers.
Asset 9
Summary Overview
We will purchase a collection of original 1985 Nike Air Jordan I sneakers (which we refer to collectively as Asset 9) for $85,000 from our affiliate, Series Gallery Drop 033, a series of Gallery.
●    The Jordan Brand: The Jordan Brand is the result of a collaboration between legendary basketball player Michael Jordan and Nike. The label was created at the inception of Jordan’s rookie year in 1984, with the goal of creating sneakers and apparel for Jordan that could then be marketed to the public under Jordan’s name. The brand experienced immediate success and soon became a staple in popular fashion and culture. Today, 16 years after Michael Jordan retired from the NBA, more Jordan-branded shoes and apparel are being sold than the signature lines of every other current NBA player, combined.

●    The Air Jordan I: The history of the Air Jordan line, the most popular series of sneakers in history, begins during Michael Jordan’s rookie year with the Air Jordan I. Designed by Peter C. Moore in 1985, the shoe sold out upon first release.

●    Reception: The Air Jordan I sold quickly upon initial release, leading Nike to restock them in 1985. This restock resulted in surplus supply, and Air Jordan I’s sat on shelves for years, eventually being marked down to as little as $20. These low-priced sneakers were of particular interest to skateboarders, who were looking for sneakers more durable than the canvas they typically wore. The sneakers’ initial popularity was tied to their functionality, but by 2001, Nike began producing retro versions of the 1985 original. This return to the original silhouette changed the shoes perception from a practical basketball shoe to a design icon.

●    Scarcity: Although the exact number released is unknown, the sneakers constituting Asset 9 are extremely scarce. Considering their release 34 years ago, finding the shoes in deadstock (never worn) condition is increasingly rare.

●    Condition: All the sneakers constituting Asset 9 are deadstock, with one pair also including its original box.
Specifications

Brand	Nike
Asset	Air Jordan I
Colorway	“Chicago”	“Chicago”	“Bred”
Size	11	9.5	11
Condition	Deadstock, no box	Deadstock, with box; scuff on white toe box area of right shoe	Deadstock, no box
Release Date	September 16, 1985
Designers	Peter Moore
Affiliate Purchased From	Private Collector	Index PDX	Private Collector
Affiliate Purchased For	$6,975	$8,000	$6,500
Affiliate Year Purchased	2020

The Designer
The Air Jordan I was designed by then creative director at Nike, Peter C. Moore. However, the process of creating the shoe was guided by Michael Jordan according to his personal preferences. The rookie communicated his desire for a sneaker that was low to the ground, such that he could feel the court under his feet, so that the risk of ankle injury was minimized. Moore also designed the Air Jordan I with color in mind, likely in response to requests from Jordan that the sneaker be “different” and “exciting”.

“The idea was to break the color barrier in footwear,” Moore remembers. “Prior to that, 99 percent of shoes were white or black, so I decided to design a shoe that would really take color well.”

Moore’s contribution to the Air Jordan Brand goes beyond his part in the sneakers design. While the “Air Jordan” name was conceived by Michael Jordan’s agent David Falk, the original Air Jordan ball-and-wings logo was also created by designer Peter Moore. The designer has a knack for creating iconic designs as, later, after moving to adidas, he created adidas’ quintessential “Three Bars” logo.

The Sneakers
Black/Red “Bred” or “Banned”

The “Banned” or “Bred” Air Jordan I’s are the face of the Air Jordan sneaker franchise. The sneakers made waves in their 1985 debut, largely because of the story that Michael Jordan was being fined each time he wore them on court.

White/Black/Red “Chicago”

The Chicago Bulls’ red, white and black was the colorway most commonly worn by Michael Jordan, especially during the 1985 season. The colorway has recently seen a massive influx of popularity because of its place in Virgil Abloh’s “The Ten.” The colorway headlined “The Ten” as sneaker number one, earning the prestigious FNAA Shoe of the Year award in 2017. The popularity of this collaboration has heightened the status of the colorway to new levels, especially with celebrity endorsements from Travis Scott to Roger Federer.

Market Assessment

Market demand for collectible sneakers is typically contingent on retailers’ decisions to restock sneakers or release similar editions. However, in the case of the Jordan I, this has not proven to be true. As discussed above, Nike has restocked several versions of the Jordan I, with little effect on resale value for the original pairs. The collection’s resilience to restocks is a result of the sneaker market’s recognition of the small differences that exist between original and restocked pairs. Even re-releases of the Jordan I that are designed to mimic the original contain noticeable differences that allow the sneaker market to view them as distinct. The market for Air Jordan sneakers hit a recent hot streak following the release of The Last Dance documentary.

Supply for the OG 1985 Nike Air Jordan I is extremely scarce, compounded by our criteria on deadstock condition. The lack of supply is not a product of a limited release. In fact, because the Air Jordan I sold so quickly upon initial release, Nike restocked them in 1985. The restock likewise destroyed any secondary market for the sneakers and discouraged early sneakerheads from viewing the Air Jordan I as a collectible. For some, the sneakers were bought to be worn, not collected, as shown by the many worn-down pairs on the market and the relative lack of pairs in deadstock condition.

Condition Report
The Asset 9 sneakers are deadstock, meaning that they have never been worn and are in excellent condition. Authenticity is verified by looking at the model number.
Ownership and Pricing History
Our affiliate purchased these sneakers from Index PDX, a well-known sneaker retailer, and directly from a private collector. The prior ownership and pricing history of the sneakers constituting Asset 10 is unknown, however, there are data points for sales of these sneakers that are close to our purchase price.
Asset 10
Summary Overview
We will purchase a collection of streetwear sneaker collaboration Nike sneakers (which we refer to collectively as Asset 10) for $57,678 from our affiliate, Series Gallery Drop 036, a series of Gallery.
●    Co-curated by Chris Gibbs: The sneakers constituting Asset 10 were co-curated by our manager and Chris Gibbs, who is often considered one of the most influential figures in the streetwear community, particularly on the west coast. He is best known as the owner of the Los Angeles streetwear shop, Union.
●    Cultural Relevance: Streetwear and sneakers have always been gone hand in hand, both born out of the 1980s. Starting in the early 2000s, Nike (and Air Jordan) began partnering with streetwear companies to release limited edition sneakers. These sneakers played an integral role in helping to define collaboration culture as we know it (the Air Jordan 4 x UNDFTD was the first Air Jordan collaboration ever). Brands like Supreme, Stussy and Undefeated are often considered to be some of the most influential streetwear companies to ever exist.
●    Scarcity: Although the exact production of each shoe cannot be confirmed, the sneakers constituting Asset 10 are scarce. For example, the Air Jordan 4 x UNDFTD was limited to 72 pairs, sent only to friends and family. All Supreme products (Nike collaborations included) are built on a model of extremely limited quantities. Each sneaker’s scarcity is compounded by its deadstock condition (excluding the Air Jordan 4 x UNDFTD).
●    Condition: Other than the Air Jordan 4 x UNDFTD, the sneakers constituting Asset 10 are deadstock (never worn), with their original boxes and accessories. The Air Jordan 4 x UNDFTD is lightly worn but still in excellent condition.
Specifications

Brand	Nike							Air Jordan
Asset	Nike SB Dunk Low	Nike SB Dunk Low	Nike SB Dunk Low	Nike SB Dunk High	Nike SB Dunk High	Nike SB Dunk High	Nike Air Max 1	Air Jordan 1	Air Jordan 1	Air Jordan 4
Colorway	Supreme “Black Cement”	Supreme “White Cement”	Stussy “Cherry”	Supreme “Blue Star”	Supreme “Red Star”	Supreme “Orange Star”	Patta “Chlorop-hyll”	Union “Blue Toe”	Union “Black Toe”	UNDFTD
Size	11	13	10	10.5	10.5	10.5	9.5	9	9	12
Condition	Deadstock with box and accessories									Lightly Worn
Release Date	September 1, 2002	September 1, 2002	July 1, 2005	August 8, 2003	August 8, 2003	January 1, 2003	September 29, 2009	November 17, 2018	November 17, 2018	June 23, 2005
Designers	Peter Moore	Peter Moore	Peter Moore	Peter Moore	Peter Moore	Peter Moore	Tinker Hatfield	Peter Moore	Peter Moore	Tinker Hatfield
Affiliate Purchased From	Private Collector	StockX	Private Collector	Private Collector	Private Collector	Private Collector	StockX	StockX	StockX	Flight Club
Affiliate Purchased For	$4,800	$2,400	$2,250	$6,000	$5,000	$5,000	$1,731.95	$1,714.95	$1,804.95	$17,500
Affiliate Year Purchased	2020	2019	2020	2020	2020	2020	2020	2020	2020	2020

The Curator
Chris Gibbs was born and raised in Ottawa, Canada, but spent summers with family in New York City. His trips to the United States helped influence his interests in both skateboarding and fashion. In 1996, Gibbs began working at Union’s New York location, started in 1989 by James Jebbia, founder of Supreme, and Mary Ann Fusco. At the time, Union was focused on selling t-shirts, sneakers and sweatshirts. After some years in New York, Gibbs moved out west to work at Union’s Los Angeles location under Eddie Cruz, founder of Undefeated, also known as UNDFTD.
Working alongside Jebbia and Cruz, Gibbs’ time at Union ran parallel with the birth of streetwear (Union is considered to be the store that started streetwear in America). As Union began to evolve, Gibbs helped the store incorporate more overseas influence, stocking Japanese brands and higher fashion. By 2008, Gibbs had the opportunity to purchase Union LA, and has continued to help shape the world of streetwear since.
Under Gibbs, Union has gone on to release their own in-house label and collaborate with major brands like Jordan Brand, Nordstrom, Fear of God, Carhartt WIP and more.
The Designers
Peter C. Moore
The Nike SB Dunk Low, Nike SB Dunk High and the Air Jordan 1 were designed by Peter C. Moore. As the original designer of Nike’s early roster of shoes, including the original Nike Dunks and Nike Air Jordan 1’s in 1985, Moore created shoes that transcended their original sport and intended usage. As it turned out, the lateral support, cushioning and grip featured on dunks was just as useful in the world of skateboarding. By 2002, Moore teamed up with Sandy Bodecker to introduce Nike SB and the SB Dunk, featuring tailored tweaks to padding and traction, specifically with skateboarding in mind.
Moore’s contribution to the Nike Brand goes beyond his part in the sneakers’ design. Moore created the original Air Jordan ball-and-wings logo, and after moving to Adidas, he created Adidas’ quintessential “Three Bars” logo.
Tinker Hatfield

Tinker Hatfield is the most well-known designer for the Nike brand as a whole, having been called the “Michael Jordan of designing Jordans.” Hatfield joined the company in 1981 as a corporate architect, but quickly shifted towards athletic footwear design in 1985. Taking inspiration from the Pompidou Center in Paris, Tinker introduced the Air Max 1 in 1987, the first shoe to feature a visible air bubble. After the Air Max 1’s success, Hatfield continued to design some of Nike’s most iconic silhouettes, most notably the Air Jordan 3-15 and the Air Max 90.
The Sneakers
Nike SB Dunk Low x Supreme “Black Cement” and “White Cement”
In 2002, the Nike SB legacy began with the collaboration between Nike and the enigmatic skateboarding label, Supreme. The sneakers adopted classic Jordan 3 colorways designed by Tinker Hatfield in 1988. The Supreme Dunks are one of the first material representations of sneaker and streetwear culture colliding and symbolize the birth of a new, inclusive consumer culture.
Nike SB Dunk High x Supreme “Blue Star,” “Red Star” and “Orange Star”
In 2003, the Nike x Supreme partnership produced a high top iteration of the Dunk that boasts crocodile-inspired leather and gold accents throughout the sneaker. The subverted use of luxurious materials reveals both brands’ awareness of the intersection of luxury goods, streetwear and skateboarding.
Nike SB Dunk Low x Stussy “Cherry”
Stussy was founded in the early 1980s by Shawn Stussy, a Laguna Beach, CA-based surfer and surfboard shaper. Stussy began printing and selling t-shirts as promotional material for his surfboards, and, by the late 1980s and early 1990s, Stussy expanded its streetwear line to Europe and New York City. Jebbia managed Stussy’s New York City flagship location until founding Supreme in 1994. In 2005, Stussy partnered with Nike to produce a pink and brown leather Nike SB Dunk Low inspired by Neapolitan ice cream. The colorway even compliments the pink Nike SB box in which the shoes were packaged, and the “pink box era” of Nike SB contains some of the most sought-after SB Dunk Lows of all time.
Nike Air Max 1 x Patta “Chlorophyll”
Patta was founded by Edson Sabajo and Guillaume Schmidt as a platform to present and sell collectible objects. In 2004, the streetwear and sneaker boutique opened in the middle of Amsterdam, serving as the epicenter of Dutch sneaker and streetwear culture. In 2009, the brand partnered with Nike to present an “Anniversary Pack” of Air Maxes for the brand’s fifth year anniversary. The “Chlorophyll” colorway features a clean white and gray upper juxtaposed with green denim that mimics the original color blocking of Tinker Hatfield’s first iteration of the Air Max in 1987.
Air Jordan 1 x Union “Blue Toe” and “Black Toe”
The Air Jordan 1 x Union “Blue Toe” and “Black Toe” are collaborations between the Jordan Brand and Union. UNION was founded in New York in 1989 by James Jebbia, founder of Supreme, and his partner, Mary Ann Fusco, before being relocated to Los Angeles by Cruz. Each sneaker features two OG colorways of the Nike Air Jordan 1 seemingly stitched together at the ankle. The “Blue Toe” includes the “Kentucky” and “Bred” colorways, while the “Black Toe” includes the “Black Toe” and “Neutral Grey” colorways.
Air Jordan 4 x UNDFTD
In 2002, James Bond co-founded with Cruz the tastefully curated sneaker and streetwear boutique, Undefeated, in Los Angeles. The store is another physical representation of the intersection of consumer cultures occurring at the beginning of the 2000s. In 2005, the boutique partnered with the Jordan Brand to release an extremely limited collection of 72 pairs of Jordan 4’s through a charity auction hosted by Undefeated. The sneakers, inspired by the MA-1 military jacket, feature olive drab suede, orange accents and velcro branding details on the tongue.

Market Assessment
Market demand for collectible sneakers is typically contingent on retailers’ decisions to restock sneakers or release similar editions. The continued demand for the Air Jordan 1 and Air Jordan 4 are indicative of why they are often considered two of the best Jordan silhouettes ever made.
The sneakers constituting Asset 10 are among most valuable streetwear sneaker collaborations.
Supply for all sneakers constituting Asset 10 is scarce, and scarcer in deadstock or lightly worn condition.
Condition Report
Other than the Air Jordan 4 x UNDFTD, the sneakers constituting Asset 10 are deadstock, meaning that they have never been worn and are in excellent condition. The Air Jordan 4 x UNDFTD is very lightly worn. Authenticity is verified by looking at the model number.
Ownership and Pricing History
Our affiliate purchased the sneakers from Flight Club and StockX, well-known sneaker retailers, and directly from a private collector. The prior ownership and pricing history of the sneakers constituting Asset 10 is unknown, however, there are data points for sales of these sneakers that are close to our purchase prices.
Asset 11
Summary Overview
We will purchase a collection of sample and player-exclusive Nike Air Jordan sneakers (which we refer to collectively as Asset 11) for $23,832 from our affiliate, Series Gallery Drop 037, a series of Gallery.
●    The Jordan Brand: The Jordan Brand is the result of a collaboration between legendary basketball player Michael Jordan and Nike. The label was created at the inception of Jordan’s rookie year in 1984, with the goal of creating sneakers and apparel for Jordan that could then be marketed to the public under Jordan’s name. The brand experienced immediate success and soon became a staple in popular fashion and culture. Today, 16 years after Michael Jordan retired from the NBA, more Jordan-branded shoes and apparel are being sold than the signature lines of every other current NBA player, combined.
●    Cultural Relevance: The popularity of today’s sneaker culture is in part defined by rarity and exclusivity of various sneakers. Not every Air Jordan makes it to the production line. In addition to limited edition releases slated for the public, Jordan Brand creates samples (colorway variations) or player exclusives that often go unreleased. Inevitably, these shoes can make it into the hands of collectors, making them some of the most sought-after Jordans in the last five years.
●    Scarcity: The sneakers constituting Asset 11 are extremely scarce and never saw public release. Player-exclusive pairs are reserved for student athletes or faculty, while samples are often reserved for those close to the Jordan Brand. Additionally, finding these shoes in deadstock (never worn) condition is increasingly rare.
●    Condition: The sneakers constituting Asset 11 are deadstock (never worn), with their original boxes and accessories.
Specifications

Brand	Air Jordan
Asset	Air Jordan 3	Air Jordan 4	Air Jordan 4	Air Jordan 5
Colorway	“Oregon Tinker PE”	“Georgetown PE”	“Oklahoma PE”	“Tokyo T23 Yellow Toe Sample”

Size	11.5	11	11.5	9
Condition	Deadstock, with box and accessories
Release Date	2018, Unreleased	2019, Unreleased	2019, Unreleased	2017, Unreleased
Designers	Tinker Hatfield
Affiliate Purchased From	Index PDX	Sole Supremacy	Private Collector	Index PDX
Affiliate Purchased For	$5,800	$6,208.05	$5,250	$7,500
Affiliate Year Purchased	2020

The Designer
Tinker Hatfield
Tinker Hatfield is the most well-known designer for the Nike brand as a whole, having been called the “Michael Jordan of designing Jordans.” Hatfield joined the company in 1981 as a corporate architect, but quickly shifted towards athletic footwear design in 1985. Taking inspiration from the Pompidou Center in Paris, Tinker introduced the Air Max 1 in 1987, the first shoe to feature a visible air bubble. After the Air Max 1’s success, Hatfield continued to design some of Nike’s most iconic silhouettes, most notably the Air Jordan 3-15 and the Air Max 90.
The Sneakers
Jordan 3 “Oregon PE”
The University of Oregon has famously boasted player-exclusive Air Jordan sneakers, in part due to their close relationship with Nike. Tinker Hatfield, VP of Design at Nike, studied architecture at the university and continues to pay homage to his alma mater in the form of sneaker design. The “Oregon PE” colorway takes on a version of the Jordan 3 referred to as the Jordan 3 “Tinker,” which is the classic Jordan 3 silhouette featuring a (typically absent) Nike swoosh. The Jordan 3 “Tinker” is the initial version of the Jordan 3 Hatfield presented to Michael Jordan in 1987. This Oregon-specific iteration features a lush, green suede, classic cement print details, a blacked-out Oregon “O” on the back heel and interchangeable velcro Nike swooshes.
Air Jordan 4 “Georgetown PE"
Exclusive to players, staff and coaches, the Jordan 4 “Georgetown PE” pays homage to the notoriously talented Georgetown basketball program. The cool grey, suede sneaker seems monochrome at first, but “Hoya Blue” (the nickname for Georgetown’s navy blue) details like speckling on the midsole and straps and “G” logo on the tongue make the sneaker truly stand out.
Air Jordan 4 “Oklahoma PE”
Also exclusive to players, staff and coaches, the Jordan 4 “Oklahoma PE” adopts Oklahoma Sooner colors and details to pay homage to the university’s basketball program. Like the “Georgetown PE” colorway, these sneakers boast a Sooner maroon suede upper with contrast speckling details, while the tongue features the Oklahoma “OU” logo.
Jordan 5 “Tokyo T23” Yellow Toe Sample

The Air Jordan 5 “Tokyo T23” released in 2011 to commemorate the opening of the Jordan 23 store in Tokyo. The sample version of these sneakers feature a distinct yellow toe and suede upper, classic Jordan 5 3M details, and an abstract “23” logo, inspired by the Shibuya Ward in Tokyo, embroidered on the heel. The sneakers were released exclusively in Japan yet generated global demand, making the sneakers some of the most sought-after Jordan 5s ever.
Market Assessment
Market demand for collectible sneakers is typically contingent on retailers’ decisions to restock sneakers or release similar editions. Player-exclusive editions and samples have become particularly valuable due to their extreme scarcity. The continued demand for the Air Jordan 3, Air Jordan 4 and Air Jordan 5 are indicative of why they are often considered some of the best Jordan silhouettes ever made.
The sneakers constituting Asset 11 are among the most sought-after sample and player-exclusive pairs released.
Supply for all sneakers constituting Asset 11 is scarce, and scarcer in deadstock or lightly worn condition.
Condition Report
The Asset 11 sneakers are deadstock, meaning that they have never been worn and are in excellent condition. Authenticity is verified by looking at the model number.
Ownership and Pricing History
Our affiliate purchased these sneakers from Index PDX and Sole Supremacy, two well-known sneaker retailers, and directly from a private collector. The prior ownership and pricing history of the sneakers constituting Asset 11 is unknown, however, there are data points for sales of these sneakers that are close to our purchase price.
Asset 12
Summary Overview
We will purchase a collection of Nike Air Max sneakers (which we refer to collectively as Asset 12) for $36,003 from our affiliate, Series Gallery Drop 040, a series of Gallery.
●    Nike: Nike, Inc., formerly known as Blue Ribbon Sports, was founded in 1964 by University of Oregon track and field coach, Bill Bowerman, and his student, Phil Knight. After releasing their first track shoe in 1972, Nike began to expand its offerings through the 1980s, transcending from a sportswear company, to a giant in fashion and pop culture. By associating with the world’s top athletes, Nike quickly appealed to America’s youth culture. Today, Nike stands as the world’s most popular sportswear/sneaker brand, dominating a market share of roughly 27.4% as of 2019.
●    Cultural Relevance of the Nike Air Max: In 1987, prolific Nike designer, Tinker Hatfield, designed the Nike Air Max 1 to perform on the court and look good on the street. It was the first time that Nike had ever produced a shoe with a visible air unit, a dramatic departure from their traditional design. Unlike the Air Jordan line, the Nike Air Max line was not associated with a superstar athlete, and its popularity began from an appreciation for disruptive and innovative design. The Nike Air Max line quickly became one of Nike’s best performing lines, continuing to create new models throughout the 1990s. Today, many of the Nike Air Max models are among Nike’s roster of legacy silhouettes.
●    Scarcity: The sneakers constituting Asset 12 are scarce due to the high demand for a very limited number of pairs released to the public. Additionally, finding these shoes in deadstock (never worn) condition is increasingly rare.
●    Condition: The sneakers constituting Asset 12 are deadstock (never worn), with their original boxes and accessories.

Specifications

Brand	Nike
Asset	Air Max 1 x Parra	Air Max 1 x Parra	Air Max 1 x Kidrobot	Air Max 1 x Atmos	Air Max 97 x MSCHF
Colorway	“Albert Heijn”	“Amsterdam”	“Kidrobot”	“Animal Pack”	“Jesus Shoe”
Size	10	9	12	9.5	9
Condition	Deadstock with original box and accessories
Release Date	2005 (Unreleased)	August 1, 2005	February 11, 2005	December 23, 2006	October 8, 2019
Designers	Tinker Hatfield, Piet Parra	Tinker Hatfield, Piet Parra	Tinker Hatfield, Kidrobot	Tinker Hatfield, Hirofumi Kojima	Tinker Hatfield, MSCHF
Affiliate Purchased From	The RealReal	The RealReal	Private Collector	Private Collector	Private Collector
Affiliate Purchased For	$21,775	$5,445.53	$2,991.92	$1,199	$1,800
Affiliate Year Purchased	2020

The Designers
Tinker Hatfield
Tinker Hatfield is the most well-known designer for the Nike brand as a whole, having been called the “Michael Jordan of designing Jordans.” Hatfield joined the company in 1981 as a corporate architect, but quickly shifted towards athletic footwear design in 1985. Taking inspiration from the Pompidou Center in Paris, Tinker introduced the Air Max 1 in 1987, the first shoe to feature a visible air bubble. After the Air Max 1’s success, Hatfield continued to design some of Nike’s most iconic silhouettes, most notably the Air Jordan 3-15 and the Air Max 90.
Piet Parra
Pieter Janssen, better known as Parra, is a Dutch painter, illustrator and animator. Parra has been known for his work’s range, extending from fine art to affordable t-shirts. He is best known for his post-Pop representations of mutated figures and his unique color palette, both of which have been translated into his collaborations with Nike.
Kidrobot
Founded in 2002 by entrepreneur and designer Paul Budnitz, Kidrobot is a producer and retailer of limited edition collectible toys, sneakers, apparel, and other accessories. They are best known for their Dunny figurine, a “devil bunny” vinyl toy that Paul Budnitz and Tristan Eaton began producing in 2004.
Hirofumi Kojima
Hirofumi “Koji” Kojima is the creative director and lead designer at Atmos, a prominent Tokyo sneaker and streetwear boutique, founded in 2000. After attending Bunka Fashion School, Koji began working with Atmos to design a series of sneaker collaborations. He is known for incorporating lifestyle materials (animal, camo prints, etc.) onto his collaboration shoes, and has produced some of the most iconic Nike collaborations to date, including iterations of the Air Max 1, Air Max 90 and Air Force 1.
MSCHF

MSCHF is a Brooklyn-based creative collective that was founded in 2016 by Gabriel Whaley. It has launched 26 drops to date across several categories, including physical products, art and sneakers. The New York Times has referred to Gabriel Whaley and MSCHF as “Banksy for the Internet.”
The Sneakers
Air Max 1 x Parra “Albert Heijn”
In 2005, Nike asked Dutch artist, Piet Parra, to design a shoe that represented the city of Amsterdam, Parra’s hometown. Adorned with orange and blue colors, one of the two designs paid homage to the famous Dutch grocery store, Albert Heijn. That same year, Albert Heijn changed their branding to new colors. As a result, the shoe was scrapped from production, and, instead, 24 samples were given to Parra’s friends and family. To date, it is revered as one of the rarest and most sought-after Air Maxes ever created.
Air Max 1 x Parra “Amsterdam”
While the Albert Heijn never saw a formal release, the other colorway created by Parra for Nike in 2005, which included blue, fuchia and brown, was approved by Nike. Still, the shoes saw an incredibly limited release (between 200-250 pairs), only available in Paris, London, Berlin and Amsterdam.
Air Max 1 x Kidrobot
In 2005, Nike partnered with limited edition toy and apparel designer, Kidrobot, to design an Air Max 1. As the story goes, the shoe’s design was inspired by the 1986 Maserati Quattroporte III Royale. The shoe was released exclusively through Barney’s New York, limited to just 250 pairs.
Air Max 1 x Atmos “Animal Pack”
When Atmos pitched Nike with their Air Max “Animal Pack” concept back in 2005, the Nike Japan team was concerned the shoe would not sell due to its ambitious design and materials. Atmos continued to push Nike and eventually got the idea approved; however, the shoes struggled to sell when they first released. During the past decade, the sentiment changed. Today, “Animal Pack” Air Max 1 is considered to be one of the Air Max grails amongst collectors.
Air Max 97 x MSCHF “Jesus Shoe”
In 2019, Brooklyn-based creative house, MSCHF, collaborated with INRI to produce their Nike Air Max 97. Inspired by Jesus walking on water in Matthew 14:25, the sole of each shoe was injected with 60cc of water from the River Jordan, and later blessed. Upon the release, the shoes sold out in less than a minute.
Market Assessment
Market demand for collectible sneakers is typically contingent on retailers’ decisions to restock sneakers or release similar editions. None of these shoes have seen an exact retro iteration since their initial releases.
Supply for all sneakers constituting Asset 12 is scarce, and scarcer in deadstock condition.
Condition Report
The sneakers constituting Asset 12 are deadstock, meaning that they have never been worn and are in excellent condition. Authenticity is verified by looking at the model number.
Ownership and Pricing History

Our affiliate purchased the sneakers from The RealReal, a well-known fashion/sneaker retailer, and directly from private collectors. The prior ownership and pricing history of the sneakers constituting Asset 12 is unknown, however, there are data points for sales of some of these sneakers that are close to our purchase prices.
Asset 13
Summary Overview
We will purchase a pair of Dior collaboration Nike Air Jordan 1 Low sneakers (which we refer to as Asset 13) for $6,825 from our affiliate, Series Gallery Drop 041, a series of Gallery.
●    The Jordan Brand: The Jordan Brand is the result of a collaboration between legendary basketball player Michael Jordan and Nike. The label was created at the inception of Jordan’s rookie year in 1984, with the goal of creating sneakers and apparel for Jordan that could then be marketed to the public under Jordan’s name. The brand experienced immediate success and soon became a staple in popular fashion and culture. Today, 16 years after Michael Jordan retired from the NBA, more Jordan-branded shoes and apparel are being sold than the signature lines of every other current NBA player, combined.
●    Dior x Nike Collaboration: In late 2019, Kim Jones, artistic director of Dior Homme, announced a forthcoming collaboration between Nike and the luxury fashion house: “I love mixing together different worlds, different ideas — and Jordan Brand and Maison Dior are both emblematic of absolute excellence in their fields,” says Jones. In celebration of the 35th anniversary of Air Jordan and the first Dior men’s collection in the United States, the drop consisted of two sneakers: the Air Jordan 1 Low and the Air Jordan 1 High OG in a Dior print colorway. The collaboration aims to highlight the timeless nature of the Dior house and the Air Jordan brand — both leaders and icons in their respective fields.

●    Cultural Relevance: The popularity of today’s sneaker culture is in part defined by rarity and exclusivity of various sneakers. The Dior x Air Jordan 1 Low release was limited to only 4,700 pairs, and securing a pair was limited to raffle winners. Upon release of the raffle, over 5 million hopeful buyers signed up for a chance to buy a pair of the iconic sneakers. Additional pairs were created for friends and family of the brands.
●    Scarcity: The sneakers constituting Asset 13 are scarce due to the high demand for a very limited number of pairs released to the public. Additionally, finding these shoes in deadstock condition is increasingly rare.
●    Condition: The sneakers constituting Asset 13 are deadstock, with their original boxes and accessories.
Specifications
Brand	Nike
Asset	Dior x Air Jordan 1 Low
Colorway	Wolf Grey/Sail-Photon Dust-White (Dior Jacquard Swoosh)
Size	44
Condition	Brand New, Deadstock
Release Date	July 2020
Designers	Peter Moore, Kim Jones, Thibo Denis, Martin Lotti
Affiliate Purchased From	Private Collector
Affiliate Purchased For	$4,969.14

Affiliate Year Purchased	2020

Dior
Dior is a French haute couture house founded in 1947 by famed designer Christian Dior. The brand has long been a paradigm of luxury, cutting edge fashion and opulence. In addition to creating their classic haute couture fashion, Dior designs and retails leather goods, accessories, footwear and jewelry of impeccable quality. The brand is a part of LVMH, the world’s largest luxury holding group, chaired by Bernard Arnault.
The Designers
Peter Moore
The Air Jordan I was designed by then creative director at Nike, Peter C. Moore. However, the process of creating the shoe was guided by Michael Jordan according to his personal preferences. The rookie communicated his desire for a sneaker that was low to the ground, such that he could feel the court under his feet, so that the risk of ankle injury was minimized. Moore also designed the Air Jordan I with color in mind, likely in response to requests from Jordan that the sneakers be “different” and “exciting.”

“The idea was to break the color barrier in footwear,” Moore remembers. “Prior to that, 99 percent of shoes were white or black, so I decided to design a shoe that would really take color well.”

Moore’s contribution to the Air Jordan Brand goes beyond his part in the sneakers design. While the “Air Jordan” name was conceived by Michael Jordan’s agent David Falk, the original Air Jordan ball-and-wings logo was also created by designer Peter Moore. The designer has a knack for creating iconic designs as, later, after moving to adidas, he created adidas’ quintessential “Three Bars” logo.

Kim Jones
Kim Jones (British, b. 1973) is one of men’s fashion’s most influential names and current creative director of Dior Homme. After graduating from Central Saint Martins, London’s premier fashion institute, Jones collaborated with brands such as Alfred Dunhill, Mulberry, Topman and Hugo Boss. In 2011, he was named Creative Director for Louis Vuitton, where his collections were the subject of much critical acclaim. After his stint at Louis Vuitton, Jones moved to the position of creative director for Dior Homme, where he has taken the decades old house of design into the 21st century with exclusive collaborations and imaginative designs. He was named the Menswear Designer of the Year in the 2019 British Fashion Awards due to his highly successful collections for Dior.
Thibo Denis
Thibo Denis is the senior shoe designer for Dior Homme. After working for Kris Van Assche as the Senior Menswear Designer, Denis was appointed to his position at Dior in 2015. Denis works closely with Jones to create beautiful shoes for Dior’s menswear shows and collections.
Martin Lotti
Martin Lotti is a Nike designer and executive who currently holds the position of Jordan Brand VP of Design. Lotti has worked for Nike in various capacities for over 20 years, working on some of the brands most ambitious collaborations and drops. In the past, he has focused on creating uniforms and cleats for illustrious teams like the 2015 FIFA World Cup U.S. Women’s teams and the 2016 Summer Olympics athletes. He is currently responsible for creative direction for all 11 of Nike’s categories, from basketball and Air Jordan products to soccer and football.
The Dior x Air Jordan 1 Low Sneakers

The Dior x Air Jordan 1 Low is one of the two pairs of sneakers released in the 2020 Dior x Air Jordan collaboration. The shoe features the classic Air Jordan 1 silhouette reimagined in shades of white, cream and grey, with a Dior logo jacquard Swoosh. In the words of Kim Jones, “This new capsule transcends sportswear in an unexpected way through the art of tailoring, the highest savoir-faire and perfectly reflecting the Dior codes.” The designers say that inspiration laid in Michael Jordan and his style, on and off the courts. The shoes were built by hand in Italy and fuse the craftsmanship of the Dior factory with the Air Jordan’s “technical prowess.” Lotti remarked that the drop was the “perfect collision of authenticity and luxury.”
Market Assessment

Market demand for collectible sneakers is typically contingent on retailers’ decisions to restock sneakers or release similar editions. The continued demand for the Air Jordan 1 is indicative of why they are often considered one of the best Jordan silhouettes ever made. Due to the exclusivity and time intensive production of luxury goods, it is unlikely that the Dior x Air Jordan 1 Low will be produced en masse in the foreseeable future.
Supply for the sneakers constituting Asset 13 is scarce, and scarcer in deadstock condition.
Condition Report
The Asset 13 sneakers are deadstock, meaning that they have never been worn and are in excellent condition. Authenticity is verified by looking at the model number.
Ownership and Pricing History
Our affiliate purchased the sneakers directly from a private collector, the original owner. The retail price from Dior was $2,000 before taxes. There are data points on StockX for sales of these sneakers across a variety of sizes that are close to our purchase price.
Asset 14
Summary Overview
We will purchase a collection of Nike Air Jordan sneakers known as the “Kobe 3 / 8 PE Pack” (which we refer to collectively as Asset 14) for $15,791 from our affiliate, Series Gallery Drop 042, a series of Gallery.
●    The Jordan Brand: The Jordan Brand is the result of a collaboration between legendary basketball player Michael Jordan and Nike. The label was created at the inception of Jordan’s rookie year in 1984, with the goal of creating sneakers and apparel for Jordan that could then be marketed to the public under Jordan’s name. The brand experienced immediate success and soon became a staple in popular fashion and culture. Today, 16 years after Michael Jordan retired from the NBA, more Jordan-branded shoes and apparel are being sold than the signature lines of every other current NBA player, combined.

●    Cultural Relevance of Kobe Bryant: After being drafted 13th overall by the Los Angeles Lakers in 1996, Kobe Bryant quickly became a huge success in the NBA. He is often considered to be the greatest player of his time. Kobe remained loyal to the Los Angeles Lakers, dedicating 20 seasons to the team. Between 1996 and 2016, his accomplishments include league MVP, five-time NBA champion, two-time Finals MVP, 11-time All-NBA First Team, two-time NBA scoring champion, NBA Slam Dunk Contest champion, 18-time NBA All-Star, and two-time Olympic gold medalist.

●    Scarcity: The sneakers constituting Asset 14 are extremely scarce. Designed to commemorate Kobe’s 20 year career in 2016, the player exclusive pack, which includes two sneakers, never saw a public release. Finding these shoes in brand new, deadstock condition is increasingly rare.

●    Condition: The sneakers constituting Asset 14 are deadstock (never worn), with their original boxes and accessories.
Specifications

Brand	Nike
Asset	Air Jordan 3	Air Jordan 8
Colorway	“Kobe 3 / 8 PE Pack”
Size	7.5
Condition	Deadstock
Release Date	2016
Designers	Tinker Hatfield
Affiliate Purchased From	Private Collector
Affiliate Purchased For	$20,000
Affiliate Year Purchased	2020

The Designer
Tinker Hatfield is the most well-known designer for the Nike brand as a whole, having been called the “Michael Jordan of designing Jordans.” He is arguably the most accomplished sneaker designer to ever live, earning him the GOAT (Greatest of All Time) moniker. Hatfield joined the company in 1981 as a corporate architect, but quickly shifted towards athletic footwear design in 1985. Taking inspiration from the Pompidou Center in Paris, Tinker introduced the Air Max 1 in 1987, the first shoe to feature a visible air bubble. After the Air Max 1’s success, Hatfield continued to design some of Nike’s most iconic silhouettes, most notably the Air Jordan 3-15 and the Air Max 90.
The Player

Kobe Bryant (American, b. 1978), is often considered one of the greatest basketball players to ever play the game, and particularly one of the greatest of his era. Kobe Bryant’s NBA career started at just 18 years old, when he was drafted 13th overall by the Los Angeles Lakers in 1996. Just one year later, Kobe was an All-Star, an accomplishment he would attain 18 times during his 20-year career. Kobe’s career spanned a long-enough period that he played against two of the league’s greatest players, Michael Jordan and Lebron James. No matter his opponent, what made Kobe great was his work ethic, something that became known as the “Mamba Mentality.”

This mentality carried Kobe throughout his career, helping him become league MVP, five-time NBA champion, two-time Finals MVP, 11-time All-NBA First Team, two-time NBA scoring champion, NBA Slam Dunk Contest champion, 18-time NBA All-Star and a two-time Olympic gold medalist.

Kobe’s notoriety as a player also went on to earn him his own sneaker contract with Nike. Despite retiring in 2016, Kobe’s signature shoes continue to be one of Nike’s best-selling and most valuable sneaker lines.

In late January 2020, Kobe Bryant died in a helicopter crash. He was posthumously elected to be inducted into the Basketball Hall of Fame in spring of 2021.

The Sneakers

During the 2002 to 2003 season, Kobe Bryant was a sneaker free agent. He had just left Adidas, and would soon join their main competitor in the footwear space, Nike. During his sneaker free agency, Jordan Brand gifted Kobe with a series of customized sneakers, including player-exclusive Lakers colorways of the Air Jordan 3 and the Air Jordan 8.

In 2016, Kobe Bryant announced his retirement after playing in the NBA for 20 years. As a way to commemorate his historic career, and the brief but shared moment, Jordan Brand paid tribute to Bryant by creating a Kobe PE Pack which included the Air Jordan 3 and Air Jordan 8. The pack never saw a public release and was reserved for friends and family.

Market Assessment
Market demand for collectible sneakers is typically contingent on retailers’ decisions to restock sneakers or release similar editions. As a special release, neither of the shoes comprising Asset 14 have seen an exact retro iteration since their initial releases.
Supply for all sneakers constituting Asset 14 is scarce, and scarcer in deadstock condition.
Condition Report
The Asset 14 sneakers are deadstock, meaning that they have never been worn and are in excellent condition. Authenticity is verified by looking at the model number.
Ownership and Pricing History
Our affiliate purchased the sneakers directly from a private collector. The prior ownership and pricing history of the sneakers constituting Asset 14 is unknown, however, there are data points for sales of these sneakers that are close to our purchase price.
Asset 15
Summary Overview
We will purchase a pair of Futura collaboration Nike SB Dunk High “FLOM” sneakers (which we refer to as Asset 15) for $56,139 from our affiliate, Series Gallery Drop 043, a series of Gallery .
●    Scarcity: The “FLOM” dunk was produced in an extremely limited quantity of only 24 pairs. Of the 24, only three pairs were made publicly available, via raffle in Hong Kong, and the remaining pairs were reserved for friends and family of Futura.
●    Cultural Relevance: The “FLOM” SB Dunk High is the result of a collaboration between Nike and iconic street artist, Futura. It marked one of the first collaborations between Nike SB and an artist, kickstarting a new generation of cultural collaborations.
●    Scarcity: The sneakers constituting Asset 15 are extremely scarce, with only 24 pairs in existence. Additionally, finding these shoes in deadstock (never worn) condition is rarer.
●    Condition: The sneakers constituting Asset 15 are deadstock (never worn), with a replacement box.
Specifications
Title	The SB Dunk High x Futura “FLOM”
Brand	Nike
Size	8
Condition	Deadstock (replacement box)

Scarcity	1/24 pairs made
Release Date	2004
Affiliate Purchased From	Sotheby’s
Affiliate Purchased For	$63,000
Affiliate Year Purchased	2020

The Designer
Brooklyn-local Leonard Hilton McGurr, known as Futura, is one of the founding fathers of the graffiti movement in New York. Futura started his career in the 1970s tagging subway walls as Futura 2000, a nod to his favorite movie, 2001: A Space Odyssey (Stanley Kubrick). Futura belongs to a notable group of artists that came out of New York City during this period, including Jean-Michel Basquiat, Keith Haring and Dondi White, all of whom exhibited at The Fun Gallery in the 1980s. Futura is an admired illustrator, photographer and fashion designer whose art touches many different spheres of public life.
Perhaps Futura’s most important contribution to graffiti art was the way he abstracted the artform, often blending his work’s text and imagery. His influence was felt far outside street art as Futura would go on to collaborate with punk band, The Clash, creating live works during their concerts and also designing their album art. Futura’s work can be found in the collections of the Musée de Vire, the Museum of the City of New York and the Museo de Arte Moderna di Bologna.
The Shoe
Designed for the opening of Futura’s Fukuoka store in 2004, these shoes were created with only three weeks of lead time. The resulting shoe is known as the “FLOM” Dunk, which incorporates different denominations of money across global cultures. According to sneaker lore, the concept behind the dunk investigates the dichotomy between passion and profiteering in sneaker culture.
Of the mere 24 pairs produced, three pairs were raffled off to enthusiasts in Hong Kong, while the remaining 21 pairs were reserved for friends and family of Futura.
Market Assessment
Market demand for collectible sneakers is typically contingent on retailers’ decisions to restock sneakers or release similar editions. This pair of sneakers has not seen a retro iteration since its initial, limited release.
The Asset 15 sneakers are scarce due to their limited release, and scarcer in deadstock condition.
Condition Report

The Asset 15 sneakers are deadstock, meaning that they have never been worn and are in excellent condition, and come with a replacement box.
Ownership History
Our affiliate purchased the Asset 15 sneakers from Sotheby’s on September 30, 2020. The prior ownership and pricing history of the sneakers constituting Asset 15 is unknown.
Asset 16
Summary Overview

We will purchase a collection of Nike Air Yeezy 1 sneakers (which we refer to collectively as Asset 16) for $13,186 from our affiliate, Series Gallery Drop 114, a series of Gallery.
●    The Sneakers: The Asset 16 collection features the three original Nike Air Yeezy 1 sneakers released in 2009. The shoes were brought to life by Kanye West and legendary Nike designer, Mark Smith. The colorways in the collection include “Zen Grey,” “Blink” and “Net Tan”. Each pair is in brand new, deadstock condition, complete with the original box and accessories.
●    Scarcity: While exact production numbers are unknown, each Nike Air Yeezy 1 was a limited-edition release. In the years since 2009, many pairs have been worn or stored improperly, increasing the scarcity of brand new, deadstock pairs.
●    Cultural Significance: The Nike Air Yeezy 1 marked the first time a non-athlete was given a signature sneaker with Nike, a seismic shift in the sneaker landscape. It was a full-circle moment for West, who had been sketching sneakers on a notepad since the fourth grade. Just like his beats, Kanye remixed elements from the past to create something uniquely new and exciting.
Specifications
Brand	Nike
Asset	Air Yeezy 1
Colorway	“Zen Grey”	“Blink”	“Net Tan”
Size	9.5	12	12
Condition	Deadstock
Release Date	2009
Designers	Kanye West & Mark Smith
Affiliate Purchased From	StockX	StockX	Private Collector
Affiliate Purchased For	$4,233	$4,524	$4,050
Affiliate Year Purchased	2021

The Sneakers
In 2009, Kanye West shocked the world when he debuted his Nike Air Yeezy 1, the first shoe released under his contract with Nike. It was through his work with Nike that West quickly became one of the most well-known names in sneakers alongside greats like Michael Jordan. Each pair of the Asset 16 sneakers is in brand new, deadstock condition, and comes with the original box and accessories. Finding a completed collection of all three shoes adds to the collection’s scarcity.
Market Assessment
Market demand for collectible sneakers is typically contingent on retailers’ decisions to restock sneakers or release similar editions. As limited edition releases, none of the shoes comprising Asset 16 have seen retro iterations since their initial releases.
Supply for all sneakers constituting Asset 16 is scarce, and scarcer in deadstock condition.
Condition Report

The Asset 16 sneakers are deadstock, meaning that they have never been worn and are in excellent condition. Authenticity is verified by looking at the model number.
Ownership and Pricing History
Our affiliate purchased the Asset 16 sneakers from StockX and directly from a private collector. The prior ownership and pricing history of the sneakers constituting Asset 16 is unknown, however, there are data points for sales of these sneakers that are close to our purchase price.
Asset 17

Summary Overview

We will purchase the full Nike x Off White: “The Ten” collection, which consists of ten pairs of sneakers (which we refer to collectively as Asset 17), for $16,601 from our affiliate, Series Collection Drop 002, a series of Collection.

●
Redesigned by Virgil Abloh: The Asset 17 sneakers are the result of a collaboration between American fashion designer Virgil Abloh and Nike. Virgil is best known as the creator of fashion label “Off-White” and the artistic director of menswear at Louis Vuitton. As part of the collaboration, Virgil selected ten of Nike’s most iconic and bestselling sneakers and changed design elements by three percent or less to preserve the purity of the original silhouette.

●
Reception: The sneakers were extremely well-received and sold old immediately on all platforms. Prior to their public release to US and European markets, Virgil distributed customized pairs to celebrity athletes, musicians and designers. These exclusive releases created enormous demand for the collection, which was formally released to European consumers on November 9th via online raffle and to North American consumers on November 20th via Nike’s SNKRS app.

●
Creation Process: “The Ten” Nike shoes were deconstructed and redesigned by Virgil throughout early 2017, however the collaboration between the two brands was not officially confirmed until late August. The design process involved Virgil taking each individual shoe and breaking it down with an X-ACTO knife to remove and alter key elements. Virgil maintained the foundational silhouette of each shoe but added small fabrics and panels and relocated parts, paying particular attention to the stitching and tongues of the shoes.

●
Themes represented in “The Ten”: The 10 shoes are divided into two themes. The first, “REVEALING,” is designed to look accessible: hand-cut, open-source and reconstructed. “REVEALING” uncovers the emotional details of each icon, offering a deconstructed, assembly-line feel that examines their past, present, and future. It includes the Air Jordan I, Nike Air Max 90, Nike Air Presto, Nike Air VaporMax and Nike Blazer Mid. The second, “GHOSTING,” was designed with translucent uppers to further the idea of revealing and unite the second set of silhouettes through common material. “GHOSTING” uses a transparent outer layer to create a seamless effect, blurring the lines that make us think we know a shoe, stripping away elements to find a baseline. It includes the Converse Chuck Taylor, Nike Zoom Fly SP, Nike Air Force 1 Low, Nike React Hyperdunk 2017 and Nike Air Max 97.

●	Scarcity: Unlike other Nike models, the sneakers constituting Asset 17 are designs that haven’t been restocked since the collaboration came to an end in late 2018.

●	Condition: All the sneakers constituting Asset 17 are deadstock (never worn), and come with their original boxes and accessories.

Specifications

●	Brand: Nike

●	Condition: Deadstock with Original Box

●	Designer: Virgil Abloh

●	Affiliate Purchase Year: 2019

Asset	Size	Colorway	Release Date	Affiliate Purchased From	Affiliate Purchased For
Air Max 90	11	Sail/White -Muslin	November 9, 2017	Stadium Goods	$1,549
Air Max 97 OG	10	White/Cone-Ice Blue	November 9, 2017	Private Collector	$1,300
Hyperdunk 2017	10	White/White-White	November 9, 2017	Flight Club	$1,100
Air Vapormax FK	10	Black/White-Clear	November 9, 2017	Stadium Goods	$2,500
Air Presto	11	Black/Black -Muslin	November 9, 2017	Stadium Goods	$2,300
Zoom Fly	10.5	White/White-Muslin	November 9, 2017	Stadium Goods	$1,100
Air Force 1 Low	10.5	White/White-Sail	November 9, 2017	Stadium Goods	$1,499
Blazer Mid	10	White/Black-Muslin	November 9, 2017	Private Collector	$1,900
Air Jordan 1	11	White/Black - Red “Chicago”	November 9, 2017	Stadium Goods	$3,900
Chuck 70 Hi	10	Clear/White/White	May 8, 2018	Stadium Goods	$1,250

The Sneakers

Air Max 90

The Air Max 90 was remodeled by using different fabrics on the lower, middle and upper sections of the shoe. Initially released in the sail/white-muslin colorway, the sneaker was later released in “Black” and “Desert Ore” colorways.

Air Max 97 OG

This Air Max 97 OG was reinvented by Virgil twenty years after the release of the original silhouette in 1997. The shoe features a white/cone-ice blue colorway with a remodeled tongue and a Nike tag with ‘AIR’ in bold black writing along the midsole. It was later released in “Menta,” black, and Serena Williams’ “Queen” colorways.

Hyperdunk 2017

The React Hyperdunk is a Nike basketball shoe. It was reconstructed with a translucent strap over the shoe and disfigured tongue. The shoe featured ’FOAM’ in bold black writing along the midsole of the shoe. The shoes were debuted in public during the season opening NBA game by Golden State Warrior Draymond Green in October 2017.

Air Vapormax FK
A recent addition to the Nike brand, the Air VaporMax was redesigned in a black colorway with a beige colored upper sole and ‘AIR’ along the air bubbles on the outside of the shoe. The shoe included a distressed tongue similar to other sneakers in “The Ten.” It was later released in all-black and all-white colorways.

Air Presto

The Air Presto was completely remodeled and had many of its key elements placed in different locations on the shoe. It also included the addition of a back strap for support and an additional tongue on top of the original. The shoe was later released in all-white and all-black colorways.

Zoom Fly

The Zoom Fly was deconstructed but maintained the majority of its key elements and structure. It was designed in a white/white-muslin colorway but included a translucent midsection and an orange undertone as well as the words ‘FOAM’ in bold black writing along the midsole. This shoe was later released in black and “Tulip” pink colorways.

Air Force 1 Low

Virgil’s take on the Air Force 1 kept its original form and features, with the deconstruction occurring on the tongue and laces. Abloh removed the signature Nike tick logo that is placed on the inner and outer section of the shoe and added thick, noticeable stitching. It was originally released in this White/White-Sail colorway but was later re-released in all volt, all black and MOMA colorways.

Blazer Mid

The Blazer Mid was remodeled by moving the swoosh logo lower, deconstructing the tongue and adding and adding an orange tag that appears throughout “The Ten.” It was later released in Serena Williams’ custom “Queen” colorway as well as “All Hallows Eve” and “Grim Reaper” colorways which were known as the Halloween pack.

Air Jordan 1

Abloh’s Air Jordan 1 design is largely considered the flagship of the pack. Not only does the Air Jordan 1 carry the highest price tag of the “The Ten” on the resale market, it also won the “Shoe of the Year” award in 2017. The shoe features “AIR” typography on the midsole, as well as an orange hit on the heel, which seems to imitate a price sticker. The lateral Swoosh also appears to be pinned to the upper instead of fully stitched. Abloh penned individual slogans like “AIR FLACKO” for A$AP Rocky and “AIR CANADA” for Drake on the midsole of pairs gifted to celebrity friends. For two years in a row, Abloh wore his Air Jordan 1 designs to the Met Gala in New York City, rocking this “Chicago” colorway in 2017 before wearing the “UNC” colorway in 2018. Virgil’s take on the Air Jordan 1 has been re-released in an all-white colorway as well as the “UNC” colorway.

Chuck 70 Hi

Nike’s ownership of Converse allowed Abloh to redesign the iconic Chuck Taylor All Star. He added a clear midsection and ‘LEFT’ and ‘RIGHT’ in bold black letters placed at the top of the respective sides of the shoes. The shoe featured ‘VULCANIZED’ in bold black writing along the midsole of the shoe. This release was delayed to May 8th, 2018 and was the last of “The Ten” to release. It was later released in a white colorway with a striped midsole.

The Designer

American designer, DJ and entrepreneur Virgil Abloh came to prominence as Kanye West’s creative director but has since made waves in the fashion world with his luxury streetwear label, Off-White, and appointment as artistic director of menswear at Louis Vuitton in March 2018.
An influential designer, Virgil began his career at an architecture firm after earning a bachelor’s degree in civil engineering and a Master’s in Architecture. The designer’s foray into fashion began with an internship at Fendi in 2009, where he would initiate a collaborative relationship with fellow intern Kanye West. Shortly after founding RSVP Gallery, an art gallery and menswear boutique in Chicago, Virgil joined Kanye West’s creative agency Donda as creative director, overseeing projects like stage shows and concert merchandise. West also asked the designer to serve as the artistic director for the 2011 Jay-Z/Kanye West album Watch the Throne. In 2012, Abloh launched his first fashion project, Pyrex Vision, which provided an early look at Virgil’s knack for reinventing. Virgil screen-printed the word Pyrex and the number 23 (an homage to his childhood hero, Michael Jordan) onto deadstock Ralph Lauren flannel shirts, selling customized pieces he had originally purchased for $40 at prices upwards of $550.

In 2013, Abloh closed Pyrex and founded Off-White, a multi-platform creative endeavor based in Milan. At Off-White, he began combining ideas of streetwear, luxury, art, music, and travel, defining the brand simply as, “the gray area between black and white as the color Off-White.” From the get-go, hovering quotation marks become Abloh’s signature. The Milan-based brand was picked up by Barneys and Colette, and was worn by the likes of Jay-Z, ASAP Rocky, Rihanna and Beyoncé. In 2015, Off-White was an LVMH Prize finalist. Two years later, Off-White attracted the attention of Nike and Virgil was commissioned to re-create 10 of Nike’s iconic silhouettes in a work-in-progress style, each adorned with a safety tag around the laces. The limited release left the sneaker market hungry for more, and Abloh hosted panels and workshops with Nike and additional releases throughout the year.

In 2018, Virgil was named the artistic director of Louis Vuitton’s menswear collections, becoming the first American of African descent to be named artistic director at a French luxury fashion house. He also started performing as a DJ more frequently, making appearances at major festivals such as Lollapalooza.
Virgil passed away on November 28, 2021.
Market Assessment

Market demand for collectible sneakers is highly contingent on retailers’ decisions to restock sneakers or release similar editions. Since the original 10, Off-White has collaborated with Nike on an additional 29 sneakers. These additional drops, which continue to generate high demand, are not likely to impede on price appreciation for the original 10 sneakers. All pairs of “The Ten” have seen price appreciation since their release, even in the face of ongoing collaboration between Off-White and Nike. Rather than detract from the value of the original 10, believe the ongoing releases help keep off-white relevant as each new pair can trace its inspiration to the original 10.

Condition Report

The Asset 17 sneakers are deadstock, meaning that they have never been worn and are in excellent condition with their original boxes and accessories. Our affiliate purchased these sneakers from Stadium Goods and Flight Club, two well-known sneaker retailers, that believe the sneakers to be authentic. Our affiliate also purchased two pairs from private collectors, which were inspected and authenticated by Round Two and Always Legit. Our affiliate received third-party opinions to validate authenticity of the Asset 17 sneakers.

Ownership and Pricing History

Our affiliate purchased the Asset 17 sneakers from Stadium Goods and Flight Club, well-known sneaker retailers, and directly from private collectors. The prior ownership and pricing history of the sneakers constituting Asset 17 is unknown, however, there are data points for sales of these sneakers that are close to our purchase price.

Asset 18
Summary Overview
We will purchase a pair of 1985 Nike Air Jordan 1 “Red Metallic” sneakers (which we refer to as Asset 18) for $15,000 from our affiliate, Series Collection Drop 006, a series of Collection.
●    The Shoes: The “Red Metallic” colorway was one of the seven metallic colorways for the Nike Air Jordan 1 released in 1985. Despite being released more than 35 years ago, the Asset 18 sneakers are in brand new, deadstock condition.
●    Scarcity: While exact production numbers are unknown, finding deadstock pairs of any 1985 Air Jordan 1 is extremely rare due to pairs being worn or improperly stored over the last 35+ years.

●    Cultural Significance: Michael Jordan and the Air Jordan brand are the foundation of modern sneaker culture. “Jordans” are as much a shoe as they are a social currency, embodying the cultural definition of “cool.” The Air Jordan 1 is a particularly special shoe considering it was the first signature shoe that resulted from the historic, multi-billion-dollar partnership between Nike and Jordan. The Air Jordan 1 is still considered by many collectors to be the best sneaker silhouette of all time.
Specifications
Brand	Nike
Asset	Air Jordan 1 “Red Metallic” sneakers
Colorway	“Red Metallic”
Size	9
Condition	Deadstock
Release Date	1985
Affiliate Purchased From	Private Collector
Affiliate Purchased For	$15,000
Affiliate Year Purchased	2021

The Sneakers
The Nike Air Jordan 1 is the sneaker that started it all. Originally released in 1985 as Michael Jordan’s first signature sneaker, the Air Jordan 1 helped pave the way for the most popular sneaker franchise of all time. The “Red Metallic” pair is one of the most elusive colorways released, and the Asset 18 sneakers are in brand new, deadstock condition.
Market Assessment
Market demand for collectible sneakers is typically contingent on retailers’ decisions to restock sneakers or release similar editions. As a limited edition release, the shoes comprising the Asset 18 have not seen retro iterations since their initial release.
Supply for the sneakers constituting Asset 18 is scarce, and scarcer in deadstock condition.
Condition Report
The Asset 18 sneakers are deadstock, meaning that they have never been worn and are in excellent condition. Authenticity is verified by looking at the model number.
Ownership and Pricing History
Our affiliate purchased the Asset 18 sneakers from a private collector. The prior ownership and pricing history of the sneakers constituting Asset 18 is unknown.
Asset 19
Summary Overview
We will purchase a pair of Jay-Z collaboration Nike Air Force 1 “All Black Everything” for HOV Charity “France” sneakers (which we refer to as Asset 19) for $10,000 from our affiliate, Series Collection Drop 009, a series of Collection.

●    The Shoes: In 2010, to celebrate the World Basketball Festival, Jay-Z partnered with Nike to release five sneakers that represented each country participating in the festival: the United States, France, China, Brazil and Puerto Rico. Labeled as “All Black Everything,” each pair is unique in its design (materials and country-related motifs), with two pairs made per participating country. The Asset 19 sneakers are one of only two “France” pairs made (and one of 10 in terms of the entire collection), size US 12 and in brand new, deadstock condition.
●    Cultural Significance: Nike’s Air Force 1 sneaker stands as one of the pillars of modern sneaker culture. Designed in 1982 by Bruce Kilgore, the basketball-focused shoe was quickly adopted by the New York hip-hop scene in the 1990s and 2000s. With cosigns and collaborations from legends like Jay-Z, Fat Joe and DJ Clark Kent, the Air Force 1 became a critically important piece of cultural history. 39 years later, the Air Force 1 is still a mainstay in Nike’s sneaker offerings.
Specifications
Brand	Nike
Asset	Jay-Z collaboration Air Force 1 “All Black Everything” for HOV Charity sneakers
Colorway	“France”
Size	US 12
Condition	Deadstock
Release Date	2010
Affiliate Purchased From	Private Collector
Affiliate Purchased For	$10,000
Affiliate Year Purchased	2021

The Sneakers
The 2000s were the golden era for sneakers, particularly the Nike Air Force 1. In 2010, Nike produced just 10 pairs of sneakers in collaboration with Jay-Z’s HOV Charity to celebrate the 2010 World Basketball Festival.
Market Assessment
Market demand for collectible sneakers is typically contingent on retailers’ decisions to restock sneakers or release similar editions. As an extremely limited edition release, the shoes comprising the Asset 19 have not seen retro iterations since their initial release.
Supply for the sneakers constituting Asset 19 is extremely scarce, and scarcer in deadstock condition.
Condition Report
The Asset 19 sneakers are deadstock, meaning that they have never been worn and are in excellent condition. Authenticity is verified by looking at the model number.
Ownership and Pricing History
Our affiliate purchased the Asset 19 sneakers from a private collector. The prior ownership and pricing history of the sneakers constituting Asset 19 is unknown.

DESCRIPTION OF BUSINESS

Overview

Our manager believes that alternative assets have been a cornerstone of wealth accumulation. However, barriers are high and quality access has been limited to a tiny fraction of the global economy. We believe that those who do have access to top quality alternative investments are faced with a lack of transparency, operational overhead and high minimums and fees from established gatekeepers. The costs for investing in this asset class are high and transaction volumes are low with few options for liquidity, resulting in longer holding periods. As a result, the opportunity to build wealth remains inaccessible.

This offering is part of the proposed solution to this problem. Public is creating platform to invest in NFTs, art, collectibles and more, through one or more affiliated issuers, alongside traditional equities and crypto. The goal is to unlock every type of alternative asset and give investors true uncorrelated, diversification in a modern portfolio.

Market Opportunity

We believe the overall macroeconomic environment remains favorable for high performing alternative asset classes, including collectibles. Interest rates are expected to remain moderate (albeit rising) across most developed economies, and returns in traditional asset classes such as stocks and investment-grade bonds may remain volatile. In addition to the increased transparency generally across alternative asset classes, we believe that these factors will support the trend for investors to seek returns in alternative assets, which will continue to make these a more permanent component of investment strategies broadly.

According to a recent research report by Cowen Equity Research, the U.S. sneaker market is currently valued at $21.2 billion, and the overall global sneaker market is nearing $100 billion. Sneaker resale is now estimated to be a $2 billion market, according to Cowen & Co estimates. It is projected to triple over the next several years, reaching more than $6 billion by 2025.

A few causes can be attributed to the global popularization of the sneaker resale market. Most notably, brands generate artificial scarcity by keeping supply far below demand through limited edition drops. This hype has been boosted by celebrity-driven endorsement culture and more collaborations with celebrities, artists, high fashion designers and tastemakers to produce limited edition sneakers to the public. A select few examples of collaborations between shoe companies and tastemakers include Jordan 4 Retro KAWS Black, “The Ten” by Virgil Abloh’s Off-White, Travis Scott x Air Jordan 4 Cactus Jack, adidas x Pharrell Williams blue Human Body NMD and countless others. While some of these shoes may retail in the $100-$200 range, they just as easily appear on the secondary market at a 100x multiple. As an example, the Nike Dunk SB Low Staple “NYC Pigeon” originally retailed in Nike stores for $200 and was last sold on StockX for $13,500 on July 9, 2019. This growth in the sneaker market may also be attributed to the rise of streetwear as well as the rise of the “Hypebeast” community in mainstream culture. Strengthened by increased artistic collaborations as well as promotions by influencers and celebrities, the rise of streetwear is further propelled by social media and pop culture. This greater exposure to streetwear and the Hypebeast community through these digital channels has led to increased adoption into the mainstream, especially by an increasingly digitally native consumer. With the rise of streetwear and Hypebeast culture, the “sneakerhead” community has grown immensely, growing the #sneakerhead hashtag to over 17 million posts on Instagram.

Our Business

We were formed to facilitate investment in the underlying assets.

Public Platform & Our Manager

The Public Platform aims to provide:

●
investors with access to alternative assets for investment, portfolio diversification and secondary market liquidity for their interests (although there can be no guarantee that a secondary market will ever develop or that appropriate registrations to permit such secondary trading will ever be obtained);

●
asset sellers with greater market transparency and insights, lower transaction costs, increased liquidity, a seamless and convenient sale process, portfolio diversification and the ability to retain minority equity positions in assets via the retention of equity interests in offerings conducted through the Public Platform; and

●	all Public Platform users with a premium, highly curated, engaging experience.

The objective is for the Public Platform to become the leading marketplace for investing in alternative assets, to provide investors with financial returns commensurate with returns in the alternative asset industry and to manage the collection in a manner that provides exemplary care to the assets and offers potential returns for investors.

To provide investors with access to secondary market liquidity for their interests, Public intends to launch an interface on the Public Platform that enables investors to buy and sell their holdings via the PPEX ATS operated by North Capital. Our company will engage North Capital to receive orders to buy and sell from interest holders and will engage a broker-dealer to execute trades through the PPEX ATS. There can be no guarantee that a secondary market will ever develop. See “Securities Being Offered—Secondary Trading” for additional information regarding secondary trading.
Our manager anticipates that its core competency will be the identification, acquisition, marketing and management of investment-grade alternative assets for the benefit of the investors.

The operating agreement designates our manager as the managing member of our company. Our manager will generally not be entitled to vote on matters submitted to the holders of our interests. Our manager will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as manager.

The operating agreement further provides that our manager, in exercising its rights in its capacity as the managing member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting our company or any of the interest holders and will not be subject to any different standards imposed by the operating agreement, the LLC Act or under any other law, rule or regulation or in equity. In addition, the operating agreement provides that our manager will not have any duty (including any fiduciary duty) to our company or any of the interest holders.

In the event our manager resigns as managing member of our company, the holders of a majority of all interests of our company may elect a successor managing member. Holders of interests have the right to remove our manager as manager of our company, by a vote of two-thirds of the holders of all interests (excluding our manager), in the event our manager is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with our company. If so convicted, our manager shall call a meeting of all of the holders of interests within 30 calendar days of such non-appealable judgment at which the holders may vote to remove our manager as manager of our company. If our manager fails to call such a meeting, any interest holder will have the authority to call such a meeting. In the event of its removal, our manager shall be entitled to receive all amounts that have accrued and are due and payable to it. If the holders vote to terminate and dissolve our company, the liquidation provisions of the operating agreement shall apply (as described in “Securities Being Offered—Liquidation Rights”). In the event our manager is removed as manager of our company, it shall immediately cease to be manager of the company.

See “Directors, Executive Officers and Significant Employees” for additional information regarding our manager.

Investment Committee

Our manager assembled the Investment Committee, comprised of employees of Public People acting on behalf of Public, to assist our manager in evaluating the underlying assets prior to the purchase (including reviewing due diligence materials) and managing the underlying assets and to advise our manager on certain other matters associated with our business. The members of the Investment Committee are not and will not be managers or officers of our company and will not have any fiduciary or other duties to the interest holders of the company.

Description of Asset Management & Administrative Services Agreement; Expenses

Our manager, on behalf of the company, will appoint Otis to serve as asset manager to manage the underlying assets and provide certain administrative services to the company pursuant to the asset management agreement. Except as set forth below and any guidance as may be established from time to time by our manager or the Investment Committee, our asset manager will have sole authority and complete discretion over the care, custody, maintenance and management of the underlying assets and to take any action that it deems necessary or desirable in connection therewith. Our asset manager will be authorized to, among other things, take such actions necessary for:

●
the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including entering into on behalf of our company indebtedness that is convertible into interests, and the incurring of any other obligations;

●
the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company (including, but not limited to, the filing of periodic reports on Forms 1-K, 1-SA and 1-U with the Commission), and the making of any tax elections;

●
the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of our company (including, for the avoidance of doubt, the underlying assets) or the merger or other combination of our company with or into, or acquisition by, another person;

●
the use of the assets of our company (including cash on hand) for any purpose consistent with the terms of the operating agreement, including the financing of the conduct of the operations of our company and the repayment of obligations of our company;

●
the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of our company under contractual arrangements to all or particular assets of our company);

●
the selection, retention and dismissal of employees, agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment, retention or hiring, and the payment of fees, expenses, salaries, wages and other compensation to such persons;

●
the solicitation of proxies from holders of interests issued on or after the date of the operating agreement that entitles the holders thereof to vote on any matter submitted for consent or approval under the operating agreement;

●
the maintenance of insurance for the benefit of our company and certain indemnified persons and the reinvestment of any proceeds received by our company from an insurance claim in replacement assets which are substantially similar to that which comprised the underlying assets prior to the event giving rise to such insurance payment;

●
the creation and implementation of asset maintenance and care policies for the underlying assets and compliance with such maintenance policies, including, if applicable, the engagement of third-party independent contractors for the care, custody, maintenance and management of the underlying assets;

●
the formation of, or acquisition or disposition of an interest in, and the contribution of property and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity or arrangement;

●
the placement of any Free Cash Flow funds in deposit accounts in the name of our company or of a custodian for the account of our company, or to invest those Free Cash Flow funds in any other investments for the account of our company, in each case pending the application of those Free Cash Flow funds in meeting liabilities of our company or making distributions or other payments to the holders of interests (as the case may be);

●
the control of any matters affecting the rights and obligations of our company, including the bringing, prosecuting and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or remediation, and the incurring of legal expense and the settlement of claims and litigation, including in respect of taxes;

●	the indemnification of any person against liabilities and contingencies to the maximum extent permitted by law;

●
the entering into of listing agreements with any national securities exchange, an ATS or over-the-counter market and the delisting of some or all of the Interests from, or requesting that trading be suspended on, any such exchange or market;

●
the registration of any offer, issuance, sale or resale of Interests or other securities issued or to be issued by our company under the Securities Act and any other applicable securities laws (including any resale of interests or other securities);

●	the selection of an auditor for our company; and

●
the selection of any transfer agent or depositor for any securities of our company, and the entry into such agreements and provision of such other information as shall be required for such transfer agent or depositor to perform its applicable functions.

Additionally:

●	have full responsibility for the custody and maintenance of the title of the underlying assets;

●	manage and perform the various administrative functions necessary for our day-to-day operations;

●	provide financial and operational planning services;

●	maintain all appropriate books and records for our company;

●
oversee tax, compliance and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters, including paying routine taxes;

●	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

●	provide all necessary cash management services;

●	manage and coordinate with the transfer agent, as needed; and

●	generally, perform any other act necessary to carry out its obligations under the asset management agreement.

The asset management agreement will terminate on the earlier of: (i) one year after the date on which the underlying assets have liquidated and the obligations connected to the underlying assets (including contingent obligations) have been terminated, (ii) the removal of our manager as managing member, (iii) upon notice by one party to the other party of a party’s material breach of the asset management agreement or (iv) such other date as agreed between the parties to the asset management agreement.

The company will indemnify our asset manager and its affiliates, and any of their respective directors, members, stockholders, partners, officers, employees or controlling persons, against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which such person may become subject in connection with any matter arising out of or in connection with the asset management agreement, except to the extent that any such losses result solely from the acts or omissions of such person that have been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to have resulted primarily from such person’s fraud, willful misconduct or gross negligence.

Pursuant to the asset management agreement, all fees, taxes, costs and expenses of, or incurred in connection with the operation of, our company will be borne by our asset manager, which, as of the date of this offering circular, is our manager, Otis; provided, however, that the asset manager shall not be responsible for (i) any amounts in respect of the indemnification set forth in the asset management agreement, (ii) any indemnification payments to be made pursuant to the operating agreement or (iii) taxes (including, without limitation, sales tax and capital gains tax), if any, imposed on our company with respect to the disposition of the underlying assets (which we refer to as non-routine taxes).

The below list summarizes the anticipated expenses to be borne by the asset manager:

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any and all fees, costs and expenses incurred in connection with the holding and management of the underlying assets, including import taxes, income taxes, storage, security, valuation, custodial, marketing and utilization of the underlying assets;

●
any fees, costs and expenses incurred in connection with preparing any reports and accounts, including any blue-sky filings required to be made available to investors in certain states and any annual audit of the accounts of the company (if applicable) and any reports to be filed with the Commission;

●	any and all insurance premiums or expenses, including directors and officer’s insurance of the directors and officers of our manager or asset manager, in connection with the underlying assets;

●	any fees, costs, expenses and/or taxes incurred as a result of investor earnings, investments or withdrawals;

●	any governmental fees imposed on the capital of our company or incurred in connection with compliance with applicable regulatory requirements;

●
any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against our company or our asset manager in connection with the affairs of our company;

●	any fees, costs and expenses of a third-party registrar and transfer agent appointed by our managing member;

●	the cost of the audit of the annual financial statements of our company and the preparation of tax returns and circulation of reports to interest holders;

●	the fees and expenses of counsel to our company in connection with advice directly relating to its legal affairs;

●	the costs of any other outside appraisers, valuation firms, accountants, attorneys or other experts or consultants engaged by our managing member in connection with the operations of our company; and

●	taxes or fees imposed on our company other than non-routine taxes.

The company will be responsible for any non-routine taxes, i.e., taxes (including, without limitation, sales tax and capital gains tax), if any, imposed on our company with respect to the disposition of the underlying assets.

Indemnification of our Manager

The operating agreement provides that neither our manager, Public nor any of their current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors, nor members of the Investment Committee, nor persons acting at the request of our company in certain capacities with respect to other entities, will be liable to our company or any interest holders for any act or omission taken by them in connection with the business of our company that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

The company will indemnify these persons out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving our company and with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Asset Liquidity

We intend to hold the underlying asset for an indefinite period of time. Liquidity for investors would be obtained by transferring their interests. However, should an offer to liquidate the underlying asset or a portion thereof materializes and be in the best interest of the investors, as determined by our asset manager in its sole discretion, our asset manager will consider the merits of such offer on a case-by-case basis and potentially sell the underlying asset or the applicable portion. Our manager may, but is not required to, solicit input from investors through a non-binding vote. In determining whether an offer to liquidate the underlying asset is in the best interest of investors, our asset manager will consider, among other things, the result of a non-binding vote by investors (if applicable), the length of the time the underlying asset or a portion thereof has been held, whether future airdrops are expected that could result in revenue to our company, market conditions at the time of the offer, confidence in the future market of the underlying asset and the strength of the offer in relation to the current market. If our manager determines that, based on the foregoing factors, a sale of the underlying asset or a portion thereof is in the best interests of investors, our manager will proceed with such sale.

Furthermore, should an asset become obsolete (e.g., lack investor demand for its interests) or suffer from a catastrophic event, our asset manager may choose to sell the underlying asset. As a result of a sale under any circumstances, our asset manager would distribute the proceeds of such sale (together with any insurance proceeds in the case of a catastrophic event covered by insurance) to the interest holders.

Employees

Our company does not have any employees. All of our day-to-day operations are administered by Public employees on behalf of our manager.

Government Regulation

Regulation of collectibles varies from jurisdiction to jurisdiction and state to state. In any jurisdictions or states in which we operate, we may be required to obtain licenses and permits to conduct business, including dealer and sales licenses, and will be subject to local laws and regulations, including, but not limited to, import and export regulations, laws and regulations involving sales, use, value-added and other indirect taxes.

Claims arising out of actual or alleged violations of law could be asserted against us by individuals or governmental authorities and could expose us to significant damages or other penalties.

Legal Proceedings

None of our company, our manager, our asset manager or any director or executive officer of our manager is presently subject to any material legal proceedings.

DESCRIPTION OF PROPERTY

Our company has no physical property. Our manager, asset manager and Public are located at 6 Harrison Street, 5th Floor, New York, NY 10013. Our manager currently leases space in a purpose-built, secure, temperature-controlled storage facility in New York for the purpose of storing the underlying assets in a highly controlled environment, other than when it is being utilized for marketing or similar purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were recently formed as a Delaware limited liability company by Otis to facilitate investment in the underlying assets. We have not conducted any operations prior to the date of this offering circular and will not conduct any business activities except for activities relating to the ownership and eventual sale of the underlying assets. We have not yet commenced operations and have no assets or liabilities at this time. Accordingly, we have not presented financial statements in this offering circular, though we have described below certain critical accounting policies that we intend to adopt following our acquisition of the underlying assets. We plan to engage an independent auditor to audit our financial statements after the qualification of this offering by the SEC, this offering closes and operations commence. Following this offering, we will include audited financial statements in our annual reports with the Commission on Form 1-K containing our financial statements for such fiscal year, presented in accordance with U.S. generally accepted accounting principles, or GAAP, including a balance sheet, statements of operation, statement of changes in members’ equity and statement of cash flows, with such statements having been audited by an independent auditor selected by our manager.

Emerging Growth Company

We may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our period reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.
Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires our manager to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.
The Underlying Assets
Our company accounts for the underlying assets as indefinite-lived intangible assets initially recorded at cost.
The cost of the underlying assets includes the purchase price and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the underlying assets, including certain brokerage and sales fees and commissions, appraisal fees, research fees, transfer taxes, third-party industry and due diligence experts and auction house or marketplace fees.
The underlying assets will be owned by our company following the closing of this offering.
The underlying assets are subject to impairment losses if their fair value decreases below the carrying values. We perform a quarterly review to identify whether events or changes in circumstances, principally decreases in the quoted prices in the principal market for similar assets, indicate that it is more likely than not that the underlying assets are impaired. In determining if impairments have occurred, we consider the lowest prices quoted in the principal market since the previous quarterly review. If the carrying values of the underlying assets exceeds those lowest prices, impairment losses have occurred in amounts equal to the difference between the carrying values and those lowest prices. Gains or losses are not recorded until realized upon sale.
Revenue Recognition
Our company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments, effective upon formation.
We determine revenue recognition through the following steps:
●	identification of a contract with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when or as the performance obligations are satisfied.

No revenue models have been developed by our company, and we do not expect our company to generate revenue under current operating plans. Gains from sales of underlying assets will be presented as other income in the statements of operations as they do not qualify as operating revenues.
Fair Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:
Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).
Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.
The carrying amounts reported in the balance sheets approximate their fair value.
Earnings (Loss) / Income per Interest
Upon completion of this offering, we intend to comply with accounting and disclosure requirement of ASC Topic 260, Earnings per Share. Earnings (loss) / income per interest will be computed by dividing net (loss) / income by the weighted average number of outstanding interests during the year.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. Our company is continuing to evaluate the impact of this new standard on our financial reporting and disclosures.
We do not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our Company

Our company does not have any employees, nor any directors or officers. All of our day-to-day operations are administered by Public employees on behalf of our manager.

Our Manager

Our company operates under the direction of our manager, which is, in turn, managed by its parent, Public. Our manager is responsible for directing the operations of our business, directing our day-to-day affairs and implementing our investment strategy. Our manager is not required to devote all of its time to our business and is only required to devote such time to our affairs as its duties require. Our manager is responsible for determining maintenance required in order to maintain or improve an asset’s quality (if necessary), determining how to monetize the underlying assets at revenue-generating events in order to generate profits and evaluating potential sale offers, which may lead to the liquidation of the underlying assets.

We will follow guidelines adopted by our manager and implement policies set forth in the operating agreement unless otherwise modified by our manager. Our manager may establish further written policies and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our manager may change our objectives at any time without approval of our interest holders. Our manager has a limited track record and is relying primarily on the track record of its individual officers, directors and advisors.

Our manager performs its duties and responsibilities pursuant to the operating agreement. Our manager maintains a contractual, as opposed to a fiduciary relationship, with us and our interest holders. Furthermore, we have agreed to limit the liability of our manager and to indemnify our manager against certain liabilities.

The responsibilities of our manager include the following:

Asset-Related Services

●	define and oversee the underlying assets disposition strategy;

●	evaluate any potential asset takeover offers from third parties, which may result in asset dispositions, sales or other liquidity transactions;

●	structure and negotiate the terms and conditions of transactions pursuant to which the underlying assets may be sold or otherwise disposed;

Services in Connection with the Offering

●	develop offering materials, including the determination of its specific terms and structure and description of the underlying assets;

●	create and submit all necessary regulatory filings, including, but not limited to, Commission filings and financial audits, and coordinate with lawyers and accountants as necessary in such processes;

●	prepare all marketing materials related to this offering;

●	provide various administrative support functions;

●	create and implement various technology services, transactional services and electronic communications related to this offering;

●	all other necessary offering-related services;

Asset Monetization Services

●	create and manage all revenue-generating events and determine participation in such programs by the underlying assets;

●	evaluate and enter into service provider contracts related to the operation of revenue-generating events;

●	approve potential joint ventures, limited partnerships and other such relationships with third parties related to asset monetization and revenue-generating events;

Interest Holder Relationship Services

●	provide any appropriate updates related to underlying assets or this offering electronically or through the Public Platform;

●	manage communications with interest holders, including answering e-mails and preparing and sending written and electronic reports and other communications;

●	establish technology infrastructure to assist in providing interest holder support and services;

●	determine our distribution policy and determine amounts of and authorize Free Cash Flow distributions from time to time;

●	maintain Free Cash Flow funds in deposit accounts or investment accounts for the benefit of the company;

Administrative Services

●	manage and perform the various administrative functions necessary for our day-to-day operations;

●	provide financial and operational planning services;

●
maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and required to be filed with the Commission and any other regulatory agency, including annual and semiannual financial statements;

●	maintain all appropriate books and records for our company;

●	obtain and update market research and economic and statistical data in connection with the underlying assets;

●	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

●	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

●	provide all necessary cash management services;

●	manage and coordinate with the transfer agent, if any, the process of making distributions and payments to interest holders or the transfer or resale of securities as may be permitted by law;

●	evaluate and obtain adequate insurance coverage for the underlying assets based upon risk management determinations;

●	provide timely updates related to the overall regulatory environment affecting our company, as well as managing compliance with regulatory matters;

●	evaluate our corporate governance structure and appropriate policies and procedures related thereto; and

●	oversee all reporting, recordkeeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Directors, Executive Officers and Key Employees of our Manager

The following table sets forth the name and position of each of the current executive officers, directors and significant employees of our manager.

Name	Position	Age	Term of Office (Beginning)	Approximate hours per week for part-time employees
Keith Marshall(1)	President, Secretary, Treasurer & Sole Director	35	March 2022	N/A

(1)	Mr. Marshall is the sole officer and director of our manager, and is employed by Public People.
Keith Marshall: Mr. Marshall is an attorney, entrepreneur and founder. He is the Head of Ops & Legal, Alternatives, of Public and was General Counsel of our manager prior to the acquisition of our manager by Public. Before working for our manager, Mr. Marshall founded and scaled Unapp, a “super app” for brick-and-mortar businesses. Prior to that, he was an attorney in the Corporate & Securities practice group of Womble Bond Dickinson.

Key Employees of Public

Jannick Malling: Mr. Malling is an entrepreneur in the financial technology space with deep expertise in design and elegant product experience. As founder and co-CEO of Public, he has pioneered fractional trading investing technology and redefined the self-directed investing experience. Prior to Public, Jannick was co-founder & CEO of Tradable; he began his career at Saxo Bank, the original online trading service in Europe.

Leif Abraham: Mr. Abraham is an entrepreneur, founder and investor. He is a co-CEO of Public and, prior to Public, was co-founder and CEO of AND.CO, which he grew to become one of the largest freelancing software companies in the world. AND.CO was acquired by Fiverr (NYSE: FVRR) in 2018. Mr. Abraham is an investor in companies like Ro Health, Orum and Catch. He was named one of the “Top 10 Minds in Digital” by Adweek, is a double Cannes Lions Grand Prix winner and has won an MTV Music Award.

Keith Marshall: See “—Directors, Executive Officers and Key Employees of our Manager.”

Investment Committee

Our manager assembled the Investment Committee, comprised of employees of Public People acting on behalf of Public, to assist our manager in evaluating the underlying assets prior to the purchase (including reviewing due diligence materials) and managing the underlying assets and to advise our manager on certain other matters associated with our business. The members of the Investment Committee are not and will not be managers or officers of our company and will not have any fiduciary or other duties to the interest holders of the company. The Investment Committee has no authority other than to provide non-binding advisory support to our manager, when requested, on matters such as:

●	evaluating any third-party offers for acquisition of the underlying assets and recommending disposition if in the best interest of our company and our interest holders;

●	providing guidance with respect to the appropriate levels of insurance costs specific to each individual asset; and

●	approving any service providers appointed by our manager in respect of the underlying assets.

COMPENSATION OF OUR MANAGER

The following table sets forth the form of compensation and the recipient of such compensation together with the determination of the amount and the estimated amount.

Form of Compensation	Determination of Amount	Estimated Amount
Free Cash Flow
Free Cash Flow consists of the net income (as determined under GAAP) generated by the company plus any change in net working capital and depreciation and amortization (and any other non-cash operating expenses) and less any capital expenditures related to the underlying assets. This amount would be distributed to all interest holders pro-rata (which may include our manager any of its affiliates).
These amounts, if any, cannot presently be determined.

Liquidation Rights
Upon the liquidation of our company as a whole, the underlying assets will be liquidated and any after-tax proceeds distributed: (i) first, to any third-party creditors; (ii) second, to any creditors that are our manager or its affiliates, and thereafter; and thereafter, (iii) first, 100% to the interest holders, allocated pro rata based on the number of interests held by each interest holder (which may include our manager, any of its affiliates and asset sellers) until the interest holders receive back 100% of their capital contribution and second, (A) 10% to our manager and (B) 90% to the interest holders, allocated pro rata based on the number of interests held by each interest holder (which may include our manager, any of its affiliates and the asset sellers).
This amount, if any, cannot presently be determined.

Compensation of Executive Officers

We do not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by our company. Employees of Public manage our day-to-day affairs on behalf of our manager, service the underlying assets and monitor the performance of the underlying assets to ensure that they are consistent with our investment objectives. Each of these individuals receives compensation for their services, including services performed for us on behalf of our manager. We do not intend to pay any compensation directly to these individuals.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Our company is managed by our manager. Our manager was granted a single interest in the company and became the initial member holding 100% of the then-outstanding interests of the company.

The following table sets forth any securityholder, including our manager, who beneficially owns more than 10% of any series as of the date of this report:
Title of class	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership(2)	Percent of class (series)
Membership Interests	Otis Wealth, Inc.	1	100%

(1)  All ownership is direct. The address of the securityholder is 6 Harrison Street, 5th Floor, New York, NY 10013. Otis Wealth, Inc. is managed by Keith Marshall as President, Secretary, Treasurer and sole director.

(2)  The column in Form 1-A titled “Amount and nature of beneficial ownership acquirable” has been omitted as inapplicable with respect to the listed securityholder.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than as described below, there are no transactions or any other currently proposed transactions since our inception or the current fiscal year, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Compensation of Our Manager”).

As a result of this offering, our affiliates will invest amounts that correspond to the value of the underlying assets of such affiliates. Interests will be offered only to the following affiliates of our company, each the seller of a given underlying asset, in exchange for in-kind consideration, as follows:

●	Series Drop 002, a series of Gallery: $63,000;
●	Series Drop 010, a series of Gallery: $57,725;
●	Series Gallery Drop 014, a series of Gallery: $97,170;
●	Series Gallery Drop 016, a series of Gallery: $33,975;
●	Series Gallery Drop 021, a series of Gallery: $33,360;
●	Series Gallery Drop 022, a series of Gallery: $43,255;
●	Series Gallery Drop 028, a series of Gallery: $30,000;
●	Series Gallery Drop 029, a series of Gallery: $52,933;
●	Series Gallery Drop 033, a series of Gallery: $85,000;
●	Series Gallery Drop 036, a series of Gallery: $57,678;
●	Series Gallery Drop 037, a series of Gallery: $23,832;
●	Series Gallery Drop 040, a series of Gallery: $36,003;
●	Series Gallery Drop 041, a series of Gallery: $6,825;
●	Series Gallery Drop 042, a series of Gallery: $15,791;
●	Series Gallery Drop 043, a series of Gallery: $56,139;
●	Series Gallery Drop 114, a series of Gallery: $13,186
●	Series Collection Drop 002, a series of Collection: $16,601;
●	Series Collection Drop 006, a series of Collection: $15,000; and

●	Series Collection Drop 009, a series of Collection: $10,000.
Our company will receive no cash consideration from the sale of interests.

SECURITIES BEING OFFERED

The following is a summary of the principal terms of, and is qualified by reference to, the operating agreement and the subscription agreement relating to the purchase of the interests offered hereby, which are attached as exhibits to the offering statement of which this offering circular forms a part. This summary is qualified in its entirety by reference to the detailed provisions of those agreements, which should be reviewed in their entirety by each prospective investor. In the event that the provisions of this summary differ from the provisions of the operating agreement or the subscription agreement (as applicable), the provisions of the operating agreement or the subscription agreement (as applicable) shall apply. Capitalized terms used in this summary that are not defined shall have the meanings ascribed thereto in the operating agreement.

Description of Interests

Our company is a Delaware limited liability company formed pursuant the LLC Act. We have not issued, and will not issue, any class of interests entitled to any preemptive, preferential or other rights that are not otherwise available to the holders purchasing interests in connection with this offering. Title to the underlying assets will be held by, or for the benefit of, the company.

Distribution Rights

Our manager has sole discretion in determining what distributions of Free Cash Flow, if any, are made to holders of interests except as otherwise limited by law or the operating agreement.

Free Cash Flow consists of the net income (as determined under GAAP) generated by the company plus any change in net working capital and depreciation and amortization (and any other non-cash operating expenses) and less any capital expenditures related to the underlying assets. Our manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the company.

We expect our manager to distribute any Free Cash Flow on a semiannual basis as set forth below. However, our manager may change the timing of distributions or determine that no distributions shall be made in its sole discretion.

Any Free Cash Flow generated by the company from the utilization of the underlying assets shall be applied within the company in the following order of priority:

●	to create such reserves as our manager deems necessary, in its sole discretion; and

●	thereafter by way of distribution to holders of the interests (net of corporate income taxes applicable to the company), which may include the asset sellers or our manager or any of its affiliates.

The company will not distribute the underlying assets in kind to its interest holders.

The LLC Act (Section 18-607) provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of the LLC Act shall be liable to the company for the amount of the distribution for three years. Under the LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities, other than liabilities to members on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets. For the purpose of determining the fair value of the assets of the company, the LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to it at the time the assignee became a member and that could not be ascertained from the operating agreement.

No Redemption Provisions

Our interests are not redeemable.

No Registration Rights

There are no registration rights in respect of any of our interests.

No Voting Rights

Our manager is not required to hold an annual meeting of interest holders. The operating agreement provides that meetings of interest holders may be called by our manager and a designee of our manager shall act as chairman at such meetings. Interest holders do not have any voting rights as an interest holder in our company except with respect to:

●	the removal of our manager for cause as described below;

●	the dissolution of our company upon the for-cause removal of our manager; and

●	an amendment to the operating agreement that would:

○	adversely affect the rights of an interest holder in any material respect;

○	reduce the voting percentage required for any action to be taken by the holders of interests in our company under the operating agreement;

○	change the situations in which our company can be dissolved or terminated;

○	change the term of our company (other than the circumstances provided in the operating agreement); or
○	give any person the right to dissolve our company.
Our manager can only be removed as manager of our company in the event our manager is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with our company which has a material adverse effect on our company.

When entitled to vote on a matter, each interest holder will be entitled to one vote per interest held by it on all matters submitted to a vote of the interest holders of our company. The removal of our manager as manager of our company must be approved by two-thirds of the votes that may be cast by all interest holders of our company. All other matters to be voted on by the interest holders must be approved by a majority of the votes cast by all interest holders of our company present in person or represented by proxy.

Our manager or its affiliates (if they hold interests) may not vote as an interest holder in respect of any matter put to the interest holders. However, the submission of any action of our company for a vote of the interest holders shall first be approved by our manager and no amendment to the operating agreement may be made without the prior approval of our manager that would decrease the rights of our manager or increase the obligations of our manager thereunder.

Our manager has broad authority to take action with respect to our company. See “Directors, Executive Officers and Significant Employees—Our Manager” for more information. Except as set forth above, our manager may amend the operating agreement without the approval of the interest holders to, among other things, reflect the following:

●	the merger of our company with, or the conveyance of all of our assets to, a newly formed entity, for example, to effect the disposition of the underlying assets in a tax-efficient manner;

●	a change that our manager determines to be necessary or appropriate to implement any state or federal statute, rule, guidance or opinion;

●	a change that our manager determines to be necessary, desirable or appropriate to facilitate the trading of interests;

●
a change that our manager determines to be necessary or appropriate for our company to qualify as a limited liability company under the laws of any state or to ensure that the company will continue to qualify as a corporation for U.S. federal income tax purposes;

●
an amendment that our manager determines, based upon the advice of counsel, to be necessary or appropriate to prevent our company, our manager, or the officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act, the Investment Advisers Act or “plan asset” regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

●	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the operating agreement;

●
any amendment that our manager determines to be necessary or appropriate for the formation by our company of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the operating agreement;

●	a change in the fiscal year or taxable year and related changes; and

●	any other amendments which our manager deems necessary or appropriate to enable our manager to exercise its authority under the operating agreement.

In each case, our manager may make such amendments to the operating agreement provided our manager determines that those amendments:

●	do not adversely affect the interest in any material respect;

●
are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

●
are necessary or appropriate to facilitate the trading of interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the interests may be listed for trading, compliance with any of which our manager deems to be in the best interests of our company and the interest holders;

●	are necessary or appropriate for any action taken by our manager relating to splits or combinations of interests under the provisions of the operating agreement; or

●	are required to effect the intent expressed in this prospectus or the intent of the provisions of the operating agreement or are otherwise contemplated by the operating agreement.

Any holder that beneficially owns 10% or more of the interests (excluding shares beneficially owned by our manager or affiliates) may irrevocably limit or eliminate its voting rights by providing an irrevocable certification to the company in substantially the form included in the operating agreement. In the event a member irrevocably limits or eliminates its voting rights, all of the interests beneficially owned by the holder in excess of the voting limit applicable to the holder will no longer have any voting rights for so long as the interests are beneficially owned by the holder or the holder’s affiliates. Any holder that irrevocably eliminates its voting rights or limits its voting rights, such that under no circumstances would such holder, together with its affiliates, have the right to cast more than 10% of the total votes in an election of our manager or on any other matter put to a vote of the holders, will not be named or have its address or ownership reported in the company’s ongoing filings with the Commission, including the beneficial ownership table in the company’s Annual Report on Form 1-K, unless the holder is otherwise deemed to be an “affiliate” of the company as defined in Rule 405 of the Securities Act. The determination of affiliate status for such purposes will be made by the manager in its sole and absolute discretion and the company or its transfer agent may require any holder that owns more than 10% of the interests to provide a legal opinion and or other information it deems necessary or appropriate to determine such holder’s affiliate status. If any such 10% or more holder is deemed to be an “affiliate,” notwithstanding the limit on voting, such holder’s name, address and ownership will be reported in the company’s filings with the Commission, including the beneficial ownership table in the company’s Annual Report on Form 1-K.

Liquidation Rights

The operating agreement provides that our company shall remain in existence until the earlier of the following: (i) the election of our manager to dissolve it; (ii) the sale, exchange or other disposition of substantially all of the assets of our company; (iii) the entry of a decree of judicial dissolution of our company; (iv) at any time that our company no longer has any members, unless the business is continued in accordance with the LLC Act; and (v) a vote by a majority of all interest holders of our company following the for-cause removal of our manager. Under no circumstances may our company be wound up in accordance with Section 18-801(a)(3) of the LLC Act (i.e., the vote of members who hold more than two-thirds of the interests in the profits of our company).

Upon the occurrence of any such event, our manager (or a liquidator selected by our manager) is charged with winding up the affairs of the company as a whole and liquidating its assets. Upon the liquidation of our company as a whole, the underlying assets will be liquidated and any after-tax proceeds distributed: (i) first, to any third-party creditors; (ii) second, to any creditors that are our manager or its affiliates; and thereafter, (iii) first, 100% to the interest holders, allocated pro rata based on the number of interests held by each interest holder (which may include our manager, any of its affiliates and asset sellers) until the interest holders receive back 100% of their capital contribution and second, (A) 10% to our manager and (B) 90% to the interest holders, allocated pro rata based on the number of interests held by each interest holder (which may include our manager, any of its affiliates and asset sellers).

Transfer Restrictions

Our interests are subject to restrictions on transferability. A holder of interests may not transfer, assign or pledge its interests without the consent of our manager. Our manager may refuse a transfer by an interest holder if such transfer would (i) result in there being 2,000 or more beneficial owners or 500 or more beneficial owners that are not accredited investors (provided that our manager may waive such limitations); (ii) adversely affect our company or subject our company, our manager or any of their affiliates to any additional regulatory or governmental requirements or cause our company to be disqualified as a limited liability company; (iii) subject our company, our manager or any of their affiliates to any tax to which they would not otherwise be subject; (iv) require registration of the interests or our company, our manager or any of their affiliates under any securities laws of the United States, any state thereof or any other jurisdiction; (v) cause the underlying asset to be deemed “plan assets” for purposes of ERISA; (vi) result in a change of U.S. federal income tax treatment of our company or result in a termination of our company for U.S. federal income tax purposes; or (vii) violate or be inconsistent with any representation or warranty made by the transferor. Furthermore, as our interests are not registered under the Securities Act, transfers of our interests may only be effected pursuant to exemptions under the Securities Act and permitted by applicable state securities laws.

Provided that any ATS on which interests are listed for trading requires from interest holders such representations and agreements as described in the operating agreement, interests may be transferred via such ATS. Public intends to launch an interface on the Public Platform that enables investors to buy and sell their holders via the PPEX ATS operated by North Capital. As of the date of this offering circular, the PPEX ATS will be the sole trading platform approved by our manager for secondary transfers of our interests (for the avoidance of doubt, transfers may occur outside of a trading platform). We will notify interest holders of approval of any additional trading platform(s) by sending an email message or a message through the Public Platform, or by posting a message on the Public website.

To obtain approval for any transfer not facilitated by the PPEX ATS, interest holders should contact us by sending us an email message to alts@public.com prior to any voluntary transfer or within 30 days of any involuntary transfer and provide sufficient information to allow our company’s legal counsel to make a determination that the transfer would not result in any of the scenarios described above. For a transfer in the event of death of the interest holder, notice should be given by a duly authorized representative of the estate of such interest holder and include proof of legal authority and valid assignment.

Our manager may transfer all or any portion of the interests held by it at any time and from time to time, in accordance with applicable securities laws, either directly or through brokers, or otherwise.

Additionally, unless and until the interests are listed or quoted for trading, there are restrictions on the holder’s ability to the pledge or transfer the interests. There can be no assurance that we will, or will be able to, register our interests for resale. Therefore, investors may be required to hold their interests indefinitely. Please refer to the subscription agreement for additional information regarding these restrictions.

Agreement to be Bound by the Operating Agreement; Power of Attorney

By purchasing interests, you will be admitted as a member of our company and will be bound by the provisions of, and deemed to be a party to, the operating agreement. Pursuant to the operating agreement, each investor grants to our manager a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our manager the authority to make certain amendments to, and to execute and deliver such other documents as may be necessary or appropriate to carry out the provisions or purposes of, the operating agreement.

Duties of Officers

The operating agreement provides that, except as may otherwise be provided by the operating agreement, the property, affairs and business will be managed under the direction of our manager. Our manager has the power to appoint officers, and such officers have the authority and exercise the powers and perform the duties specified in the operating agreement or as may be specified by our manager. Our manager will be appointed as the asset manager to manage the underlying assets.

We may decide to enter into separate indemnification agreements with the directors and officers of our company, our manager or our asset manager (including if our manager or asset manager appointed is not Otis). If entered into, each indemnification agreement is likely to provide, among other things, for indemnification to the fullest extent permitted by law and the operating agreement against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements may also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to our company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the operating agreement.

Books and Reports

We are required to keep appropriate books of the business at our principal offices. The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP. For financial reporting purposes and tax purposes, the fiscal year and the tax year are the calendar year, unless otherwise determined by our manager in accordance with the Code. Our manager will file with the Commission periodic reports as required by applicable securities laws.

Under the Securities Act, we must update this offering circular upon the occurrence of certain events. We will file updated offering circulars and offering circular supplements with the Commission. Upon qualification of this offering, we will be subject to the informational reporting requirements of the Securities Act that are applicable to companies whose securities are qualified pursuant to Tier 2 of Regulation A, and accordingly, we will file annual reports, semiannual reports and other information with the Commission. In addition, we plan to provide holders of interests with periodic updates, including offering circulars, offering circular supplements, pricing supplements, information statements and other information.

We will provide such documents and periodic updates electronically through the Public Platform. As documents and periodic updates become available, we will notify holders of interests by sending an email message or a message through the Public Platform that will include instructions on how to retrieve the periodic updates and documents. If our email notification is returned to us as “undeliverable,” we will contact the holder by other means provided to obtain an updated email address. We will provide holders with copies via email or paper copies at any time upon request. The contents of the Public Platform are not incorporated by reference in or otherwise a part of this offering circular.

Exclusive Jurisdiction

Under Section 15.08 of our operating agreement, any dispute in relation to the operating agreement is subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and each investor will covenant and agree not to bring any such claim in any other venue. If a holder of the interests were to bring a claim against our company or our manager pursuant to the operating agreement, it would have to do so in the Delaware Court of Chancery. Notwithstanding the foregoing, if, for any reason, the Delaware Chancery Court does not have jurisdiction over an action, then the action may be brought in other federal or state courts located in Delaware.

We believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. We have adopted the provision to limit the time and expense incurred by our management to challenge any such claims. As a company with a small management team, this provision allows our officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of our company.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Further, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision would require suits to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction to be brought in federal court located in Delaware. Investors will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations under those laws.

Waiver of Right to Trial by Jury

Our operating agreement provides that each investor waives the right to a jury trial for any claim they may have against us arising out of, or relating to, the operating agreement and any transaction arising under the operating agreement, which could include claims under federal securities law. By subscribing to this offering and adhering to the operating agreement, the investor warrants that the investor has reviewed this waiver, and knowingly and voluntarily waives his or her jury trial rights. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. For the avoidance of doubt, by subscribing to this offering and adhering to the operating agreement, the investor is not waiving our company’s compliance with federal securities laws and the rules and regulations under those laws.

Secondary Trading

Public intends to launch an interface on the Public Platform that enables investors to buy and sell their holdings via the PPEX ATS. North Capital is a broker-dealer registered with the Commission and a member of FINRA and SIPC, and the PPEX ATS is registered with the Commission and FINRA on Form ATS. Our company will engage North Capital to receive orders to buy and sell from interest holders and will engage a broker-dealer to execute trades through the PPEX ATS. Any trades are subject to restrictions under state and federal securities laws, as well as the transfer restrictions included in our operating agreement (see “Securities Being Offered—Transfer Restrictions” above). State securities laws may result in the inability to execute a trade based on, for instance, the location of the buyer or seller, or the number of sales that a seller has undertaken in the prior 12 months. The availability of the aforementioned interface does not foreclose investors from either seeking liquidity outside of the Public Platform through direct negotiation with prospective secondary purchasers or by placing an order directly with the PPEX ATS after creating an account with PPEX ATS.

MATERIAL UNITED STATES TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the interests offered hereby to U.S. holders but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction or under U.S. federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	persons subject to the alternative minimum tax;

●	tax-exempt organizations;

●	dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of the company’s interests (except to the extent specifically set forth below);

●	certain former citizens or long-term residents of the United States;

●	persons who hold the interests as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

●	persons who do not hold the interests as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

●	persons deemed to sell the interests under the constructive sale provisions of the Code.

In addition, if a partnership, including any entity or arrangement, domestic or foreign, classified as a partnership for U.S. federal income tax purposes, holds interests, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold interests, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of the interests arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any foreign taxing jurisdiction or under any applicable tax treaty.

Taxation of the company’s interests is intended to be as a “C” Corporation.

Taxation of Distributions to Investors

A “U.S. Holder” includes a beneficial owner of interests that is, for U.S. federal income tax purposes, an individual citizen or resident of the United States.

Distributions to U.S. Holders current or accumulated earnings and profits (which would include any gains derived from the sale or exchange of the underlying assets), net of tax paid or accrued thereon, will be taxable to U.S. Holders as dividends. A U.S. Holder who receives a distribution constituting “qualified dividend income” may be eligible for reduced federal income tax rates. U.S. Holders are urged to consult their tax advisors as to whether any dividends paid by the company would be “qualified dividend income.” Distributions in excess of the current and accumulated earnings and profits of the company will not be taxable to a U.S. Holder to the extent that the distributions do not exceed the adjusted tax basis of the U.S. Holder’s interests. Rather, such distributions will reduce the adjusted basis of such U.S. Holder’s interests. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. Holder’s adjusted basis in its interests will be taxable as capital gain in the amount of such excess if the interests are held as a capital asset. In addition, a 3.8% tax applies to certain investment income (referred to as the 3.8% NIIT). In general, in the case of an individual, this tax is equal to 3.8% of the lesser of (i) the taxpayer’s “net investment income” or (ii) the excess of the taxpayer’s adjusted gross income over the applicable threshold amount ($250,000 for taxpayers filing a joint return, $125,000 for married individuals filing separate returns and $200,000 for other taxpayers). In the case of an estate or trust, the 3.8% tax will be imposed on the lesser of (x) the undistributed net investment income of the estate or trust for the taxable year, or (y) the excess of the adjusted gross income of the estate or trust for such taxable year over a beginning dollar amount (currently $7,500 of the highest tax bracket for such year). Dividends are included as investment income in the determination of “net investment income” under Section 1411(c) of the Code.

Taxation of Dispositions of Interests

Upon any taxable sale or other disposition of interests, a U.S. Holder will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the U.S. Holder’s adjusted tax basis in the interests. A U.S. Holder’s adjusted tax basis in the interests generally equals his, her or its initial amount paid for the interests and decreased by the amount of any distributions to the investor in excess of current or accumulated earnings and profits. In computing gain or loss, the proceeds that U.S. Holders receive will include the amount of any cash and the fair market value of any other property received for their interests, and the amount of any actual or deemed relief from indebtedness encumbering their interests. The gain or loss will be long-term capital gain or loss if the interests are held for more than one year before disposition. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 20% (plus any applicable state income taxes) plus the 3.8% NIIT. The deductibility of capital losses may be subject to limitation and depends on the circumstances of a particular U.S. Holder; the effect of such limitation may be to defer or to eliminate any tax benefit that might otherwise be available from a loss on a disposition of the interests. Capital losses are first deducted against capital gains, and, in the case of non-corporate taxpayers, any remaining such losses are deductible against salaries or other income from services or income from portfolio investments only to the extent of $3,000 per year.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you.

Payments of dividends or of proceeds on the disposition of the interests made to you may be subject to additional information reporting and under some circumstances to backup withholding at a current rate of 24% unless you establish an exemption. Backup withholding is not an additional tax; rather, the federal income tax liability of persons subject to backup withholding is reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and foreign tax consequences, if applicable, of purchasing, holding and disposing of the interests, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS

The validity of the interests offered hereby will be passed upon for us by CrowdCheck Law LLP.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission an offering statement on Form 1-A under the Securities Act with respect to the interests offered by this offering circular. This offering circular does not contain all of the information included in the offering statement, portions of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to us and the interests to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference.

Upon qualification by the Commission of the offering statement of which this offering circular is a part, we will be subject to the informational requirements of Tier 2 of Regulation A and are required to file annual reports, semiannual reports, current reports and other information with the Commission. These documents are publicly available, free of charge, on the SEC’s Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system.

You can read the offering statement and our filings with the Commission over the internet at the Commission’s website at www.sec.gov, on the EDGAR system. You may also read and copy any document we file with the Commission at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our manager will answer inquiries from potential investors concerning the interests, our company, our manager, Public and other matters relating to the offer and sale of the interests under this offering circular. We will afford the potential investors the opportunity to obtain any additional information to the extent we possess such information or can acquire such information without unreasonable effort or expense that is necessary to verify the information in this offering circular.

Requests and inquiries regarding this offering circular should be directed to:

Otis Wealth, Inc.
6 Harrison Street, 5th Floor
New York, NY 10013
E-Mail: alts@public.com
Tel: (201) 479-4408
Attention: Legal Department

We will provide requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense.

PART III - EXHIBITS
Exhibit Index

Exhibit No.	Description
2.1	Certificate of Formation of Public Sneaker Collection LLC
2.2	Limited Liability Company Agreement of Public Sneaker Collection LLC
4.1	Form of Subscription Agreement for Interests
6.1	Form of Asset Management & Administrative Services Agreement
12.1	Opinion of CrowdCheck Law LLP*

* To be provided by amendment.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 15, 2022.

PUBLIC SNEAKER COLLECTION LLC By: Otis Wealth, Inc., its managing member
By:	/s/ Keith Marshall
Keith Marshall President, Secretary, Treasurer & Sole Director

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE		TITLE	DATE

/s/ Keith Marshall
President, Secretary, Treasurer & Sole Director of Otis Wealth, Inc. (as principal executive officer, principal financial officer, principal accounting officer and sole member of the board of directors of Otis Wealth, Inc.)
July 15, 2022
Keith Marshall

Otis Wealth, Inc.		Managing Member	July 15, 2022

By:	/s/ Keith Marshall
Name: Keith Marshall
Title: President, Secretary, Treasurer & Sole Director